EXHIBIT (c)(ii)

Consolidated Financial Statements of the Co-Registrant

2011–12 Report on State Finances

of the Queensland Government – 30 June 2012

Incorporating the Outcomes Report and

the AASB 1049 Financial Statements

Contents

Page

Message from the Treasurer	2

Scope of the Report	3

Outcomes Report—Uniform Presentation Framework

Overview and Analysis	4-01

Operating Statement by Sector	4-06

Balance Sheet by Sector	4-07

Cash Flow Statement by Sector	4-08

General Government Sector Taxes	4-09

General Government Sector Dividend and Income Tax Equivalent Income	4-09

General Government Sector Grant Revenue	4-10

General Government Sector Grant Expenses	4-10

General Government Sector Expenses by Function	4-11

General Government Sector Purchases of Non-financial Assets by Function	4-12

Loan Council Allocation	4-12

Certification of Outcomes Report	4-13

AASB 1049 Financial Statements

Overview and Analysis	5-01

Audited Financial Statements

Operating Statement	6-01

Balance Sheet	6-03

Statement of Changes in Net Assets (Equity)	6-04

Cash Flow Statement	6-06

Notes to the Financial Statements	6-07

Certification of Queensland State Government Financial Statements	6-97

Independent Auditor’s Report to the Treasurer of Queensland	6-98

Report on State Finances 2011–12 – Government of Queensland	1

Message from the Treasurer

This report provides details of Queensland’s General Government Sector’s and Total State Sector’s financial operations and position on both a Uniform Presentation Framework (Outcomes Report) and Australian Accounting Standards basis for the 2011-12 financial year.

In endorsing this report, I place on record my appreciation of the professionalism and co-operation extended to Queensland Treasury and Trade by agency personnel and of the Treasury staff involved in its preparation.

TIM NICHOLLS MP

TREASURER AND

MINISTER FOR TRADE

2	Report on State Finances 2011–12 – Government of Queensland

Scope of the Report

The Report on State Finances, incorporating the Outcomes Report and AASB1049 Financial Statements for the General Government Sector (GGS) and Whole of Government (Total State Sector), provides a comprehensive analysis of Government finances for the 2011-12 financial year.

The Outcomes Report

The Outcomes Report contains financial statements that are prepared and presented in accordance with the Uniform Presentation Framework (UPF) agreed to at the 1991 Premiers’ Conference and revised in 2008 to align with AASB 1049 Whole of Government and General Government Sector Financial Reporting. The primary objective of the UPF is to provide uniform and comparable reporting of Commonwealth, State and Territory governments’ financial information.

Queensland’s annual Budget was prepared in accordance with the UPF, and the Outcomes Report compares achieved financial results with revised forecasts contained in the 2012-13 Budget papers.

The UPF presentation is primarily structured on a sectoral basis with a focus on the General Government and Public Non-financial Corporations Sectors.

The AASB 1049 Financial Statements

The AASB 1049 Financial Statements outline the operations of the Queensland Government on an accrual basis in accordance with Australian Accounting Standard AASB 1049 Whole of Government and General Government Sector Financial Reporting and other applicable standards. The statements present the operating statement, balance sheet and cash flows of the Queensland Total State Sector on a consolidated basis and the GGS on a partially consolidated basis.

AASB 1049 Whole of Government and General Government Sector Financial Reporting was released in October 2007. The standard aims to harmonise the Government Finance Statistics (GFS) and Accounting Standard frameworks. The GFS reporting framework, developed by the Australian Bureau of Statistics (ABS), is based on international statistical standards and allows comprehensive assessments to be made of the economic impact of government. A full set of financial statements is required for both the GGS and Total State Sector. Comparison is with the prior year, though the GGS financial statements also require analysis of variances between original published budget and actuals.

Financial statements for the General Government, Public Non-financial Corporations and Public Financial Corporations sectors are disclosed in the disaggregated information note to the financial statements (Note 2).

A full list of consolidated entities is disclosed in Note 55 of the financial statements.

Where applicable, comparatives have been restated to agree with changes in presentation in the financial statements for the current reporting period and to correct timing differences and/or errors from prior periods.

Related Publications

This report complements other key publications relating to the financial performance of the Queensland Public Sector including:

•	the annual Budget papers;

•	Budget updates including the Mid Year Fiscal and Economic Review;

•	the Treasurer’s Consolidated Fund Financial Report; and

•	the annual reports of the various departments, statutory bodies, Government-owned corporations and other entities that comprise the Queensland Government.

Report on State Finances 2011–12 – Government of Queensland	3

2011 - 2012

Outcomes Report

Uniform Presentation Framework of the

Queensland Government – 30 June 2012

Outcomes Report—Overview and Analysis

Overview

The General Government UPF net operating balance for 2011-12 was a deficit of $233 million, compared to the 2012-13 Budget estimated actual deficit of $314 million. The improvement in the result is due to slightly higher revenue across a range of categories, with expenses largely in line with those forecast for 2011-12 in the 2012-13 Budget.

Reflecting the adoption of the fiscal balance measure as a key fiscal target, this Report will provide details of the fiscal balance as well as the net operating balance. The improvement in the net operating balance combined with marginally lower capital purchases results in a General Government fiscal deficit of $5.482 billion compared to the estimated deficit of $5.623 billion.

Non-financial Public Sector capital purchases of $11.939 billion are broadly in line with the 2011-12 estimate in the 2012-13 Budget.

Summary of Key UPF Financial Aggregates

Outlined in the table below are the key aggregates, by sector.

	General Government		Public Non-financial		Non-financial Public
	Sector		Corporations Sector		Sector
	Est. Actual	Outcome	Est. Actual	Outcome	Est. Actual	Outcome
	$ million	$ million	$ million	$ million	$ million	$ million
Revenue	45,707	45,794	10,108	10,121	52,178	52,300
Expenses	46,021	46,027	9,500	9,414	52,741	52,685
Net operating balance	(314)	(233)	608	707	(563)	(385)
Capital purchases	8,069	7,930	3,961	4,009	12,030	11,939
Fiscal balance	(5,623)	(5,482)	(1,198)	(927)	(7,677)	(7,267)
Borrowing	30,017	29,513	32,656	32,007	62,672	61,521

Note:

1.	Numbers may not add due to rounding

In response to recommendations made by the independent Commission of Audit, the Government revised the State’s fiscal principles. These new fiscal principles were included in a revised Charter of Fiscal Responsibility tabled in Parliament on 11 September 2012.

In keeping with the Charter’s requirement to regularly report progress against these principles, the following table provides an overview of the new fiscal principles and progress against them for the 2011-12 financial year:

In the 2012-13 Budget, the Government budgeted to meet the fiscal principles of :

•	stabilise then significantly reduce debt (Non-financial Public Sector)

•	achieve and maintain a General Government Sector fiscal balance by 2014-15 and has met the fiscal principles of:

•	maintain a competitive tax environment for business

•	target full funding of long term liabilities such as superannuation in accordance with actuarial advice.

Report on State Finances 2011–12 – Government of Queensland	4-01

Outcomes Report—Overview and Analysis

The fiscal principles of the Queensland Government 2011-12

Principle	Indicator
		Est. Actual	Outcome
Stabilise, then significantly reduce debt (Non-financial Public sector)	Debt to Revenue Ratio	120%	118%
	Net Financial Liabilities to Revenue Ratio	97%	105%

	Fiscal balance ($ million)
		Est. Actual $ million	Outcome $ million
Achieve and maintain a General Government sector fiscal balance by 2014-15	2011-12	(5,623)	(5,482)

	Taxation revenue per capita		Outcome
Maintain a competitive tax environment for business	Queensland		$2,338
	Average of other states		$2,729
Target full funding of long-term liabilities such as superannuation in accordance with actuarial advice	According to last actuarial review (as at June 2010), accruing superannuation liabilities were fully funded when the QML transaction was taken into account. The State Actuary reviews the scheme every three years.

The primary reason for the increase in the net financial liabilities to revenue ratio is the impact of lower bond yields on the State’s superannuation liability (not available for the 2012-13 Budget), partially offset by lower borrowings and higher than forecast revenues.

For these reasons, the above table which shows the Government’s progress in achieving its fiscal principles, also includes the debt to revenue measure which has a closer bearing to the impact of Government policy than the net financial liabilities to revenue ratio.

There has been an improvement in the State’s debt to revenue ratio primarily as a result of lower borrowings in the PNFC sector.

The improved fiscal balance is due to better than forecast outcomes related to revenue and lower than forecast capital purchases.

4-02	Report on State Finances 2011–12 – Government of Queensland

Outcomes Report—Overview and Analysis

General Government Sector

General Government Revenue	2011-12 Est. Actual $ million	2011-12 Outcome $ million
Taxation revenue	10,583	10,608
Grants revenue	22,606	22,652
Sales of goods and services	4,971	4,996
Interest income	2,475	2,484
Dividend and income tax equivalent income	1,157	1,112
Other revenue	3,915	3,942
Total Revenue	45,707	45,794

Note:

1.	Numbers may not add due to rounding

Total revenue was $87 million higher than the 2011-12 estimated actual. This was largely due to:

•	taxation revenue being marginally more than forecast, due to higher than expected motor vehicle registration revenue;

•	lower than expected tax equivalents payments from Stanwell Corporation due to a change in the split between current and deferred tax;

•	other revenue being higher than expected due to higher than estimated non-cash donations.

General Government Expenses	2011-12 Est. Actual $ million	2011-12 Outcome $ million
Employee expenses	18,248	18,250
Superannuation expenses
Superannuation interest cost	1,221	1,216
Other superannuation expenses	2,331	2,301
Other operating expenses	8,909	8,821
Depreciation and amortisation	2,765	2,777
Other interest expenses	1,622	1,659
Grant expenses	10,925	11,004
Total Expenses	46,021	46,027

Note:

1.	Numbers may not add due to rounding

Total expenses were broadly in line with expectations included in the 2012-13 Budget ($6 million greater).

General Government Sector expenditure is focussed on the delivery of core services to the community. As shown in the chart below, education and health account for around 48% of the total.

[1]	Refer to page 4-11 for further detail of expenses in each function.

Report on State Finances 2011–12 – Government of Queensland	4-03

Outcomes Report—Overview and Analysis

Capital Purchases

General Government sector purchases of non-financial assets (i.e. capital expenditure) totalled $7.93 billion which was $139 million less than the 2012-13 Budget estimate of 2011-12 capital purchases.

Fiscal Balance

The fiscal balance or net lending/borrowing aggregate shows how much of the acquisition of non-financial assets is financed by the net operating balance (excluding depreciation) and how much by borrowing.

The improvement in the net operating balance combined with marginally lower capital purchases results in a fiscal deficit of $5.482 billion compared to the Budget time estimate of $5.623 billion.

Borrowing

Borrowing for the General Government sector was $29.513 billion, $504 million less than forecast in the 2012-13 Budget due to a combination of the improved fiscal balance and a change in the valuation of borrowings to amortised cost.

Net Worth

The General Government’s net worth was $170.653 billion as at 30 June 2012, 0.8% higher than the estimated actual included in the 2012-13 Budget. The increase relates to the revaluation of the investment in other public sector entities and land and other fixed assets, offset by the increase in the State’s superannuation liability.

An accounting standard revision to the valuation of investments in public sector entities with negative equity resulted in an upward valuation of $3.7 billion compared to 2012-13 Budget. Increases in the valuation of non-financial assets were mainly the reversal of previous write downs to infrastructure damaged in the floods which has now been restored. The valuation had not been completed at the time of the Budget.

These increases in net worth were largely offset by the revaluation of the superannuation liability which was finalised after the 2012-13 Budget was published. Under AASB 119 Employee Entitlements a floating discount rate based on Commonwealth bond yields is used to estimate the present value of liabiliites. Bond yield fluctuations lead to major variances in liability estimates over time. In the current global environment, Australian Government bonds are seen as a safe haven for international investors. As such, yields have fallen to historical lows, creating significant volatility in the estimate. The increase in the liability will be reversed as bond yields recover.

The bond yields used to discount the liability have declined since the previous year from 5.3% to 3.2%, and the lower discount rate has largely resulted in an increase in the provision by $5.2 billion.

Operating Result

The operating result represents the result for the State under the Accounting Standards framework. The GGS operating result of negative $391 million differs from the net operating balance as it includes valuation adjustments such as gains and losses on financial and non-financial assets, and deferred tax revenue.

Comprehensive Result—Total Change in Net Worth

The comprehensive result includes revaluation of assets taken to reserves. The deterioration between the estimated actual and the actual result is due mainly to the revaluations, superannuation liabilities, investments and non-financial assets discussed above.

Public Non-financial Corporations (PNFC) Sector

The Public Non-financial Corporations sector comprises bodies such as Government-owned corporations that mainly engage in the production of goods and services (of a non-financial nature) for sale in the market place at prices that aim to recover most of the costs involved:

•

The PNFC Sector recorded a net operating surplus of $707 million, $99 million higher than forecast mainly due to lower employee costs and marginally lower income tax equivalent payments to the General Government sector;

•

The fiscal balance was a deficit of $927 million, compared to an estimated deficit of $1.198 billion. The improved position reflects the higher than forecast net operating balance and higher proceeds on the sale of non-financial assets;

•	The net worth of the Sector has increased mainly due to a technical change in the valuation of borrowings.

4-04	Report on State Finances 2011–12 – Government of Queensland

Outcomes Report—Overview and Analysis

State Financial (Total State) Sector

The Total State Sector includes all State Government departments and statutory authorities, public non-financial corporations, public financial corporations and their controlled entities. All material inter-entity and intra-entity transactions and balances have been eliminated to the extent practicable:

•	The net operating balance was a deficit of $2.058 billion for 2011-12;

•	The Total State Sector cash deficit was $8.54 billion for 2011-12 after allowing for purchases of non-financial assets of $12.048 billion;

•	The Total State Sector fiscal deficit was $9.004 billion; and

•	The Total State Sector net worth was $161.958 billion and reflects the effect of market value adjustments on borrowings and superannuation liabilities as a result of lower bond yields.

Report on State Finances 2011–12 – Government of Queensland	4-05

2011-12 Operating Statement by Sector ($million)

		General Government Sector		Public Non-financial Corporations Sector		Non-financial Public Sector		Public Financial Corporations Sector	State Financial Sector
		Est. Actual	Actual	Est. Actual	Actual	Est. Actual	Actual	Actual (b)	Actual (b)
	Revenue from Transactions
	Taxation revenue	10,583	10,608	—	—	10,281	10,285	—	10,280
	Grants revenue	22,606	22,652	2,149	2,140	22,798	22,856	—	22,815
	Sales of goods and services	4,971	4,996	7,352	7,348	12,070	12,062	1,651	13,461
	Interest income	2,475	2,484	130	157	2,605	2,641	4,798	1,673
	Dividend and income tax equivalent income	1,157	1,112	61	61	94	100	—	63
	Other revenue	3,915	3,942	416	415	4,329	4,356	130	4,439
	Total Revenue from Transactions	45,707	45,794	10,108	10,121	52,178	52,300	6,579	52,732

Less	Expenses from Transactions
	Employee expenses	18,248	18,250	1,776	1,618	19,936	19,767	231	19,773
	Superannuation expenses
	Superannuation interest cost	1,221	1,216	—	(22)	1,221	1,195	—	1,195
	Other superannuation expenses	2,331	2,301	213	227	2,544	2,527	16	2,543
	Other operating expenses	8,909	8,821	3,100	3,204	11,753	11,732	1,578	13,278
	Depreciation and amortisation	2,765	2,777	2,072	2,064	4,837	4,841	45	4,886
	Other interest expenses	1,622	1,659	2,049	2,088	3,466	3,542	6,304	4,033
	Grants expenses	10,925	11,004	16	14	8,985	9,081	42	9,081
	Other property expenses	—	—	273	221	—	—	21	—
	Total Expenses from Transactions	46,021	46,027	9,500	9,414	52,741	52,685	8,236	54,789

Equals	Net Operating Balance	(314)	(233)	608	707	(563)	(385)	(1,657)	(2,058)
	Other economic flows - included in operating result	(435)	(159)	(334)	(560)	(851)	(801)	2,117	(2,397)
	Operating Result	(749)	(391)	274	147	(1,414)	(1,185)	460	(4,455)
	Other economic flows - other movements in equity	(2,641)	(6,830)	(1,421)	(1,455)	(2,011)	(6,333)	(17)	(6,543)
	Comprehensive Result - Total Change in Net Worth	(3,390)	(7,222)	(1,147)	(1,308)	(3,425)	(7,518)	443	(10,998)

	KEY FISCAL AGGREGATES

	Net Operating Balance	(314)	(233)	608	707	(563)	(385)	(1,657)	(2,058)

Less	Net Acquisition of Non-financial Assets
	Purchases of non-financial assets	8,069	7,930	3,961	4,009	12,030	11,939	109	12,048
	Less Sales of non-financial assets	267	198	177	361	444	559	—	559
	Less Depreciation	2,765	2,777	2,072	2,064	4,837	4,841	45	4,886
	Plus Change in inventories	36	55	53	13	89	68	—	68
	Plus Other movements in non-financial assets	235	238	40	37	276	275	—	275
	Equals Total Net Acquisition of Non-financial Assets	5,309	5,249	1,806	1,634	7,114	6,882	64	6,947

	Equals Net Lending / (Borrowing)	(5,623)	(5,482)	(1,198)	(927)	(7,677)	(7,267)	(1,721)	(9,004)

Notes	(a) Numbers may not add due to rounding.

(b) In accordance with UPF requirements, estimates for Public Financial Corporations and State Financial sectors are not included in Budget documentation.

4-06	Report on State Finances 2011–12 – Government of Queensland

2011-12 Balance Sheet by Sector ($million)

	General Government Sector		Public Non-financial Corporations Sector		Non-financial Public Sector		Public Financial Corporations Sector	State Financial Sector
	Est. Actual	Actual	Est. Actual	Actual	Est. Actual	Actual	Actual (b)	Actual (b)
Assets
Financial assets
Cash and deposits	902	865	2,362	2,401	3,264	3,267	71	1,529
Advances paid	569	687	269	256	827	932	—	932
Investments, loans and placements	34,218	34,239	285	473	34,502	34,712	122,156	59,781
Receivables	3,890	4,087	2,087	2,097	4,706	4,995	232	5,174
Equity
Investments in other public sector entities	17,226	21,602	—	—	(1,419)	652	—	—
Investments — other	121	148	3,002	2,916	3,028	3,064	1	3,065
Total financial assets	56,926	61,628	8,005	8,143	44,908	47,621	122,460	70,480

Non-financial Assets
Land and other fixed assets	174,426	176,187	51,880	51,949	226,305	228,135	375	228,510
Other non-financial assets	5,908	5,758	1,089	1,326	681	756	505	757
Total Non-financial Assets	180,333	181,945	52,969	53,275	226,985	228,891	881	229,267

Total assets	237,259	243,573	60,973	61,418	271,894	276,512	123,341	299,748

Liabilities
Payables	3,818	3,888	2,230	2,233	4,816	4,972	170	5,090
Superannuation liability	25,461	30,626	(97)	230	25,364	30,856	—	30,856
Other employee benefits	4,911	5,096	690	766	5,602	5,862	90	5,952
Deposits held	19	1	22	22	41	23	5,208	3,403
Advances received	270	425	11	11	270	425	—	425
Borrowing	30,017	29,513	32,656	32,007	62,672	61,521	116,464	85,928
Other liabilities	3,495	3,371	6,721	6,712	3,861	3,714	2,927	6,137
Total liabilities	67,991	72,920	42,233	41,982	102,625	107,374	124,859	137,790

Net Worth	169,268	170,653	18,741	19,436	169,268	169,138	(1,519)	161,958
Net Financial Worth	(11,065)	(11,292)	(34,228)	(33,839)	(57,717)	(59,753)	(2,399)	(67,310)
Net Financial Liabilities	28,291	32,894	N/A	N/A	56,298	60,405	N/A	67,310
Net Debt	(5,384)	(5,851)	29,772	28,911	24,389	23,059	(555)	27,514

(a)	Numbers may not add due to rounding.
(b)	In accordance with UPF requirements, estimates for Public Financial Corporations and State Financial sectors are not included in Budget documentation.
(c)	Estimated Actuals have been restated where subsequent changes in classification have occurred, to ensure comparability with estimates.

Report on State Finances 2011–12 – Government of Queensland	4-07

2011-12 Cash Flow Statement by Sector ($million)

	General Government Sector		Public Non-financial Corporations Sector		Non-financial Public Sector		Public Financial Corporations Sector	State Financial Sector
	Est. Actual	Actual	Est. Actual	Actual	Est. Actual	Actual	Actual (b)	Actual (b)
Cash Receipts from Operating Activities
Taxes received	10,615	10,656	—	—	10,295	10,316	—	10,311
Grants and subsidies received	22,718	22,749	2,253	2,273	22,918	22,946	—	22,904
Sales of goods and services	5,163	5,245	7,709	7,761	12,436	12,682	1,779	14,184
Interest receipts	2,481	2,480	130	157	2,611	2,637	4,786	1,658
Dividends and income tax equivalents	1,092	1,087	61	61	107	123	—	63
Other receipts	6,078	5,921	215	314	6,293	6,234	151	6,330
Total	48,148	48,138	10,368	10,566	54,661	54,938	6,717	55,451
Cash Payments for Operating Activities
Payments for employees	(21,264)	(21,289)	(1,999)	(1,753)	(23,174)	(22,941)	(243)	(22,959)
Payments for goods and services	(10,748)	(10,687)	(3,093)	(3,418)	(13,421)	(13,778)	(164)	(13,898)
Grants and subsidies	(10,962)	(11,063)	(13)	(9)	(8,924)	(9,000)	(42)	(9,000)
Interest paid	(1,630)	(1,667)	(1,804)	(1,838)	(3,229)	(3,305)	(6,373)	(4,116)
Other payments	(577)	(599)	(858)	(935)	(1,098)	(1,222)	(1,372)	(2,528)
Total	(45,181)	(45,306)	(7,767)	(7,954)	(49,846)	(50,246)	(8,193)	(52,501)

Net Cash Inflows from Operating Activities	2,967	2,832	2,601	2,613	4,814	4,692	(1,477)	2,950

Cash Flows from Investments in Non-financial Assets
Purchases of non-financial assets	(8,069)	(7,930)	(3,961)	(4,009)	(12,030)	(11,939)	(109)	(12,048)
Sales of non-financial assets	267	198	177	361	444	559	—	559
Total	(7,802)	(7,732)	(3,784)	(3,648)	(11,586)	(11,380)	(109)	(11,489)

Net Cash Flows from Investments in Financial
Assets for Policy Purposes	1,271	1,260	110	(8)	120	(8)	—	6

Net Cash Flows for Investments in Financial
Assets for Liquidity Purposes	(872)	(837)	(4)	(27)	(876)	(864)	4,316	4,198

Receipts from Financing Activities
Advances received (net)	(174)	(19)	—	(1)	(174)	(19)	—	(19)
Borrowing (net)	6,305	6,161	1,306	1,354	7,611	7,514	(9,215)	(1,457)
Dividends paid	—	—	(753)	(753)	—	—	(20)	—
Deposits received (net)	12	—	2	2	14	2	392	578
Other financing (net)	(5)	—	(1,257)	(1,272)	(1)	(12)	6,162	5,403
Total	6,138	6,142	(703)	(669)	7,449	7,485	(2,681)	4,505

Net Increase/(Decrease) in Cash Held	1,702	1,664	(1,780)	(1,740)	(78)	(75)	49	170

Net cash from operating activities	2,967	2,832	2,601	2,613	4,814	4,692	(1,477)	2,950
Net cash from investments in non-financial assets	(7,802)	(7,732)	(3,784)	(3,648)	(11,586)	(11,380)	(109)	(11,489)
Dividends paid	—	—	(753)	(753)	—	—	(20)	—
Cash Surplus/(Deficit)	(4,836)	(4,901)	(1,936)	(1,788)	(6,772)	(6,689)	(1,606)	(8,540)
Derivation of ABS GFS Cash Surplus/Deficit
Cash surplus/(deficit)	(4,836)	(4,901)	(1,936)	(1,788)	(6,772)	(6,689)	(1,606)	(8,540)
Acquisitions under finance leases and similar arrangements	(67)	(95)	—	—	(67)	(95)	—	(95)
ABS GFS Cash Surplus/(Deficit) Including
Finance Leases and Similar Arrangements	(4,902)	(4,996)	(1,936)	(1,788)	(6,838)	(6,784)	(1,606)	(8,635)

Notes	(a) Numbers may not add due to rounding.

(b) In accordance with UPF requirements, estimates for Public Financial Corporations and State Financial sectors are not included in Budget documentation.

4-08	Report on State Finances 2011–12 – Government of Queensland

Other General Government UPF Data

Data in the following tables is presented in accordance with the Uniform Presentation Framework.

General Government Sector Taxes

2011-12 Outcome $ million
Taxes on employers’ payroll and labour force	3,462
Taxes on property
Land taxes	1,013
Stamp duties on financial and capital transactions	2,023
Other	573
Taxes on the provision of goods and services
Taxes on gambling	998
Taxes on insurance	610
Taxes on use of goods and performance of activities
Motor vehicle taxes	1,897
Other	31
Total Taxation Revenue	10,608

Note:

1.	Numbers may not add due to rounding.

General Government Sector

Dividend and Income Tax Equivalent Income

2011-12 Outcome $ million
Dividend and Income Tax Equivalent income from PNFC sector	1,073
Dividend and Income Tax Equivalent income from PFC sector	36
Other Dividend and Income Tax Equivalent income	2
Total Dividend and Income Tax Equivalent income	1,112

Note:

1.	Numbers may not add due to rounding.

Report on State Finances 2011–12 – Government of Queensland	4-09

Other General Government UPF Data

General Government Sector Grant Revenue

2011-12 Outcome $ million
Current grant revenue
Current grants from the Commonwealth
General purpose grants	8,683
Specific purpose grants	5,911
Specific purpose grants for on-passing	2,288
Total current grants from the Commonwealth	16,881
Other contributions and grants	373
Total current grant revenue	17,255
Capital grant revenue
Capital grants from the Commonwealth
Specific purpose grants	5,351
Specific purpose grants for on-passing	2
Total capital grants from the Commonwealth	5,353
Other contributions and grants	45
Total capital grant revenue	5,398
Total grant revenue	22,652

Note:

1.	Numbers may not add due to rounding.

General Government Sector Grant Expenses

2011-12 Outcome $ million
Current grant expenses
Private and Not-for-profit sector	4,052
Private and Not-for-profit sector on-passing	1,744
Local Government	236
Local Government on-passing	542
Grants to other sectors of Government	2,085
Other	367
Total current grant expense	9,026
Capital grant expenses
Private and Not-for-profit sector	440
Local Government	1,250
Households sector on-passing	1
Grants to other sectors of Government	72
Other	215
Total capital grant expenses	1,978
Total grant expenses	11,004

Note:

1.	Numbers may not add due to rounding.

4-10	Report on State Finances 2011–12 – Government of Queensland

General Government Sector Expenses by Function

2011-12 Outcome $ million		2011-12 Outcome $ million

General Public Services

Other general public services

Public Order and Safety

Police and fire protection services

Law courts and legal services

Prisons and corrective services

Other public order and safety

Education

Primary and secondary education

Tertiary education

Pre-school education and education not definable by level

Transportation of students

Education n.e.c.

Health

Acute care institutions

Mental health institutions

Nursing homes for the aged

Community health services

Public health services

Health research

Health administration n.e.c.

Social Security and Welfare

Welfare services

Social security and welfare n.e.c.

Housing and Community Amenities

Housing and community development

Water Supply

Sanitation and protection of the environment

Other community amenities

Recreation and Culture

Recreation facilities and services

Cultural facilities and services

Recreation and cultural n.e.c.

1,706 1,706 3,873 2,406 736 635 97 10,095 7,977 852 1,051 157 59 11,881 7,933 338 284 2,576 416 141 193 3,356 3,312 44 1,779 1,278 166 333 2 1,057 670 325 62

Fuel and Energy

Fuel affairs and services

Electricity and other energy

Fuel and energy n.e.c.

Agriculture, Forestry, Fishing and Hunting

Agriculture

Forestry, fishing and hunting

Mining, manufacturing and construction

Mining and mineral resources other
than fuels

Construction

Transport and Communications

Road transport

Water transport

Rail transport

Air transport

Other transport

Communications

Other Economic Affairs

Tourism and area promotion

Labour and employment affairs

Other economic affairs

Other Purposes

Nominal superannuation interest

Public debt transactions

General purpose inter-government transactions

Natural disaster relief

Other purposes n.e.c.

		518 89 420 8 776 719 57 252 94 158 5,756 2,956 58 368 11 2,358 5 912 119 638 155 4,067 1,216 1,666 542 502 141

	Total	46,027

Report on State Finances 2011–12 – Government of Queensland	4-11

General Government Sector Purchases of Non-financial Assets by

Function and Loan Council Allocation

General Government Sector

Purchases of Non-financial Assets by Function

2011-12
Outcome
$ million
General public services	155
Public order and safety	552
Education	643
Health	1,863
Social security and welfare	156
Housing and community amenities	363
Recreation and culture	78
Fuel and energy	1
Agriculture, forestry, fishing and hunting	20
Mining, manufacturing and construction	2
Transport and communications	4,062
Other economic affairs	1
Other purposes	35
Total	7,930

Note:

1.	Numbers may not add due to rounding

Loan Council Allocation

The Australian Loan Council requires all jurisdictions to advise the Loan Council Allocation (LCA) outcome for the last financial year as part of the annual Outcomes Report. The LCA represents each government’s call on financial markets for a given financial year. A tolerance limit of two percent of Non-financial Public Sector receipts applies between the LCA budget update and the outcome. The LCA outcome exceeds the Budget estimate by more than this.

The main reason for the lower GG sector cash deficit is higher grant revenue from the Commonwealth largely in relation to disaster relief funding. The main reason for the lower PNFC Sector cash deficit is lower capital expenditure on electricity and rail infrastructure following reviews of their spending.

	2011-12	2011-12
	Budget	Outcome
	$ million	$ million
General Government Sector cash deficit/(surplus) [1]	7,915	4,901
PNFC Sector cash deficit/(surplus)[1]	3,793	1,788
Non-financial Public Sector cash deficit/(surplus)[1]	11,710	6,689
Acquisitions under finance leases and similar arrangements	(67)	(95)
ABS GFS cash deficit/(surplus)	11,776	6,784
Net cash flows from investments in financial assets for policy purposes	128	(8)
Memorandum items[2]	1,992	1,692
LOAN COUNCIL ALLOCATION	13,640	8,484

Notes:

1.	Figures in brackets represent surpluses
2.	Other memorandum items include operating leases and local government borrowings

4-12	Report on State Finances 2011–12 – Government of Queensland

Certification of Outcomes Report

Management Certification

The foregoing Outcomes Report contains financial statements for the Queensland State Government, prepared and presented in accordance with the Uniform Presentation Framework (UPF) agreed to at the 1991 Premiers’ Conference and revised in 2008 to align with AASB 1049 Whole of Government and General Government Sector Financial Reporting.

This report separately discloses outcomes for the General Government, Public Non-financial Corporations, Public Financial Corporations and State Financial sectors within Queensland. Entities excluded from this report include local governments and universities. Queensland public sector entities consolidated for this report are listed in the AASB 1049 Financial Statements, taking into account intra and inter-agency eliminations.

Only those agencies considered material by virtue of their financial transactions and balances are consolidated in this report.

In our opinion, we certify that the Outcomes Report has been properly drawn up, in accordance with UPF requirements, to present a true and fair view of:

(i)	the operating statement and cash flows of the Queensland State Government for the financial year; and

(ii)	the balance sheet of the Government at 30 June 2012.

At the date of certification of this report, we are not aware of any material circumstances that would render any particulars included in the Outcomes Report misleading or inaccurate.

Dennis Molloy	Helen Gluer, MBA, BCom, FCPA, FAICD
Assistant Under Treasurer	Under Treasurer
Fiscal and Macroeconomics	Queensland Treasury and Trade
Queensland Treasury and Trade

Date 13 December 2012

Report on State Finances 2011–12 – Government of Queensland	4-13

2011-12 AASB 1049 Financial Statements

Overview and Analysis – 30 June 2012

AASB 1049 - Overview and Analysis

The following analysis compares current year General Government Sector (GGS) and Total State Sector performance with last year’s balances, restated for changes in accounting policies, presentational and timing differences and errors.

AASB 1049 Whole of Government and General Government Sector Financial Reporting aims to harmonise the disclosure presentation to be consistent with the Uniform Presentation Framework disclosed in the Outcomes Report.

Summary of Key Financial Aggregates of the Consolidated Financial Statements

The table below provides aggregate information under AASB1049:

	General Government		Total State
	Sector		Sector
	2012	2011	2012	2011
	$ million	$ million	$ million	$ million
Continuing Revenue from Transactions
Taxation revenue	10,608	9,981	10,280	9,619
Grants revenue	22,652	20,338	22,815	20,519
Sales of goods and services	4,996	4,172	13,461	11,476
Interest income	2,484	2,368	1,673	2,016
Dividend and income tax equivalents income	1,112	1,232	63	4
Other revenue	3,942	3,921	4,439	4,246

	45,794	42,013	52,732	47,880

Continuing Expenses from Transactions
Employee expenses	18,250	16,826	19,773	18,228
Superannuation expenses	3,517	3,411	3,738	3,633
Other operating expenses	8,821	8,646	13,278	12,776
Depreciation and amortisation	2,777	2,507	4,886	4,612
Other interest expense	1,659	1,125	4,033	4,035
Grants expenses	11,004	10,963	9,081	8,796

	46,027	43,479	54,789	52,079

Net Operating Balance from Continuing Operations	(233)	(1,466)	(2,058)	(4,199)
Net Operating Balance from Discontinued Operations	—	—	—	424

Net Operating Balance	(233)	(1,466)	(2,058)	(3,776)

Other Economic Flows - Included in Operating Result	(159)	148	(2,397)	2,075

Operating Result	(391)	(1,318)	(4,455)	(1,700)

Other Economic Flows - Other Movements in Equity	(6,830)	3,606	(6,543)	(932)

Comprehensive Result	(7,222)	2,287	(10,998)	(2,632)

Purchases of non-financial assets	7,930	8,237	12,048	13,385
Fiscal Balance	(5,482)	(7,049)	(9,004)	(11,867)
Assets	243,573	239,957	299,748	293,408
Liabilities	72,920	62,082	137,790	120,453

Net Worth	170,653	177,875	161,958	172,956

Report on State Finances 2011–12 – Government of Queensland	5-01

AASB 1049 - Overview and Analysis

Net Operating Balance

The GGS net operating balance was a deficit of $233 million compared to a deficit (restated) of $1.466 billion in 2010-11.

The Total State Sector net operating balance was a deficit of $2.058 billion compared to a restated deficit of $3.776 billion in 2010-11.

Revenue

Revenue from transactions has increased from 2010-11 by $3.781 billion to be $45.794 billion in the GGS and totals $52.732 billion in the Total State Sector, an increase of $4.852 billion over 2010-11.

Revenues by type for the GGS and Total State Sector are shown in the following chart:

1 Other revenue includes dividends and tax equivalents income

Taxation revenue increased in 2011-12 by $627 million for GGS and $661 million for the Total State Sector. Payroll tax collections explain the majority of this increase, reflecting growth in employment and wages.

Commonwealth and other grants comprised 49% of GGS revenue and 43% of Total State Sector revenue. Grant revenue overall has increased $2.3 billion from 2010-11. The growth in grants revenue from 2010-11 to 2011-12 is primarily due to increased Commonwealth disaster relief payments ($695 million) and roads infrastructure funding ($1.616 billion) which was largely brought forward from future years, particularly 2012-13. In addition, GST revenue increased by $270 million. Partially offsetting these increases are decreases arising from the winding down of the Nation Building and Jobs Plan funding.

Sales of goods and services increased by $824 million in 2011-12 to $4.996 billion in the GGS and by $1.985 billion in the Total State Sector. The change in the GGS sales is mainly due to a reclassification of Parents and Citizens association contributions from grants revenue to sales of goods and services and increased recoverable works by the Department of Transport and Main Roads. In addition to these changes, sales for the Total State Sector also increased from higher electricity sales, recoverable works for the LNG industry and WorkCover premiums.

Interest income in the Total State Sector was lower in 2011-12 than 2010-11, mainly reflecting lower returns on investments managed by QIC and lower financial asset balances held by QTC as forward funding was drawn down.

GGS dividend and income tax equivalent income decreased by $120 million in 2011-12 mainly due to lower tax receipts from Stanwell Corporation Limited following a one-off gain on the sale of a mining lease in 2010-11. The dividend income for the Total State Sector mainly represents the dividend received from the State’s remaining shares in QR National.

Other revenue increased by $193 million in the Total State Sector mainly due to coal rebates to Stanwell Corporation Limited.

5-02	Report on State Finances 2011–12 – Government of Queensland

AASB 1049 - Overview and Analysis

Expenses

Total expenses for 2011-12 were $46.027 billion for the GGS and $54.789 billion for the Total State Sector, an increase from 2010-11 of $2.549 billion and $2.710 billion respectively.

Expenses by type are shown in the following chart:

Employee expenses increased in 2011-12 for both the GGS and Total State Sector as a result of enterprise bargaining agreements, payments under the previous Government’s voluntary redundancy program and growth, primarily in health and education staff numbers.

In the Total State Sector, other operating expenses grew by $502 million mainly due to increased recoverable works.

Depreciation costs increased by $270 million to $2.777 billion for the GGS reflecting the increased capital stock and a similar increase can be seen in the Total State Sector. The depreciation for the PNFC sector has not increased due to asset sales and impairments during 2010-11.

Other interest expenses increased $534 million to $1.659 billion in the GGS, reflecting the higher average level of borrowings in 2011-12.

Grant expenses are largely unchanged in the GGS from 2010-11 reflecting increased grants to not-for-profit organisations being offset by lower CSO payments and other grants to Government-owned corporations (GOCs). For the Total State Sector, these grants to GOCs are eliminated, leaving the grants to not-for-profit organisations.

Operating Result

The operating result is the surplus or deficit for the year under the Accounting Standards framework. Valuation and other adjustments such as deferred tax and privatisation dividends are shown as other economic flows and are included in the operating result.

The GGS operating result for the 2011-12 year was a deficit of $391 million (2010-11, $1.318 billion deficit). Other economic flows included in the operating result were negative $159 million in 2011-12 compared to a positive $148 million for 2010-11. The flows for 2011-12 largely arose from increases in deferred tax balances and dividends treated as capital returns being more than offset by valuation adjustments to assets and liabilities.

The Total State Sector operating result was a deficit of $4.455 billion (2010-11, $1.7 billion deficit). This result is significantly impacted by market value interest adjustments on borrowings as bond yields have fallen to historic lows (refer subsequent discussion on Liabilities page 5-05).

Fiscal Balance

The GGS fiscal balance was negative $5.482 billion for 2011-12 compared to negative $7.049 billion for 2010-11. The change is mainly the result of the lower net operating deficit combined with lower purchases of non-financial assets (by $307 million) than in 2010-11.

The Total State Sector fiscal balance was negative $9.004 billion for 2011-12 compared to negative $11.867 billion for 2010-11. The change is the result of the net operating deficit being lower by $1.718 billion and purchases of non-financial assets being lower by $1.337 billion.

Report on State Finances 2011–12 – Government of Queensland	5-03

AASB 1049 - Overview and Analysis

Assets

Assets controlled by the GGS at 30 June 2012 totalled $243.573 billion, an increase of $3.616 billion on 2010-11.

Financial assets in the GGS did not vary significantly from 2010-11, however non-financial assets increased by $3.573 billion, mainly in relation to property, plant and equipment ($3.288 billion). The capital purchases for the year were partially offset by downward revaluations of $1.651 billion mainly as a result of lower land values.

Assets controlled by the State at 30 June 2012 totalled $299.748 billion (2011, $293.408 billion). Financial assets of the State increased marginally, as QTC increased its onlending to local government. Property, plant and equipment increased $5.658 billion as purchases from the capital program more than offset revaluation decrements and impairments.

The main types of assets owned by the State are detailed in the following chart:

Of the Total State Sector assets, GGS assets comprise 81%, made up of:

$M
Financial	61,628
Infrastructure	41,727
Land and buildings	117,007
Plant and equipment and other	23,211

5-04	Report on State Finances 2011–12 – Government of Queensland

AASB 1049 - Overview and Analysis

Liabilities

Liabilities at 30 June 2012 totalled $72.920 billion for the GGS and $137.790 billion for the Total State Sector, an increase of $10.838 billion over 2010-11 for the GGS and $17.337 billion for the State.

The increase in liabilities for the GGS is largely due to:

•	an increase in interest bearing liabilities of just under $5 billion reflecting increased borrowing by the GGS, primarily to fund major capital projects;

•	employee benefit obligations such as superannuation and long service leave liabilities increasing by $5.854 million.

The increase in liabilities for the State is largely due to:

•	Government issued securities, including to finance capital acquisitions by the Non-financial Public Sector and local government increased by $11.116 billion;

•	employee benefit obligations such as superannuation and long service leave liabilities increasing by $6.249 million.

The accounting standards require governments to use Commonwealth bond yields in valuing their superannuation liability. The historically low bond yields are having a significant impact on this obligation with bond yields declining from 5.3% in 2010-11 to 3.2% in 2011-12, which is largely the cause of an actuarial loss of $5.532 billion for the Total State Sector. Similarly, the market value of the State’s borrowings has also been been affected by the fall in bond rates resulting in an unrealised loss for the year of $5.2 billion. All Australian jurisdictions have seen their superannuation liabilities and borrowings impacted by these historical lows in bond yields. It is expected these losses will reverse over time as interest rates return to more normal levels.

The components of State liabilities are shown in the following chart:

Of the Total State Sector liabilities, GGS liabilities comprise 53%, made up of:

$M
Deposits held, borrowing and advances	29,939
Employee benefit obligations	35,722
Other liabilities	7,259

Cash Flow Statement

The GGS recorded net cash flows from operating activities of $2.832 billion and net borrowings and advances of $6.142 billion were used to fund capital purchases of $7.930 billion.

The Total State Sector recorded net cash flows from operating activities for the 2011-12 financial year of $2.950 billion. Capital purchases of $12.048 billion were funded by these operating cash flows as well as net new borrowings of $4.5 billion and forward funding from the previous year.

Report on State Finances 2011–12 – Government of Queensland	5-05

2011-12

Audited Information

Queensland General Government and

Whole of Government Consolidated

Financial Statements

30 June 2012

Operating Statement for Queensland

for the Year Ended 30 June 2012

			General Government
			Sector		Total State Sector
			2012	2011	2012	2011
		Notes	$M	$M	$M	$M
	Continuing Operations Revenue from Transactions
	Taxation revenue	3	10,608	9,981	10,280	9,619
	Grants revenue	4	22,652	20,338	22,815	20,519
	Sales of goods and services	5	4,996	4,172	13,461	11,476
	Interest income	6	2,484	2,368	1,673	2,016
	Dividend and income tax equivalents income	7	1,112	1,232	63	4
	Other revenue	8	3,942	3,921	4,439	4,246
	Continuing Operations Total Revenue from Transactions		45,794	42,013	52,732	47,880
Less	Continuing Operations Expenses from Transactions
	Employee expenses	9	18,250	16,826	19,773	18,228
	Superannuation expenses
	Superannuation interest cost	10	1,216	1,240	1,195	1,225
	Other superannuation expenses	10	2,301	2,171	2,543	2,408
	Other operating expenses	11	8,821	8,646	13,278	12,776
	Depreciation and amortisation	12	2,777	2,507	4,886	4,612
	Other interest expense	13	1,659	1,125	4,033	4,035
	Grants expenses	14	11,004	10,963	9,081	8,796
	Continuing Operations Total Expenses from Transactions		46,027	43,479	54,789	52,079
Equals	Net Operating Balance from Continuing Operations		(233)	(1,466)	(2,058)	(4,199)
Add	Net Operating Balance from Discontinued Operations	59	—	—	—	424
Equals	Net Operating Balance		(233)	(1,466)	(2,058)	(3,776)
	Continuing Operations Other Economic Flows - Included in Operating Result
	Gain on sale of assets and investments	15	—	166	415	569
	Revaluation increments and impairment loss reversals	16	329	42	611	1,874
	Loss on sale of assets and investments	17	(83)	(34)	(405)	(735)
	Asset write-down, revaluation decrements and impairment loss	18	(531)	(383)	(883)	(2,573)
	Actuarial adjustments to liabilities	19	(260)	65	28	56
	Deferred income tax equivalents		282	(1,143)	—	—
	Dividends and tax equivalents treated as capital returns	20	82	1,396	—	—
	Other	21	22	39	(2,165)	2,940
Equals	Continuing Operations Other Economic Flows Included in Operating Result		(159)	148	(2,397)	2,130
Add	Discontinued Operations Other Economic Flows Included in Operating Result	22	—	—	—	(55)
Equals	Total Other Economic Flows Included in Operating Result		(159)	148	(2,397)	2,075
	Operating Result from Continuing Operations		(391)	(1,318)	(4,455)	(2,070)
Add	Operating Result from Discontinued Operations	59	—	—	—	369
Equals	Operating Result		(391)	(1,318)	(4,455)	(1,700)
	Other Economic Flows - Other Movements in Equity
	Adjustments to opening balances	*	—	4,784	—	72
	Revaluations	23	(7,238)	(1,149)	(6,531)	(1,545)
	Other	24	408	(29)	(11)	541
	Total Other Economic Flows
	Other Movements in Equity		(6,830)	3,606	(6,543)	(932)
	Comprehensive Result		(7,222)	2,287	(10,998)	(2,632)
	Total Change In Net Worth		(7,222)	2,287	(10,998)	(2,632)

*	Refer to Statement of Changes in Net Assets (Equity)

Audited Consolidated Financial Statements 2011–12 – Government of Queensland	6-01

Operating Statement for Queensland

for the Year Ended 30 June 2012

continued

			General Government
			Sector		Total State Sector
			2012	2011	2012	2011
		Notes	$M	$M	$M	$M
	KEY FISCAL AGGREGATES
	Net Operating Balance		(233)	(1,466)	(2,058)	(3,776)
Less	Net Acquisition/(Disposal) of Non-Financial Assets
	Purchases of non-financial assets		7,930	8,237	12,048	13,385
	Less Sales of non-financial assets		198	254	559	661
	Less Depreciation		2,777	2,507	4,886	4,730
	Plus Change in inventories		55	80	68	32
	Plus Other movement in non-financial assets		238	27	275	66
	Equals Total Net Acquisition/(Disposal) of Non-Financial Assets		5,249	5,583	6,947	8,092
	Equals Net Lending/(Borrowing)		(5,482)	(7,049)	(9,004)	(11,867)

This Operating Statement should be read in conjunction with the accompanying notes. Note 2 provides disaggregated information in relation to the above components.

6-02	Audited Consolidated Financial Statements 2011–12 – Government of Queensland

Balance Sheet for Queensland

as at 30 June 2012

		General Government
		Sector		Total State Sector
		2012	2011	2012	2011
	Notes	$M	$M	$M	$M
Assets
Financial Assets
Cash and deposits	25	865	635	1,529	1,359
Receivables and loans
Receivables	26	4,087	4,483	5,174	5,123
Advances paid	26	687	594	932	865
Loans paid	26	115	128	7,445	5,888
Securities other than shares	27	34,124	33,224	52,336	53,402
Shares and other equity investments
Investments in public sector entities	28	21,602	22,405	—	—
Investments in other entities	28	8	5	2,806	2,818
Investments accounted for using equity method	28	140	112	259	210
Total Financial Assets		61,628	61,585	70,480	69,665
Non-Financial Assets
Inventories	31	738	678	1,246	1,194
Assets held for sale	32	145	198	149	371
Investment properties	33	188	251	500	553
Biological assets	34	11	9	11	10
Property, plant and equipment	37	174,278	170,990	225,664	220,006
Intangibles	38	846	872	1,172	1,139
Deferred tax asset		5,449	5,090	—	—
Other non-financial assets	35	290	283	525	469
Total Non-Financial Assets		181,945	178,372	229,267	223,743
Total Assets		243,573	239,957	299,748	293,408
Liabilities
Payables	39	3,888	3,851	5,090	4,785
Employee benefit obligations
Superannuation liability	40	30,626	25,236	30,856	25,159
Other employee benefits	40	5,096	4,632	5,952	5,400
Deposits held	41	1	1	3,403	3,557
Borrowings and advances
Advances received	42	425	444	425	444
Borrowings	42	29,513	24,593	1,126	884
Securities and derivatives	43	—	—	84,802	73,686
Deferred tax liability		1,335	1,328	—	—
Provisions	45	1,451	1,281	5,150	5,196
Other liabilities	46	584	717	987	1,341
Total Liabilities		72,920	62,082	137,790	120,453
Net Assets		170,653	177,875	161,958	172,956
Net Worth
Accumulated surplus/(deficit)		82,995	89,222	76,192	86,809
Reserves		87,658	88,653	85,765	86,147
Total Net Worth		170,653	177,875	161,958	172,956
KEY FISCAL AGGREGATES
Net Financial Worth		(11,292)	(497)	(67,310)	(50,787)
Net Financial Liabilities		32,894	22,902	67,310	50,787
Net Debt		(5,851)	(9,542)	27,514	17,057

This Balance Sheet should be read in conjunction with the accompanying notes. Note 2 provides disaggregated information in relation to the components of the net assets.

Audited Consolidated Financial Statements 2011–12 – Government of Queensland	6-03

Statement of Changes in Net Assets (Equity) for Queensland General Government Sector

for the year ended 30 June 2012

			Comprehensive Result for Period
	Opening Balance	Adjustments to Opening Balances	Movements	Transfers / Entity Cessation [1]	Actuarial Gain / Loss on Superannuation [2]	Closing Balance
	$M	$M	$M	$M	$M	$M
2012
Accumulated surplus	89,222	—	(391)	(530)	(5,305)	82,995
Revaluation reserve—financial assets	13,074	—	(282)	509	—	13,300
Revaluation reserve—non-financial assets	75,457	—	(1,651)	446	—	74,252
Other reserves	122	—	—	(17)	—	105

Total equity at the end of the financial year	177,875	—	(2,324)	408	(5,305)	170,653

			Comprehensive Result for Period [6]
	Opening Balance	Adjustments to Opening Balances	Movements	Transfers / Entity C essation	Actuarial Gain / Loss on Superannuation	Closing Balance
	$M	$M	$M	$M	$M	$M
2011
Accumulated surplus [3]	89,368	477	(1,318)	12	682	89,222
Revaluation reserve—financial assets [4]	10,255	4,307	(1,488)	—		13,074
Revaluation reserve—non-financial assets [5]	75,831	—	(344)	(30)		75,457
Other reserves	133	—	—	(11)		122

Total equity at the end of the financial year	175,588	4,784	(3,150)	(29)	682	177,875

[1]

The balance in Transfers/Entity cessation relates mainly to the General Government Sector accounting for the North Queensland Bulk Ports Corporation Ltd transfer of $509 million between retained earnings and issued share capital, offset in part by the deconsolidation of ZeroGen Pty Ltd.

[2]

The 2011-12 actuarial loss includes an adjustment for defined benefit liabilities of the State Public Sector Superannuation Scheme (QSuper), as well as the tax effect of an actuarial adjustment to the Energy Superannuation Fund.

The following footnotes relate to prior year adjustments to equity:

[3]

The opening accumulated surplus has been adjusted by $477 million, mainly as a result of a change in the valuation methodology for borrowings in the General Government sector from fair value to amortised cost (refer to Note 1 (ai)).

The movement in accumulated surplus for the period includes an increase of $67 million by The Council of The Queensland Institute of Medical Research in relation to a change in accounting treatment of capital grants and an increase of $33 million due to a change in the valuation methodology for borrowings in the General Government sector from fair value to amortised cost (refer to Note 1 (ai)).

[4]

The opening financial assets revaluation reserve has been adjusted by $4.307 billion, mainly due to an increase of $4.236 billion for the change in accounting treatment of entities having negative net worth (refer to Note 1(q)) and an increase of $70 million in relation to the fair value depreciation and revaluation of certain assets in Queensland Rail.

The movement in the revaluation reserve for financial assets includes a decrease of $613 million for the change in accounting treatment of entities having negative net worth (refer to Note 1 (q)). This is offset in part by an increase of $516 million in relation to the value of the Public Non-financial Corporation Sectors, mainly as a result of a change in the valuation methodology for borrowings, the merger of Water Secure with SEQ Water and the merger of Tarong Energy Corporation Limited into CS Energy Limited and Stanwell Corporation Limited.

[5]	The movement in the non-financial assets revaluation reserve includes an increase of $1.799 billion by the Department of Transport and Main Roads to correct the value of infrastructure assets.
[6]	Adjustments to opening balances are included as part of the comprehensive result on the face of the Operating Statement as they represent changes to the comprehensive result in prior periods.

6-04	Audited Consolidated Financial Statements 2011–12 – Government of Queensland

Statement of Changes in Net Assets (Equity) for Queensland Total State Sector

for the year ended 30 June 2012

			Comprehensive Result for Period
	Opening Balance	Adjustments to Opening Balances	Movements	Transfers / Entity Cessation	Actuarial Gain / Loss on Superannuation [1]	Closing Balance
	$M	$M	$M	$M	$M	$M
2012
Accumulated surplus	86,809	—	(4,455)	(629)	(5,532)	76,192
Revaluation reserve—financial assets	860	—	(40)	426	—	1,245
Revaluation reserve—non-financial assets	84,988	—	(958)	197	—	84,226
Other reserves	299	—	—	(6)	—	293

Total equity at the end of the financial year	172,956	—	(5,453)	(13)	(5,532)	161,958

			Comprehensive Result for Period [5]
	Opening Balance	Adjustments to Opening Balances	Movements	Transfers / Entity Cessation	Actuarial Gain / Loss on Superannuation	Closing Balance
	$M	$M	$M	$M	$M	$M
2011
Accumulated surplus [2]	84,864	137	(1,700)	2,736	772	86,809
Revaluation reserve—financial assets [3]	2,389	—	(1,239)	(290)	—	860
Revaluation reserve—non-financial assets [4]	88,005	(65)	(1,079)	(1,873)	—	84,988
Other reserves	330	—	—	(30)	—	299

Total equity at the end of the financial year	175,588	72	(4,018)	543	772	172,956

[1]	Refer to Note 54—Retirement Benefit Obligations.

The following footnotes relate to prior year equity adjustments:

[2]	The opening accumulated surplus has been adjusted by $137 million which mainly consists of a correction to the fair value depreciation of certain assets in Queensland Rail.

The movement in accumulated surplus for the period includes an increase of $67 million by The Council of The Queensland Institute of Medical Research in relation to a change in accounting treatment of capital grants, offset in part by a $57 million write down of assets by SEQ Water that were not fit for purpose.

[3]

The movement in the financial assets revaluation reserve includes a decrease of $218 million relating to the value of the Public Non-financial Corporations Sector, as a result of the merger of Tarong Energy Corporation Limited into CS Energy Limited and Stanwell Corporation Limited.

[4]

The opening non-financial assets revaluation reserve has been reduced by $65 million representing the correction of an error in relation to the fair value revaluation of certain assets in Queensland Rail.

The movement in the non-financial assets revaluation reserve includes an increase of $1.907 billion mainly in relation to an adjustment by the Department of Transport and Main Roads to correct the value of infrastructure assets.

[5]	Adjustments to opening balances are included as part of the comprehensive result on the face of the Operating Statement as they represent changes to the comprehensive result in prior periods.

Audited Consolidated Financial Statements 2011–12 – Government of Queensland	6-05

Cash Flow Statement for Queensland

for the Year Ended 30 June 2012

		General Government
		Sector		Total State Sector
		2012	2011	2012	2011
	Notes	$M	$M	$M	$M
Cash Flows from Operating Activities
Cash received
Taxes received		10,656	9,900	10,311	9,586
Grants and subsidies received		22,749	20,343	22,904	20,540
Sales of goods and services		5,245	4,562	14,184	14,752
Interest receipts		2,480	2,275	1,658	1,911
Dividends and income tax equivalents		1,087	1,096	63	4
Other receipts		5,921	5,342	6,330	6,722
		48,138	43,517	55,451	53,515
Cash paid
Payments for employees		(21,289)	(18,569)	(22,959)	(20,631)
Payments for goods and services		(10,687)	(10,528)	(13,898)	(15,233)
Grants and subsidies		(11,063)	(10,291)	(9,000)	(8,370)
Interest paid		(1,667)	(1,118)	(4,116)	(3,882)
Other payments		(599)	(908)	(2,528)	(3,397)
		(45,306)	(41,414)	(52,501)	(51,514)
Net Cash Flows from Operating Activities	47	2,832	2,103	2,950	2,001

Cash Flows from Investing Activities
Non-Financial Assets
Purchases of non-financial assets		(7,930)	(8,237)	(12,048)	(13,385)
Sales of non-financial assets		198	254	559	661
		(7,732)	(7,983)	(11,489)	(12,724)
Financial Assets (Policy Purposes)
Equity acquisitions		(556)	(510)	—	1
Equity disposals		1,816	8,351	6	10,605
		1,260	7,841	6	10,606
Financial Assets (Liquidity Purposes)
Sales of investments		2,842	1,979	78,728	65,197
Purchases of investments		(3,679)	(6,935)	(74,530)	(69,374)
		(837)	(4,956)	4,198	(4,178)
Net Cash Flows from Investing Activities		(7,309)	(5,098)	(7,285)	(6,296)

Cash Flows from Financing Activities
Cash received
Advances received		3	12	3	12
Proceeds of borrowing		9,825	8,999	798	1,860
Deposits received		—	—	962	702
Other financing (including interest bearing liabilities)		—	—	62,527	67,467
		9,828	9,011	64,291	70,040
Cash paid
Advances paid		(22)	(31)	(22)	(31)
Borrowing repaid		(3,664)	(7,688)	(2,255)	(2,327)
Deposits withdrawn		—	(1)	(384)	(191)
Other financing		—	—	(57,125)	(63,149)
		(3,686)	(7,720)	(59,786)	(65,697)
Net Cash Flows from Financing Activities		6,142	1,291	4,505	4,343

Net increase/(decreased) in Cash and Deposits Held		1,664	(1,704)	170	47
Cash and deposits at the beginning of the financial year		(799)	904	1,359	1,311
Cash and Cash Equivalents Held at the End of the Financial Year	25	865	(799)	1,529	1,359

KEY FISCAL AGGREGATES
Net Cash from Operating Activities		2,832	2,103	2,950	2,001
Net Cash Flow from Investments in Non-Financial Assets		(7,732)	(7,983)	(11,489)	(12,724)
Dividends Paid		—	—	—	—
CASH SURPLUS/(DEFICIT)		(4,901)	(5,880)	(8,540)	(10,723)

Derivation of ABS GFS Cash Surplus/Deficit
Cash surplus/(deficit)		(4,901)	(5,880)	(8,540)	(10,723)
Acquisitions under finance leases and similar arrangements		(95)	(88)	(95)	(92)
ABS GFS Cash Surplus/(Deficit) Including Finance Leases and Similar Arrangements		(4,996)	(5,968)	(8,635)	(10,816)
This Cash Flow Statement should be read in conjunction with the accompanying notes. Note 2 provides disaggregated information in relation to the components of the net cash flows.

6-06	Audited Consolidated Financial Statements 2011–12 – Government of Queensland

Notes to the Financial Statements

Index of Notes

Note	Title	Page
1.	Significant accounting policies	6-08
2.	Disaggregated information	6-28
3.	Taxation revenue	6-35
4.	Grants revenue	6-35
5.	Sales of goods and services	6-35
6.	Interest income	6-35
7.	Dividend and income tax equivalents income	6-35
8.	Other revenue	6-36
9.	Employee expenses	6-36
10.	Superannuation expenses	6-36
11.	Other operating expenses	6-36
12.	Depreciation and amortisation	6-36
13.	Other interest expense	6-37
14.	Grants expenses	6-37
15.	Gain on sale of assets and investments	6-37
16.	Revaluation increments and impairment loss reversals	6-37
17.	Loss on sale of assets and investments	6-38
18.	Asset write-downs, revaluation decrements and impairment loss	6-38
19.	Actuarial adjustments to liabilities	6-38
20.	Dividends and tax equivalents treated as capital returns	6-38
21.	Other economic flows in operating result	6-38
22.	Other economic flows from discontinued operations	6-39
23.	Other economic flows - other movements in equity - revaluations	6-39
24.	Other economic flows - other movement in equity - other	6-39
25.	Cash and deposits	6-39
26.	Receivables and loans	6-39
27.	Securities other than shares	6-42
28.	Shares and other equity investments	6-42
29.	Interest in joint ventures	6-44
30.	Public Private Partnerships	6-45
31.	Inventories	6-47
32.	Assets held for sale	6-47
33.	Investment properties	6-47
34.	Biological assets	6-47
35.	Other non-financial assets	6-48
36.	Restricted assets	6-48
37.	Property, plant and equipment	6-49
38.	Intangibles	6-53
39.	Payables	6-55
40.	Employee benefit obligations	6-55
41.	Deposits held	6-55
42.	Borrowings and advances	6-55
43.	Securities and derivatives	6-56
44.	Contractual maturity analysis of financial liabilities	6-56
45.	Provisions	6-57
46.	Other liabilities	6-58
47.	Cash flows	6-59
48.	Expenditure commitments	6-59
49.	Cash and other assets held in trust	6-60
50.	Contingent assets and liabilities	6-61
51.	Post balance date events	6-66
52.	Defeased cross border leases	6-66
53.	Financial risk management disclosure	6-66
54.	Retirement benefit obligations	6-74
55.	Controlled entities	6-81
56.	Reconciliation to GFS	6-85
57.	Expenses from transactions by function	6-89
58.	Sector assets by function	6-90
59.	Discontinued operations	6-90
60.	Future developments	6-91
61.	General Government Sector budget to actual comparison	6-92
62.	Immaterial modified audit opinions of agency financial statements	6-96

Audited Consolidated Financial Statements 2011–12 – Government of Queensland	6-07

Notes to the Financial Statements

1.	Significant accounting policies

The following summary presents the significant accounting policies that have been adopted in preparing and presenting financial statements of the Queensland General Government Sector (GGS) and the consolidated Total State Sector.

The GGS is a component of the Total State Sector. The GGS is determined in accordance with the principles and rules contained in the Australian Bureau of Statistics’ (ABS) Australian System of Government Finance Statistics: Concepts, Sources and Methods 2005 (ABS GFS Manual). According to the ABS GFS Manual, the GGS consists of all government units and non-profit institutions controlled and mainly financed by government. Government units are legal entities established by political processes that have legislative, judicial or executive authority over other units and which provide goods and services to the community or to individuals on a non-market basis and make transfer payments to redistribute income and wealth. Non-profit institutions are created for the purpose of producing or distributing goods and services but are not a source of income, profit or other financial gain for the government.

Unless otherwise stated, references in this report to “the State” include both the GGS and Total State Sector.

(a)	Basis of accounting

This financial report has been prepared in accordance with the Financial Accountability Act 2009 . In addition, the financial statements comply with AASB 1049 Whole of Government and General Government Sector Financial Reporting which requires compliance with all Australian Accounting Standards and Concepts, Interpretations and other authoritative pronouncements, except those identified below.

With respect to compliance with Australian Accounting Standards and Interpretations, the GGS and the Total State Sector have applied those requirements applicable to not-for-profit entities, as the GGS and the Total State Sector are classified as such.

AASB 1049 harmonises GFS with Generally Accepted Accounting Principles (GAAP) to the extent that GFS does not conflict with GAAP. This requires the selection of options within the Australian Accounting Standards that harmonise with the ABS GFS Manual.

The purpose of this financial report is to provide users with information about the stewardship by the Government in relation to the GGS and Total State Sector and accountability for the resources entrusted to it, information about the financial position, performance and cash flows of the GGS and Total State Sector and information that facilitates assessments of the macro-economic impact of the Government.

The financial report of the Total State Sector is a general purpose financial report. The financial report of the GGS is included as two separate columns adjacent to the Total State financial information. GGS information is highlighted in maroon.

The statements have been prepared on an accrual basis that recognises the financial effects of transactions and events when they occur.

New or revised accounting standards and interpretations applicable to the reporting entity which have been published and are not mandatory for 30 June 2012 reporting periods are set out below:

AASB 1: First-Time Adoption of Australian Accounting Standards

AASB 5: Non-current Assets Held for Sale and Discontinued Operations

AASB 7: Financial Instruments: Disclosures

AASB 9: Financial Instruments

AASB 10: Consolidated Financial Statements

AASB 11: Joint Arrangements

AASB 12: Disclosure of Interests in Other Entities

AASB 13: Fair Value Measurement

AASB 101: Presentation of Financial Statements

AASB 112: Income Taxes AASB 119: Employee Benefits

AASB 120: Accounting for Government Grants and Disclosure of Government Assistance

AASB 121: The Effect of Changes in Foreign Exchange Rates

AASB 127: Separate Financial Statements

AASB 128: Investments in Associates and Joint Ventures

AASB 132: Financial Instruments: Presentation

AASB 1049: Whole of Government and General Government Sector Financial Reporting

AASB 1053: Application of Tiers of Australian Accounting Standards

AASB 2010-2: Amendments to Australian Accounting Standards arising from Reduced Disclosure Requirements [AASB 1,2, 3,5,7,8,101,102,107,108,110,111,112,116,117,119,121,123,124,127,128,131,133,134,136,137,138,140,141,1050 & 1052 and Interpretations 2,4,5,15,17,127,129 & 1052]

2010-7: Amendments to Australian Accounting Standards arising from AASB 9 (December 2010) [AASB 1, 3, 4, 5, 7, 101, 102, 108, 112, 118, 120, 121, 127, 128, 131, 132, 136, 137, 139, 1023 & 1038 and Interpretations 2, 5, 10, 12, 19 & 127]

2011-2: Amendments to Australian Accounting Standards arising from the Trans-Tasman Convergence Project – Reduced Disclosure Requirements [AASB 101 & AASB 1054]

6-08	Audited Consolidated Financial Statements 2011–12 – Government of Queensland

Notes to the Financial Statements

1.	Significant accounting policies continued

(a)	Basis of accounting continued

2011-6: Amendments to Australian Accounting Standards – Extending Relief from Consolidation, the Equity Method and Proportionate Consolidation – Reduced Disclosure Requirements [AASB 127, AASB 128 & AASB 131]

2011-7: Amendments to Australian Accounting Standards arising from the Consolidation and Joint Arrangements Standards [AASB 1, 2, 3, 5, 7, 9, 2009-11, 101, 107, 112, 118, 121, 124, 132, 133, 136, 138, 139, 1023 & 1038 and Interpretations 5, 9, 16 & 17]

2011-8: Amendments to Australian Accounting Standards arising from AASB 13 [AASB 1, 2, 3, 4, 5, 7, 9, 2009-11, 2010-7, 101, 102, 108, 110, 116, 117, 118, 119, 120, 121, 128, 131, 132, 133, 134, 136, 138, 139, 140, 141, 1004, 1023 & 1038 and Interpretations 2, 4, 12, 13, 14, 17, 19, 131 & 132]

2011-10: Amendments to Australian Accounting Standards arising from AASB 119 (September 2011) [AASB 1, AASB 8, AASB 101, AASB 124, AASB 134, AASB 1049 & AASB 2011-8 and Interpretation 14]

2011-11: Amendments to AASB 119 (September 2011) arising from Reduced Disclosure Requirements

2011-12: Amendments to Australian Accounting Standards arising from Interpretation 20 [AASB 1]

2012-1: Amendments to Australian Accounting Standards—Fair Value Measurement—Reduced Disclosure Requirements [AASB 3, AASB 7, AASB 13, AASB 140 & AASB 141]

2012-2: Amendments to Australian Accounting Standards – Disclosures – Offsetting Financial Assets and Financial Liabilities [AASB 7 & AASB 132]

2012-3: Amendments to Australian Accounting Standards – Offsetting Financial Assets and Financial Liabilities [AASB 132]

2012-4: Amendments to Australian Accounting Standards – Government Loans [AASB 1]

2012-5: Amendments to Australian Accounting Standards arising from Annual Improvements 2009–2011 Cycle [AASB 1, AASB 101, AASB 116, AASB 132 & AASB 134 and Interpretation 2]

Interpretation 20: Stripping Costs in the Production Phase of a Surface Mine

The State has not adopted these standards and interpretations early. Application of these standards will not materially affect any of the amounts recognised in the financial statements in future reporting periods. The following standards will impact the type of information disclosed.

2011-9: Amendments to Australian Accounting Standards—Presentation of Items of Other Comprehensive Income [AASB

1, 5,7,101,112,120,121,132,133,134,1039 & 1049] applies as from reporting periods beginning on or after 1 July 2012.

The amending standard requires that items within the “Other Economic Flows – Other Movements in Equity” section in the Operating Statement will need to be presented in different sub-sections, according to whether or not they are subsequently re-classifiable to the operating result. Whether subsequent re-classification is possible depends on the requirements or criteria in the accounting standard/interpretation that relates to the item concerned.

The following new and revised standards apply as from reporting periods beginning on or after 1 January 2013:

AASB 10 Consolidated Financial Statements redefines and clarifies the concept of control of another entity, which forms the basis for determining which entities should be consolidated into an entity’s financial statements. Therefore, subject to any not-for-profit modifications yet to be made to AASB 10, the State will need to re-assess the nature of its relationships with other entities, including entities that aren’t currently consolidated.

AASB 11 Joint Arrangements deals with the concept of joint control, and sets out a new principles-based approach for determining the type of joint arrangement that exists and the corresponding accounting treatment. The new categories of joint arrangements under AASB 11 are more aligned to the actual rights and obligations of the parties to the arrangement. Subject to any not-for-profit modifications yet to be made to AASB 11, the State will need to assess the nature of any arrangements with other entities to determine whether a joint arrangement exists in terms of AASB 11.

AASB 12 Disclosure of Interests in Other Entities contains a wide range of new disclosure requirements in respect of interests in other entities and whether those entities are controlled entities, associates, joint arrangements, or unconsolidated structured entities. The volume and nature of disclosures that the State will be required to make as from its 2013-14 will depend on the State’s eventual assessment of the implications of the new and revised standards listed above, particularly AASB 10, AASB 11 and AASB 128.

AASB 127 (revised) Separate Financial Statements is renamed and only deals with separate financial statements. Application of this standard by the State will not affect any of the amounts recognised in the financial statements.

AASB 128 (revised) Investments in Associates and Joint Ventures provides clarification that an entity continues to apply the equity method and does not remeasure its retained interest as part of ownership changes where a joint ventures becomes an associate, and vice versa.

AASB 13 Fair Value Measurement sets out a new definition of “fair value”, as well as new principles to be applied when determining the fair value of assets and liabilities. The new requirements will apply to all assets and liabilities (other than specifically excluded assets and liabilities) that are measured and/or disclosed at fair value or another measurement based on fair value. The potential impact of AASB 13 relates to the fair value measurement methodologies used and financial statement disclosures made in respect of such assets and liabilities.

Audited Consolidated Financial Statements 2011–12 – Government of Queensland	6-09

Notes to the Financial Statements

1.	Significant accounting policies continued

(a)	Basis of accounting continued

Pursuant to further review of AASB 13, no significant changes are anticipated based on the fair value methodologies presently used. Therefore, at this stage, no consequential material impacts are expected for assets and liabilities of the State as from 2013-14.

A revised version of AASB 119 Employee Benefits changes the definition of “short-term benefits” to only include benefits that are expected to be wholly settled before 12 months after the end of the reporting period in which the employees provide the associated services. The revised AASB 119 also includes changed requirements for the measurement of employer liabilities/assets arising from defined benefit plans, and the measurement and presentation of changes in such liabilities/assets. The revised AASB 119 is generally to be applied retrospectively.

(b)	The Government Reporting Entity

The Queensland Government economic entity (Total State) includes all State Government departments, other General Government entities, Public Non-financial Corporations, Public Financial Corporations and their controlled entities. Refer Note 55 for a full list of controlled entities included in each sector.

Under AASB 1049, the preparation of the GGS financial report does not require full application of AASB 127 Consolidated and Separate Financial Statements and AASB 139 Financial Instruments: Recognition and Measurement. The GGS includes the value of all material assets, liabilities, equities, revenue and expenses of entities controlled by the GGS of Queensland. Assets, liabilities, revenue, expenses and cash flows of government controlled entities that are in the Public Non-financial Corporations Sector and the Public Financial Corporations Sector are not separately recognised in the GGS. Instead, the GGS recognises an asset, being the controlling equity investment in those entities and recognises an increment or decrement relating to changes in the carrying amount of that asset, measured in accordance with AASB 1049. See Note 1(q) for further information on valuation of investments in public sector entities.

Where control of an entity is obtained during the financial year, its results are included in the Operating Statement from the date control commences. Where control of an entity ceases during a financial year, its results are included for that part of the year during which control existed.

Only those agencies considered material by virtue of the size of their financial transactions and/or resources managed are consolidated for the purposes of this report.

In the process of reporting the Government of Queensland as a single economic entity, all material inter-entity and intra-entity transactions and balances have been eliminated to the extent practicable.

The ABS GFS Manual provides the basis upon which GFS information contained in the financial report is prepared. In particular, notes disclosing key fiscal aggregates of net worth, net operating balance, total change in net worth, net lending/(borrowing) and cash surplus/(deficit) determined using the principles and rules in the ABS GFS Manual are included in the financial report, together with a reconciliation of those key fiscal aggregates to the corresponding key fiscal aggregates determined in accordance with AASB 1049.

(c)	Sectors

Assets, liabilities, revenues and expenses that are attributed reliably to each sector of the Queensland Government economic entity are disclosed in Note 2. For disclosure purposes, transactions and balances between sectors have not been eliminated but those between entities within each sector have been eliminated. The financial impact of inter-sector transactions and balances is disclosed in Note 2, under the heading of Consolidation Adjustments.

A brief description of each broad sector of the Government’s activities, determined in accordance with the Government Financial Statistics Standards (Australian Bureau of Statistics), follows:

General Government Sector (GGS)

The primary function of General Government Sector agencies is to provide public services that:

•	are non-trading in nature and that are for the collective benefit of the community;

•	are largely financed by way of taxes, fees and other compulsory charges; and

•	involve the transfer or redistribution of income.

Public Non-financial Corporations Sector (PNFC)

The primary function of enterprises in the Public Non-financial Corporations Sector is to provide goods and services that:

•	are trading, non-regulatory or non-financial in nature; and

•	are financed by way of sales of goods and services to consumers.

6-10	Audited Consolidated Financial Statements 2011–12 – Government of Queensland

Notes to the Financial Statements

1.	Significant accounting policies continued

(c)	Sectors continued

Public Financial Corporations Sector (PFC)

The Public Financial Corporations Sector comprises publicly-owned institutions which provide financial services, usually on a commercial basis.

Functions they perform may include:

•	central bank functions;

•	accepting on-call, term or savings deposits;

•	investment fund management;

•	having the authority to incur liabilities and acquire financial assets in the market on their own account; or

•	providing insurance services.

(d)	Reporting period

The reporting period of the GGS and Total State Sector is the year ended 30 June 2012.

(e)	Basis of measurement

The GGS financial report and Total State Sector consolidated financial report adopt the following valuation methodologies:

•

superannuation, WorkCover, motor vehicle accident liabilities, Queensland Government Insurance Fund and the Queensland Government Long Service Leave Central Scheme provisions are based on actuarial valuations;

•	investments and other financial assets are recorded at fair value, except as outlined in note 1(ai);

•	borrowings and other financial liabilities are recorded at fair value, except as outlined in note 1(ai);

•	power purchase agreements are valued at fair value;

•

land, buildings, other infrastructure, major plant and equipment and heritage and cultural assets are valued at fair value. Other classes of assets are valued at cost which approximates fair value due to their short useful lives; and

•	inventories (other than those held for distribution) are valued at the lower of cost and net realisable value under AASB 102 Inventories .

Historical cost accounting principles are otherwise employed.

Unless otherwise stated, the accounting policies adopted for the reporting period are consistent with those of the previous reporting period. In accordance with AASB 101 Presentation of Financial Statements and AASB 108 Accounting Policies, Changes in Accounting Estimates and Errors , changes to accounting policies are applied retrospectively unless specific transitional provisions apply.

(f)	Classification

AASB 1049 Whole of Government and General Government Sector Financial Reporting requires the Operating Statement to include all items of income and expense recognised in a period. All amounts relating to an item included in the determination of comprehensive result (total change in net worth) are classified as transactions or other economic flows in a manner that is consistent with the ABS GFS Manual. Key technical terms from the ABS GFS Manual that are used in this financial report are outlined in Note 1(ap).

Transactions are interactions between two units by mutual agreement or an action within a unit that is analytically useful to treat as a transaction. Other economic flows are changes in the volume or value of an asset or liability that do not result from transactions (i.e. revaluations and other changes in the volume of assets).

Where application of accounting standards results in a variance to GFS, a reconciliation to GFS is provided in Notes 28 and 56.

(g)	Rounding

All amounts in these statements have been rounded to the nearest $1 million or where the amount is less than $500,000 to zero, unless otherwise indicated. Accordingly, numbers may not add due to rounding.

(h)	Comparative information

Where applicable, comparatives have been restated, to be consistent with changes in the financial statements presentation for the current reporting period.

(i)	Errors

AASB 108 requires that material prior period errors be corrected retrospectively by either restating comparative amounts if the errors occurred in the prior year; or restating the opening balances of assets, liabilities and equity of the prior year where the error occurred before the prior year.

Audited Consolidated Financial Statements 2011–12 – Government of Queensland	6-11

Notes to the Financial Statements

1.	Significant accounting policies continued

(j)	Business combinations

Business combinations are recognised in accordance with AASB 3 Business Combinations and accounted for using the acquisition method, regardless of whether equity instruments or other assets and liabilities are acquired.

Cost is measured as the fair value of the assets given or liabilities incurred or assumed at the date of exchange plus costs directly attributable to the acquisition.

Identifiable assets acquired, liabilities and contingent liabilities assumed in a business combination are measured initially at their fair value at the acquisition date, irrespective of the extent of any minority interest. The excess of cost of acquisition over the fair value of the State’s share of the identifiable net assets acquired is recorded as goodwill. If the cost of acquisition is less than the State’s share of the fair value of the identifiable net assets of the subsidiary acquired, the difference is recognised directly in the Operating Statement, but only after a reassessment of the identification and measurement of the net assets acquired.

(k)	Revenue recognition

Commonwealth and other grants are recognised as revenue when the recipient entity obtains control over the grant, usually upon receipt. Where the grant is of a reciprocal nature, revenue is recognised as and when the obligation is fulfilled. When revenue has been received in advance for services or works still to be completed at balance date, this revenue is considered to be unearned and is reported in other liabilities. Refer Note 46.

Assets received at below fair value, including those received free of charge and that can be measured reliably are recognised at their fair value as revenue when control over the assets is obtained, normally either on receipt of the assets or on notification that the assets have been secured.

Contributions of services are recognised only if the services would have been purchased if they had not been donated and their fair value can be reliably measured. Where this is the case, an equal amount is recognised as a revenue and an expense.

Non-repayable customer contributions are recognised as revenue and as assets in accordance with Interpretation 18

Transfers of Assets from Customers .

To the extent practicable, revenues from the sale of goods and services (including gas and electricity), fines and regulatory fees are recognised when the transactions or events giving rise to the revenue occur.

Taxation revenue is recognised when the underlying transaction or event which gives rise to the right to collect the tax occurs and can be measured reliably, or at the time the taxpayer’s obligation to pay arises pursuant to the issue of an assessment. Taxation revenue from self assessed taxes is recognised when raised by the self assessor. Other tax revenues are recognised when assessment notices are issued.

Interest income includes investment income earned on financial assets during the financial year.

For the GGS, dividends from PNFC and PFC sector entities are recorded as revenue from transactions where the dividends are declared out of accumulated surpluses. Dividends paid out of reserves or from the sale of businesses represent a return of Government’s initial equity investment under ABS GFS principles and are disclosed as other economic flows. Net profit/(loss) from associates and joint ventures (excluding dividend distributions) is included in other economic flows in the Operating Statement.

Dividends from the PNFC and PFC sectors are eliminated in the Total State Sector.

Other economic flows of a revenue nature included in the operating result incorporate gains on disposal of non-financial assets, deferred income tax equivalents (for the GGS) and changes in fair value of financial instruments measured at fair value (after excluding dividend distributions).

Net increments in the market values of biological assets are recognised as other economic flows.

(l)	Other interest expense

Interest and other finance charges are recognised as expenses in the period in which they are incurred.

(m)	Taxation

The Government is exempt from Commonwealth taxation except for Fringe Benefits Tax and Goods and Services Tax (GST).

Revenues, expenses and assets are recognised net of GST, except where the amount of GST incurred is not recoverable from the Australian Taxation Office (ATO). In these circumstances, the GST is recognised as part of the acquisition cost of the asset or as part of the item of expense.

6-12	Audited Consolidated Financial Statements 2011–12 – Government of Queensland

Notes to the Financial Statements

1.	Significant accounting policies continued

(m)	Taxation continued

Receivables and payables include GST. The amounts of GST receivable from, or payable to, the ATO are included as a current asset or liability in the Balance Sheet.

Cash flows are included in the Cash Flow Statement on a gross basis. The GST components of cash flows arising from investing and financing activities which are recoverable from, or payable to, the ATO are classified as operating cash flows.

(n)	Cash and deposits

Cash and deposits includes cash on hand, cash at bank and deposits at call which are readily convertible to cash on hand and are subject to an insignificant risk of changes in value, net of outstanding bank overdrafts. Where a net overdraft arises on cash at bank, the overdraft is included in Borrowings and Advances on the Balance Sheet.

(o)	Receivables and loans

Trade debtors are recognised at the nominal amount due. Receivables are assessed periodically for impairment. Other receivables include lease receivables and accrued revenue, primarily from taxation revenue assessed as accruing to the State at 30 June. For further details on the State revenue recognition refer to Note 1(k).

Settlement by finance lease debtors is within the terms of the lease, ranging from 2 to 99 years. Title is passed to the purchaser on full repayment. Refer Note 26.

Loans are financial assets held by the State and include loans supporting policy objectives of the Government rather than for liquidity management purposes.

(p)	Securities other than shares

Securities are financial assets held by the State that may include fixed term deposits, managed fund investments, interest in purchase plan rental properties, government and corporate bonds, promissory notes, bills of exchange, certificates of deposits, redeemable preference shares, debentures, long term notes and the net value of swaps and other derivatives. Due to the “partial consolidation” approach required by AASB1049, the GGS balances also include a fixed rate note with the Queensland Treasury Corporation (QTC), which is eliminated on consolidation of the Total State Sector. The fixed rate note was reclassified from loans at the request of the ABS.

(q)	Shares and other equity investments

Shares and other equity refers to claims on other entities entitling the State to a share of the income of the entity and a right to a share of the residual assets of the entity should it be wound up. It includes holdings of the market value of listed enterprises and the market value of net assets of unlisted enterprises.

The Total State Sector has two main categories:

•	investments accounted for using the equity method (investments in associates); and

•	investments in other entities that are not controlled or associated.

Investments accounted for using the equity method

Associates are those entities over which the State has significant influence but not control. Such entities are accounted for using the equity method of accounting in accordance with AASB 128 Investments in Associates . The State’s share of its associates’ post-acquisition profits or losses (less dividends) is recognised in the Operating Statement as an other economic flow and its share of post-acquisition movements in reserves is recognised in the reserves. The cumulative post-acquisition movements are recognised against the carrying amount of the investment. Dividends from associates are recognised as revenue from transactions in the Operating Statement.

Investments—shares in entities that are not controlled or associated

Investments in entities that are neither controlled by, nor associates of, the Government are valued at fair value with changes in valuation of these investments treated in a manner consistent with AASB 139 Financial Instruments: Recognition and Measurement.

Audited Consolidated Financial Statements 2011–12 – Government of Queensland	6-13

Notes to the Financial Statements

1.	Significant accounting policies continued

(q)	Shares and other equity investments continued

Investments in public sector entities

In addition to the above two categories, the GGS has equity investments in PNFCs and PFCs that are measured as the Government’s proportional share of the net asset value of the PNFC and PFC Sector entities. Changes in the valuation of the GGS equity investments (other than dividends) are recognised as other economic flows. Individual entities within the PNFC/PFC sectors having negative net worth are valued at nil. Previously, the negative net worth of these entities were netted off the positive net worth of other PNFC/PFC entities. The treatment was changed following the revision of AASB 1049 in 2011-12, which clarified this valuation issue. The valuation change has been applied retrospectively resulting in an increase in investments in public sector entities and reserves at 1 July 2010 of $4.236 billion and a decrease in those balances for the year ended 30 June 2011 of $613 million.

Note 1(c) outlines the functions of these sectors. Refer to Note 55 for a comprehensive list of entities within the PNFC and PFC Sectors. Investments in the PNFC and PFC Sectors are eliminated on consolidation of the Total State Sector.

(r)	Inventories

Inventories (other than those held for distribution) are carried at the lower of cost and net realisable value under AASB 102 Inventories. Cost is determined on either a first-in-first-out or weighted average cost basis and includes expenditure incurred in acquiring the inventories and bringing them to their present location and condition, except for training costs which are expensed as incurred. Where inventories are acquired for no or nominal consideration, the cost is the current replacement cost as at the date of acquisition.

Inventories held for distribution are those inventories which the State distributes for no or nominal consideration. These are measured at cost, adjusted for any loss of service potential. Land held for resale is stated at the lower of cost and net realisable value. Such cost is assigned by specific identification and includes the cost of acquisition and development.

All inventories are classified as current non-financial assets.

(s)	Other non-financial assets

Other non-financial assets primarily represent prepayments by the State. These prepayments include salaries and wages, grant payments or payments of a general nature made in advance.

(t)	Assets held for sale

In accordance with AASB 5 Non-current Assets Held for Sale and Discontinued Operations , non-current assets held for sale are assets measured at the lower of carrying amount and fair value less costs to sell and have not been depreciated or amortised.

While an asset is classified as held for sale, an impairment loss is recognised for any write downs of the asset to fair value less estimated costs to sell. A gain is recognised for any subsequent increases in fair value less costs to sell of an asset, but not in excess of any cumulative impairment loss previously recognised.

(u)	Investment properties

Pursuant to AASB 140 Investment Property , properties held to earn rental income or for capital gains purposes are classified as investment properties. Such properties are valued at fair value. Changes in fair value are recognised in the Operating Statement as other economic flows and no depreciation expense or asset impairment is recognised.

(v)	Biological assets

Biological assets are recognised at net market value which is the amount that could be expected to be received from the disposal of the asset in an active and liquid market, after deducting costs expected to be incurred in realising the proceeds of such a disposal.

Biological assets held by the State and recognised in the Balance Sheet include:

•	livestock; and

•	plants (comprising timber plantations, sugarcane, grain and cotton crops).

Biological assets such as tree seed orchards, vines and nursery seedlings have been assessed in accordance with AASB 141 Agriculture , found not to be material and accordingly not been recognised.

6-14	Audited Consolidated Financial Statements 2011–12 – Government of Queensland

Notes to the Financial Statements

1.	Significant accounting policies continued

(w)	Property, plant and equipment

Acquisition

Items of property, plant and equipment with a cost or other value greater than the asset recognition threshold of the agency are initially capitalised and recorded at cost. The Queensland Treasury’s Non-Current Asset Policies for the Queensland Public Sector mandates asset recognition thresholds for departments and not-for-profit statutory bodies as follows:

Asset class	Asset recognition threshold

Land	$1 (all land)

Buildings	$10,000

Infrastructure	$10,000

Plant & equipment	$5,000

Major plant & equipment	An amount greater than or equal to $5,000, the exact amount of which is at the agency’s discretion.

Leased assets (finance leases)	The threshold for the class to which the asset would belong if it were not subject to a finance lease.

Heritage & cultural assets	$5,000

Work in progress	n/a

Library reference collections	$1,000,000

Asset recognition thresholds for other entities do not exceed the thresholds above.

Items with a cost or other value below each entity’s recognition threshold are expensed in the year of acquisition. Cost is determined as the value given as consideration, plus costs incidental to the acquisition including all other costs incurred in getting the assets ready for use. Training, marketing and advertising costs are expensed as incurred.

In accordance with AASB 116 Property, Plant and Equipment , administration and other general overhead costs are expensed in the year they are incurred. Overhauls and major inspections are only capitalised if it is probable that future economic benefits associated with them will flow to the entity and their cost can be measured reliably. Any remaining carrying amount of the cost of the previous inspection/overhaul (as distinct from physical parts) is derecognised.

Assets acquired at no cost, or for nominal consideration, that can be measured reliably are recognised initially as assets and revenues at their fair value at the date of acquisition.

Recording and valuation

Land, buildings, infrastructure, major plant and equipment and heritage and cultural assets are valued at fair value in accordance with AASB 116 and Queensland Treasury’s Non-Current Asset Policies for the Queensland Public Sector .

Plant and equipment is recorded at cost.

On initial recognition, all costs incurred in purchasing or constructing the asset and getting it ready for use are capitalised to the value of the asset. Costs also include the initial estimate of the costs of dismantling and restoring the site on which it is located, where that obligation is recognised and measured in accordance with AASB 137 Provisions, Contingent Liabilities and Contingent Assets.

Subsequent costs are added to the carrying amount of the asset when it improves the condition of the asset beyond its originally assessed standard of performance or capacity. Otherwise, subsequent costs are expensed.

Reference should be made to individual agency reports for valuation methodologies and names and qualifications of relevant valuers, where appropriate.

Non-current physical assets measured at fair value are comprehensively revalued once every five years or as appropriate, with interim valuations using relevant indices being otherwise performed on an annual basis. Separately identified components of assets are measured on the same basis as the assets to which they relate.

Audited Consolidated Financial Statements 2011–12 – Government of Queensland	6-15

Notes to the Financial Statements

1.	Significant accounting policies continued

(w)	Property, plant and equipment continued

Recording and valuation continued

Any revaluation increment arising on the revaluation of an asset is credited to the asset revaluation reserve for that class of assets, except to the extent it reverses a revaluation decrement for the class of assets previously recognised as an expense. A decrease in the carrying amount on revaluation is charged as an expense, to the extent it exceeds the balance of the relevant asset revaluation reserve for the same class of assets.

Items or components that form an integral part of an asset are recognised as a single asset (functional asset). The recognition threshold is applied to the aggregate cost of each functional asset. Energy entities’ easements are disclosed as part of property plant and equipment because they are considered to be an intergral part of the property plant and equipment of those entities.

Non-reciprocal transfers of assets or (assets and liabilities) between wholly-owned Queensland public sector entities, are accounted for as adjustments to contributed equity in accordance with AASB Interpretation 1038 Contributions by Owners Made to Wholly-owned Public Sector Entities.

Land under roads

Land under roads is included in the asset class ‘land’ until road declarations for each land portion are confirmed.

All land under roads acquired is recorded at fair value in accordance with AASB 116 Property, Plant and Equipment .

Fair value is determined using an acceptable, reliable valuation methodology which is undertaken by the State Valuation Services by multiplying the total area of land under roads within each local government area by the average unimproved value of all freehold and leasehold land within the corresponding local government area. Where fair value cannot be reliably determined either at acquisition or at any reporting date, but is able to be determined subsequently, the fair value adjustment is treated as an adjustment to the revaluation reserve in accordance with Queensland Treasury’s Non-Current Asset Policies for the Queensland Public Sector.

Land under roads not subject to freehold or leasehold title or reserve tenure vests in the State in terms of the Land Act 1994 . The Department of Nature Resource and Mines administers the Land Act on behalf of the State and accordingly, untitled land under roads is an administered asset of that department.

Land under roads subject to freehold or leasehold title or reserve tenure and is controlled by the agency that holds the freehold or leasehold title or trusteeship of a reserve is recorded by the relevant agency as a controlled asset.

Property, plant and equipment held for rental

Pursuant to paragraph 68A in AASB 116, where items of property, plant and equipment that have been held for rental to others are routinely sold in the course of the State’s ordinary business, these assets are transferred to inventories at their carrying amount when they cease to be rented and become held for sale.

Paragraph 14 of AASB 107 Statement of Cash Flows requires that the cash received from the subsequent sale of assets that were previously held for rental to others and cash paid to purchase these assets are recognised as operating activities rather than investing activities.

(x)	Intangible assets

Intangible assets are recognised in accordance with AASB 138 Intangible Assets . Queensland Treasury’s Non-Current Asset Policies for the Queensland Public Sector which is applicable to departments and statutory bodies, mandates classes of non-current physical and intangible assets. Software is classified as an intangible asset, rather than property, plant and equipment unless it is an integral part of the related hardware.

Internally generated goodwill, brands, and items of similar substance, as well as expenditure on initial research, are specifically excluded from being recognised in the Balance Sheet.

In accordance with the Non-Current Asset Policies for the Queensland Public Sector , the recognition threshold for departments and statutory bodies is $100,000. The threshold for other entities does not exceed this amount.

Purchased goodwill represents the excess of costs of acquisition over the fair value of the State’s share of the net identifiable assets of the acquired subsidiary at the date of acquisition. Goodwill is not amortised but instead is assessed annually for impairment.

Internally generated intangible assets are only revalued where an active market exists for the asset in question, otherwise they are measured at cost.

6-16	Audited Consolidated Financial Statements 2011–12 – Government of Queensland

Notes to the Financial Statements

1.	Significant accounting policies continued

(y)	Assets not recognised

The following assets are not recognised in the Balance Sheet:

Quarries

The value of quarry resources held by the Department of Natural Resource and Mines is not included in the financial statements as it is not practical to determine the surrounding reserves available for extraction. Revenue from extraction of quarry materials is recognised when a return of material extracted is lodged.

Railway corridor land

Under the Transport Infrastructure Act 1994 , railway corridor land was rendered State land under the control of the Department of Natural Resource and Mines which for reporting purposes recorded the land at nil value. This land is on-leased to Queensland Rail Limited via the Department of Transport and Main Roads at no cost.

Library collections

Purchases for common use collections are expensed as they are incurred, except for the State Library’s Library Collection. Purchases for this collection are capitalised and held at fair value in accordance with Queensland Treasury’s Non-Current Asset Policies for the Queensland Public Sector and Queensland Treasury’s Accounting for Library Collections Policy, except for certain heritage assets whose value cannot be reliably measured.

Native forests and biological assets

Disclosures are outlined in Note 1(v).

User funded assets

Certain wharf facilities, bulk sugar terminals, bulk molasses terminals, bulk grain terminals and grain loading facilities have been constructed on land controlled by Queensland port corporations. These assets are not included in the Balance Sheet as users of the assets have either fully or partially funded these facilities and they are either not considered to be controlled by the corporations or no income will flow from the facilities.

Heritage assets

Certain heritage assets, including artefacts, memorabilia and other historical objects held by agencies, have not been valued or included in the Balance Sheet because of the unique nature of the items and the difficulty in determining a reliable value.

(z)	Depreciation and amortisation

In addition to land, the State Library’s Library Collection of the Library Board of Queensland, the Art collection and Library Heritage Collection held by the Queensland Art Gallery Board of Trustees and the State Collection and Library Heritage Collection of the Board of the Queensland Museum and certain other heritage and cultural assets are not depreciated.

Other assets are depreciated or amortised on a straight-line basis from their date of acquisition (or in respect of internally constructed assets, from the time the asset is completed and held ready for use) and based on their estimated useful lives to the agency.

Where assets have separately identifiable components that are subject to regular replacement, these components are assigned useful lives distinct from the asset to which they relate and are depreciated accordingly. Any expenditure which increases the originally assessed capacity or service potential of an asset is capitalised and the new depreciable value is depreciated over the remaining useful life of the asset.

Leasehold improvements are amortised over the estimated useful lives of the improvements or the unexpired period of the lease, whichever is shorter. The unexpired period of the lease includes any option period where exercise of the option is probable.

Capital work in progress is not depreciated until it reaches service delivery capacity.

Major spares purchased specifically for particular assets are capitalised and depreciated on the same basis as the asset to which they relate.

Estimated useful lives, residual values and depreciation methods are reviewed at the end of each annual reporting period.

Audited Consolidated Financial Statements 2011–12 – Government of Queensland	6-17

Notes to the Financial Statements

1.	Significant accounting policies continued

(z)	Depreciation and amortisation continued

Reference should be made to individual agency reports for details of depreciation and amortisation methodologies. The following provides an indication of the estimated useful lives of the different non-financial asset classes held by the State:

Asset class	Useful life
Property, plant and equipment
Buildings	1 - 115 years
Plant and equipment	1 - 100 years
Infrastructure assets	up to 200 years
Heritage and cultural assets	7 - 100 years
Intangibles
Computer software	1 - 25 years
Other intangibles (including intellectual property, licences and access rights)	1 - 99 years

(aa)	Impairment of assets

At each reporting date, an assessment is undertaken as to whether there are any indications that a physical or intangible asset is impaired. An amount by which the asset’s carrying amount exceeds the recoverable amount is recorded as an impairment, the recoverable amount of the impaired asset is determined as the higher of the asset’s fair value less costs to sell and value in use. Value in use is based on either discounted cash flows using a risk adjusted discount rate or in respect of not-for-profit entities, depreciated replacement cost. Non-financial assets other than goodwill that suffered an impairment are reviewed for possible reversal of the impairment at each reporting date.

Impairment on goodwill is not reversed.

(ab)	Leases

Rights and obligations under finance leases (including cross border leases) which are leases that effectively transfer most of the risks and rewards relating to ownership of the leased items to the lessee, are recognised initially as assets and liabilities by the lessee equal to the lower of fair value of the leased property and present value of the minimum lease payment including any guaranteed residual values. The assets are disclosed as leased plant and equipment and are depreciated over the period during which the State is expected to benefit from the use of the asset. Minimum lease payments are allocated between interest and reduction of the lease liability, according to the interest rate implicit in the lease. Further disclosures on cross border leases is contained in Note 52.

For operating leases, where the lessor retains substantially all of the risks and rewards relating to ownership of the leased items, lease payments are expensed by the lessee over the term of the lease. Incentives received on entering into operating leases are recognised as liabilities. Lease payments are allocated between rental expense and reduction of the liability. Further disclosure on lease commitments is contained in Note 48.

On 30 November 2010, Brisbane Port Holdings (BPH) entered into a 99-year operating lease with QPort Holdings Consortium Property Trust for its land assets. While title has not been passed to the lessee, substantially all risks and rewards have been transferred. During the year, BPH has reassessed its accounting treatment of the 99-year land lease and decided the transaction is more akin to a finance lease than an operating lease. This results in all revenue associated with the lease arrangement being recognised upfront and associated assets being derecognised. The change has been applied retrospectively.

(ac)	Payables

These amounts represent amounts owing for goods and services provided to the State prior to the end of the financial year. The amounts are unsecured, are usually paid within 30 days of recognition and are non-interest bearing.

(ad)	Provisions

Provisions are recognised when there is a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount has been reliably estimated. Where there are a number of similar obligations, the likelihood that an outflow will be required is determined by considering the class of obligations as a whole. Provisions are measured at the present value of the estimate of the expenditure required to settle the present obligation at the reporting date. The discount rate used to determine the present value reflects current market assessment of the time value of money and risks specific to the liability.

Provisions are recognised for dismantling, removal and restoration costs where a constructive obligation exists. The present value of the obligation is recorded in the initial cost of the asset.

6-18	Audited Consolidated Financial Statements 2011–12 – Government of Queensland

Notes to the Financial Statements

1.	Significant accounting policies continued

(ae)	Onerous contracts

General provisions

A provision for onerous contracts is recognised when the expected benefits to be derived from a contract are less than the unavoidable costs of meeting the obligations under that contract and only after any impairments to assets dedicated to that contract have been recognised.

The provision is recognised in accordance with AASB 137 Provisions, Contingent Liabilities and Contingent Assets and is based on the excess of the estimated cash flows to meet the unavoidable costs under the contract over the estimated cash flows to be received in relation to the contract, having regard to the risks of the activities relating to the contract. The net estimated cash flows are discounted, where the effect of discounting is material.

Power Purchase/Pooling Agreement provisions

A provision for onerous contracts has been realised in relation to a number of long-term power purchase/pooling agreements (PPAs) when the unavoidable costs of meeting the ongoing obligations under these agreements exceed the expected benefits to be received. Current conditions within the electricity market mean a number of the long-term power purchase agreements are considered to be onerous contracts.

The provision for onerous contracts reflects the net present value of the least net cost of exiting these onerous PPAs which is the lower of the cost of fulfilling the agreements or the compensation payable, as defined in these agreements for early termination.

The extent of the future losses from the power purchase/pooling agreements will depend on future wholesale pool prices as well as the need for the State to meet its network support obligations. The future level of Queensland wholesale pool prices remains significantly uncertain. The critical determinants of future pool prices will be the bidding behaviour of participants in the National Electricity Market, load growth, network reliability, the introduction of new generation capacity and impact of the carbon tax. The discount rate used reflects current market assessments of the time value of money and the risks specific to these obligations.

(af)	Employee benefits

Wages, salaries and sick leave

Liabilities for wages and salaries are accrued at year end. For most agencies, sick leave is non-vesting and is expensed as incurred. Liabilities have been calculated based on wage and salary rates at the date they are expected to be paid and include related on-costs.

Annual leave

The Annual Leave Central Scheme (ALCS) was established on 30 June 2008 to centrally fund annual leave obligations of departments, commercialised business units and shared service providers. Members pay a levy equal to their accrued leave cost into the scheme and are reimbursed by the scheme for annual leave payments made to their employees. Entities that do not participate in the ALCS continue to determine and recognise their own leave liabilities.

The State’s annual leave liability has been calculated based on wage and salary rates at the date they are expected to be paid and include related on-costs. In accordance with AASB 119 Employee Benefits , where annual leave is not expected to be paid within 12 months, the liability is classified as non-current and measured at the present value of the future cash flows.

Long service leave

A levy of 2.1% of salary and wages costs is paid by participating agencies (predominantly Government departments) into the Long Service Leave Central Scheme introduced in 1999-2000. Amounts paid to employees for long service leave are then claimed from the scheme as a reimbursement. The liability is assessed annually by the State Actuary.

The valuation method used incorporates consideration of expected future wage and salary levels, experience of employee departures and periods of service. On-costs have been included in the liabilities and expenses for the Long Service Leave Central Scheme. These amounts have not been separately identified, as they are not material in the context of the State’s overall employee entitlement liabilities.

The State’s long service leave provisions are calculated in accordance with AASB 119 using yield rates of Government bonds at reporting date and actuarial assumptions which are mutually compatible. The gross discount rate for 10 year Commonwealth bonds at 30 June 2012 was 3.2% (2011, 5.3%).

Entities that do not participate in the Long Service Leave Central Scheme determine their liability for long service leave based on the present value of estimated future cash outflows to be made.

Audited Consolidated Financial Statements 2011–12 – Government of Queensland	6-19

Notes to the Financial Statements

1.	Significant accounting policies continued

(af)	Employee benefits continued

Superannuation/retirement benefit obligations

A superannuation liability for the State public sector is recognised in respect of the various employees’ accrued superannuation benefits and represents the difference between the net market value of plan assets and the estimated accrued superannuation benefits at year end.

The present value of the accrued benefits is calculated using the projected unit credit method and represents the actuarial value of all benefits that are expected to become payable in the future in respect of contributions made or periods of service completed prior to the valuation date, allowing for future salary increases.

The costs of providing future benefits to employees are recognised over the period during which employees provide services. All superannuation plan costs, excluding actuarial gains and losses, are recognised in the Operating Statement. Actuarial gains and losses are recognised directly in equity on an annual basis and represent experience adjustments (the effects of differences between the previous actuarial assumptions and what has actually occurred e.g. investment returns on plan assets) and the effects of changes in actuarial assumptions underlying the valuation.

Expected future payments are discounted using market yields at the reporting date on Government bonds with terms to maturity and currency that match the estimated future cash outflows. The gross discount rate for 10 year Commonwealth bonds at 30 June 2012 was 3.2% (2011, 5.3%).

Future taxes are part of the provision of the existing benefit obligations (e.g. taxes on investment income and employer contributions) and are taken into account in measuring the net liability or asset.

Employees in the electricity industry contribute to an industry multiple employer superannuation fund, Electricity Super Fund. Refer Note 54.

Termination benefits

Termination benefits are payable when employment is terminated before the normal retirement date or when an employee accepts a voluntary redundancy in exchange for these benefits. The State recognises termination benefits when it is demonstrably committed to either terminating the employment of employees according to a detailed formal plan without possibility of withdrawal or providing termination benefits as a result of an offer made to encourage voluntary redundancy. Benefits falling due more than 12 months after balance date are discounted to present value.

(ag)	Provision for retirement/disposal of long lived assets

A provision is recognised for dismantling, removal and restoration costs where a constructive obligation exists. The present value of the obligation is recorded in the initial cost of the asset.

(ah)	Insurance

Queensland Government Insurance Fund (QGIF)

QGIF was established as a self-insurance fund for the State’s insurable liabilities and is an administrative arrangement within the Consolidated Fund. QGIF aims to improve the management of insurable risks through identifying, providing for and funding the Government’s insurance liabilities.

Participating government agencies pay premiums into the fund to meet the cost of claims and future insurable liabilities. QGIF outstanding claim liabilities are reported at whole-of-government level, with claims paid out of Queensland Treasury’s Administered accounts.

The State’s QGIF provisions are actuarially assessed annually and are calculated in accordance with AASB 137. The liabilities relate to all claims incurred prior to 30 June 2012 and include an estimate of the cost of claims that are incurred but not reported. Expected future payments are discounted using yields on Australian government bonds. This risk free discount rate applied as at 30 June 2012 was 3.2% p.a (2011, 5.3% p.a.).

The outstanding claims liability is a central estimate and includes no prudential margin.

General insurance contracts

In accordance with AASB 1023 General Insurance Contracts , the claims liability includes a risk margin in addition to expected future payments. This liability is discounted for the time value of money using risk-free discount rates that are based on current, observable, objective rates.

6-20	Audited Consolidated Financial Statements 2011–12 – Government of Queensland

Notes to the Financial Statements

1.	Significant accounting policies continued

(ai)	Financial instruments

Under AASB 139 Financial Instruments: Recognition and Measurement , financial assets are to be classified and measured as follows:

•	receivables and loans—measured at amortised cost;

•	held-to-maturity—measured at amortised cost;

•	fair value through profit or loss; or

•	available-for-sale—measured at fair value with unrealised gains/losses recognised directly in equity except for impairment losses and foreign exchange gains/losses.

Financial liabilities are to be classified and measured as follows:

•	fair value through profit or loss; or

•	other financial liabilities—measured at amortised cost.

Carrying amounts of financial assets and liabilities equate to fair value except as identified in Note 53.

Receivables and loans

Receivables and loans are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are initially measured at fair value plus any directly attributable transaction costs. Subsequently, receivables and loans are recorded at amortised cost using the effective interest method (except for short-term receivables) less any impairment losses. The effective interest method is a method of calculating the amortised cost of a financial asset and allocating the interest income over the relevant period. Any interest income is recognised in the operating result in the period in which it accrues.

Held-to-maturity investments

The State follows AASB 139 in classifying non-derivative financial assets with fixed or determinable payments and fixed maturity as held-to-maturity if the State has the intention and ability to hold such investments to maturity. Held-to-maturity investments are initially recognised at fair value plus any directly attributable transaction costs. Subsequently, held-to-maturity investments are measured at amortised cost using the effective interest method, less any impairment losses.

If a class of held-to-maturity investments is tainted or the State fails to keep these investments to maturity other than for specific circumstances explained in AASB 139, it will be required to reclassify the whole class as available-for-sale. The State would also not be able to classify any financial assets as held-to-maturity for the following two annual reporting periods.

Financial assets held-to-maturity primarily comprise term deposits and a fixed rate note with QTC. It is the State’s intention to hold these investments until maturity. Deposits held with QTC are eliminated on consolidation of the Total State Sector.

Financial assets at fair value through profit or loss

Financial assets are classified as fair value through profit or loss at balance date if they are classified as held for trading or designated so upon initial recognition. Financial assets at fair value through profit or loss are valued at fair value at balance date. Unrealised gains and losses are brought to account as other economic flows included in the operating result, unless strict cash flow hedge accounting rules are met, in which case valuation adjustments are recognised in an equity reserve.

Financial assets at fair value through profit or loss held by the State include money market deposits, discount securities, Commonwealth and State securities, floating rate notes, medium term notes, fixed interest deposits, letters of credit, interest in Rental Purchase Plan properties, investments managed by QIC Limited, other investments in managed funds, shares and derivatives.

Available-for-sale financial assets

Available-for-sale financial assets are those non-derivative financial assets that are designated as available-for-sale or that are not classified as other categories of financial assets. Such assets are measured at fair value with unrealised gains/losses recognised directly in equity, except for impairment losses and foreign exchange losses which are recognised in the operating result.

Total State Sector available-for-sale financial assets include bank bonds, corporate bonds, Government bonds and share investments (other than Investments in public sector enterprises). Share investments in public sector enterprises are included in the GGS but are eliminated on consolidation of the Total State Sector.

Audited Consolidated Financial Statements 2011–12 – Government of Queensland	6-21

Notes to the Financial Statements

1.	Significant accounting policies continued

(ai)	Financial instruments continued

Financial liabilities at fair value through profit or loss

Financial liabilities are classified as fair value through profit or loss at balance date if they are classified as held for trading or designated so upon initial recognition. Financial liabilities at fair value through profit or loss which include deposits, interest bearing liabilities and derivatives, are valued at fair value at balance date. Unrealised gains and losses are brought to account as other economic flows included in the operating result, unless strict cash flow hedge accounting rules are met, in which case valuation adjustments are recognised in an equity reserve.

Interest bearing liabilities held by the State include Treasury notes, Australian and overseas bonds, credit foncier loans, commercial paper and medium term notes principally raised by QTC. In previous years, GGS loans with QTC were shown at market value however the treatment has now been changed to hold these loans at amortised cost as this better reflects the requirements of AASB 139 and the nature of these loans. The effect of this correction is to reduce GGS borrowings and increase accumulated funds by $475 million at 1 July 2010 and to reduce the market value interest expense and borrowings by a further $33 million in 2010-11.

In relation to deposits, income derived from their investment accrues to depositors daily. The amount shown in the Balance Sheet represents the market value of deposits held at balance date. Stock lending and repurchase agreement deposits are accepted at an agreed price and are held as security for stock lent.

Financial liabilities held at amortised cost

Financial liabilities held at amortised cost are initially measured at fair value plus any directly attributable transaction costs. Subsequently, such financial liabilities are measured at amortised cost using the effective interest method. The effective interest method is a method of calculating the amortised cost of a financial liability and allocating the interest expense over the relevant period. Any interest expense is recognised in the operating result in the period in which it accrues.

Financial liabilities measured at amortised cost are financial liabilities other than those designated at fair value through profit or loss. They include payables, finance leases, GGS loans from QTC and State debt to the Commonwealth (loans made by the Commonwealth under Loan Council agreements). The GGS loans from QTC are eliminated on consolidation of the Total State Sector.

Derivative financial instruments

Derivative financial instruments are initially recognised at fair value on the date on which a derivative contract is entered into and are subsequently remeasured to their fair value at balance date. Fair values are derived using quoted market prices in active markets and utilising accepted market valuation techniques, including the discounted cash flow model and other pricing models, as appropriate. Changes in fair value are taken to other economic flows included in the operating result unless strict cash flow hedge accounting rules are met, in which case valuation adjustments are recognised in an equity reserve.

Derivative instruments are used to hedge the State’s exposures to interest rate, foreign currency, commodity prices and credit risks as part of asset and liability management activities. In addition, they may be used to deliver long term floating rate or long term fixed rate exposure. A small number of derivative financial instruments are held for speculative purposes.

Derivatives may be designated as either hedges of the fair value of recognised assets or liabilities or firm commitments (fair value hedges) or as hedges of the cash flows of recognised assets and liabilities and highly probable forecast transactions (cash flow hedges). Gains or losses on fair value hedges are recognised as other economic flows included in the operating result. Gains or losses on the effective portion of cash flow hedges are recognised directly in the hedge reserve in equity, while the ineffective portion is recognised as other economic flows included in the operating result.

Amounts taken to the hedge reserve in equity are transferred to the operating result when the hedged transaction affects the operating result, such as when hedged income or expenses are recognised, when a forecast sale or purchase occurs or when the hedge becomes ineffective. Where the forecast transaction that is hedged results in recognising a non-financial asset or liability, the gains or losses deferred in equity are transferred to the carrying amount of the asset or liability.

All derivatives are carried as assets when fair value is positive and liabilities when fair value is negative. Derivative instruments used by the State include: options, futures contracts, forward rate agreements, forward exchange contracts, cross currency swaps, interest rate swaps and commodity swaps.

Recognition and derecognition of financial assets and liabilities

Financial assets and financial liabilities are recognised on the Balance Sheet when the State becomes party to the contractual provisions of the financial instrument. A financial asset is derecognised when the contractual rights to the cash flows from the financial assets expire or are transferred and no longer controlled by the State. A financial liability is removed from the Balance Sheet when the obligation specified in the contract is discharged, cancelled or expires.

6-22	Audited Consolidated Financial Statements 2011–12 – Government of Queensland

Notes to the Financial Statements

1.	Significant accounting policies continued

(ai)	Financial instruments continued

Settlement date accounting

Purchases and sales of financial assets and liabilities at fair value through profit or loss are recognised on settlement date. The State accounts for any change in the fair value of the asset to be received or liability issued during the period between the trade date and settlement date in the same way as it accounts for the acquired asset or liability.

Fair value estimation

Where there is an active market for financial instruments, entities within the Total State Sector use either the quoted market price at balance date or mid market rates as a basis for establishing fair values. The quoted market price for financial assets is the current bid price, while for financial liabilities it is the current asking price. The State adopts the policy to effectively minimise risk arising from market/client transactions whether they be in the nature of onlendings, deposits, leases or hedges.

The fair value of financial instruments that are not traded in an active market (for example over-the-counter electricity derivatives) is determined by using valuation techniques. The State uses judgement to select a variety of methods and make assumptions that are mainly based on market conditions existing at the end of each reporting period. The State has used the discounted cash flow technique for various available-for-sale financial assets that were not traded in active markets.

(aj)	Foreign currency

Foreign currency transactions are translated initially into Australian dollars at the rate of exchange applying at the date of the transaction. Such transactions are subject to exchange risk which is reflected by variation in exchange rates due to foreign currency movement. Amounts payable and receivable in foreign currencies at balance date are translated to Australian currency at rates of exchange current at 30 June 2012.

Translation differences relating to amounts payable and receivable in foreign currencies are brought to account as exchange gains or losses in the operating result in the financial year in which the exchange rates change, except when deferred in equity as qualifying cash flow hedges or net investment hedges.

Translation differences on non-monetary financial assets and liabilities such as equities held at fair value through profit or loss are recognised in the operating result as part of the fair value gain or loss. Translation differences on non-monetary financial assets such as equities classified as available-for-sale financial assets are included in the fair value reserve in equity.

In relation to borrowings covered by swaps denominated in foreign currencies, both the loan and the underlying swap are valued at the relevant swap yield existing at year-end. Where transactions involve forward foreign exchange contracts, the amount payable or receivable under the contract is adjusted to reflect forward rates of exchange applicable at year-end. Exchange gains or losses are brought to account in the operating result.

(ak)	Related party transactions

A number of related party transactions which are at arm’s length and under normal commercial terms, have been disclosed in the financial statements of some of the agencies that are included in these consolidated financial statements. These transactions mainly relate to Government-owned corporations. Reference should be made to individual agency reports for further particulars of these transactions.

(al)	Public Private Partnerships (PPPs)

There is currently no Australian Accounting Standard specifically addressing accounting for private sector financed infrastructure assets from a grantor’s perspective. The following policies have been adopted pending the development of an accounting standard for the grantor.

Agreements equally proportionately unperformed arising from PPPs are not recognised as assets or liabilities. Instead, the payments under these agreements are expensed systematically over the term of the agreements. Any leasing arrangements are disclosed in accordance with AASB 117 Leases . Further, the commitments for future payments under these agreements are disclosed as commitments in the notes to the consolidated financial statements.

(am)	Monies held in trust

Security, tender and other deposits administered by the State in a fiduciary or trust capacity are not recognised in the financial statements but are disclosed for information purposes in Note 49. Whilst these transactions and balances are in the care of the State, they are subject to the normal internal control and external audit requirements.

Audited Consolidated Financial Statements 2011–12 – Government of Queensland	6-23

Notes to the Financial Statements

1.	Significant accounting policies continued

(an)	Critical accounting estimates and judgements

Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that may have a financial impact on the State and that are believed to be reasonable under the circumstances.

The State makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amount of assets and liabilities within the next financial year and have not been included in the relevant accounting policy, are discussed below.

Estimated impairment of assets

The State tests annually whether any asset or group of assets is impaired, in accordance with the accounting policy Note 1(aa). In some instances the recoverable amount used is value in use. Value in use calculations require assumptions to be made in key areas such as:

•	risk adjusted time value of money;

•	forecast market prices;

•	forecast operational and capital expenditure; and

•	discount rates.

Impairment—electricity generators

On 18 November 2011 the Clean Energy Act 2011 (Act) received Royal Assent and was substantively enacted. The Act implements a carbon pricing mechanism for Australia. The Act comprises a fixed price term between 1 July 2012 and

30 June 2015 with a floating price cap subsequent to that date. The introduction of the carbon price from 1 July 2012 is expected to have a significant impact on electricity generators’ capacity, particularly for their existing coal-fired electricity generation assets.

Impairment testing of generation assets is conducted at the end of each reporting period by evaluating conditions that may lead to indicators of impairment of assets. Key estimates and assumptions are made in determining the recoverable amount of assets including electricity demand, wholesale electricity prices, discount rate and the impact of the carbon pricing mechanism.

Valuation techniques

Projected cash flows are discounted by a rate of return commensurate to risk associated with the assets and the time value of money. The cash flow projections are based on market assumptions (pricing, dispatch and carbon), and capital expenditure programs that willing market participants might reasonably adopt.

Electricity demand and wholesale electricity prices

Electricity demand, electricity pool price and contract premiums are forecast to the end of the generation asset life using past experience, economic trends, the impact of a potential carbon price and escalation together with industry and market trends. References include:

•	2011 Electricity Statement of Opportunities (Australian Energy Market Operator) and Powerlink 2011 Annual Planning Report

•	Forecast gas price based on the 2010 Annual Gas Market Review (the former Queensland Department of Employment, Economic Development and Innovation)

Discount rate

The discount rate represents the weighted average cost of capital (WACC) for comparable companies operating in similar industries, based on publicly available information, reflecting the overall required rate of return on an investment for both debt and equity owners.

Carbon price

Two main scenarios have been considered in this impairment testing:

•	The Commonwealth Treasury modelling of core policy and high price scenarios (July 2011) ‘Strong growth, low pollution modelling a carbon price’ which was adopted by CS Energy; and

•

A median carbon price scenario reflecting a weighted approach between the Federal Government’s pricing for the fixed period announced in July 2011 and Stanwell’s internally developed assumption. Stanwell has amended the weighting during the reporting period towards a low carbon price to take account of developments in international carbon markets and the emerging details of the Federal Government’s carbon pricing scheme.

Other key estimates and assumptions that are critical to the impairment assessment include:

•	Fuel and water pricing and supply;

•	Plant reliability and operating capital expenditure requirements; and

•	Future regulatory environment.

6-24	Audited Consolidated Financial Statements 2011–12 – Government of Queensland

Notes to the Financial Statements

1.	Significant accounting policies continued

(an)	Critical accounting estimates and judgements continued

Impairment—electricity generators continued

The uncertainties surrounding the carbon pricing mechanism from 1 July 2012 are expected to significantly impact electricity generators’ operations and the assumptions outlined above may impact the resulting value of generation assets.

Sensitivity of impairment charge to changes in electricity assumptions	Total State Sector
	2012
	$M	$M
	+5%	-5%
Wholesale electricity price - decrease/(increase) to impairment loss	282	(282)
	+1%	-1%
Discount rate (pre-tax) - (increase)/decrease to impairment loss	(100)	113
	+5%	-5%
Carbon price	(113)	113

For the year ended 30 June 2012, the generators have recognised an impairment of $30 million (this is in addition to the 2011 impairment of $1.715 billion).

Impairment—water assets

The SEQ bulk water authorities (the Queensland Bulk Water Supply Authority (Seqwater) and the Queensland Bulk Water Transport Authority (LinkWater)) have performed an impairment assessment on their bulk water assets based on current bulk water pricing arrangements under normal pricing principles for regulated assets. Specifically, the assumptions reflect the approach of the Queensland Competition Authority in its review of the SEQ Grid Service Charges paid to each entity by the SEQ Water Grid Manager (WGM), in turn based on pricing principles and parameters set by the State (most recently, a Direction Notice issued by the Minister for Energy and Water Utilities on 20 October 2011).

On 26 June 2012, the Queensland Government announced its intention to undertake further structural consolidation of the SEQ bulk water industry, including the merger of the three SEQ bulk water entities (Seqwater, LinkWater and the WGM). The Government’s intention is to facilitate the structural reforms through amendments to the South East Queensland Water (Restructuring) Act 2007 and other legislation, introduced into Parliament in October 2012.

Specifically, the businesses of LinkWater and the WGM are expected to be transferred into Seqwater by no later than

1 January 2013.

The Government has yet to make some key decisions on the future financing and pricing arrangements for the merged bulk water entity.

Should the State transit to a pricing framework that results in a change to key parameters, this may have a material impact on the ability of the bulk water entity to generate a sufficient return to prevent asset impairment. Such an impairment could impact on the carrying value of the bulk water entity’s assets.

Without additional information in relation to any actual changes to future bulk water pricing arrangements, the water entities have relied on the reasonableness of their assumptions under prevailing pricing policy in completing their impairment testing.

Impairment of financial assets

The State assesses, at the end of each reporting period, whether there is objective evidence that a financial asset or a group of financial assets is impaired. A financial asset is considered to be impaired if objective evidence indicates that one or more events have had a negative effect on the estimated future cash flow of that asset.

Evidence of impairment may include significant financial difficulties of the debtor, the probability that the debtor will enter bankruptcy or financial reorganisation and payment default or delinquency in interest or principal payments. All financial assets, except for those measured at fair value through profit or loss, are subject to annual review for impairment, in accordance with AASB 139. The amount of the impairment loss is recognised in other economic flows included in operating result. Receivables are assessed regularly for bad and doubtful debts. Bad debts are written off as they are incurred.

For financial assets carried at amortised cost, the carrying amount of the asset is reduced through the use of a provision account and the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the effective interest rate. The adjustment is recognised in the operating result.

Audited Consolidated Financial Statements 2011–12 – Government of Queensland	6-25

Notes to the Financial Statements

1.	Significant accounting policies continued

(an)	Critical accounting estimates and judgements continued

Impairment of financial assets continued

An impairment loss is reversed if the reversal can be related objectively to an event occurring after the impairment loss was recognised. For financial assets measured at amortised cost, the reversal is recognised in the operating result.

(ao)	Actual and budgetary information comparison

Explanations of major variances between AASB 1049 actual amounts and corresponding original budget amounts for the GGS are disclosed in Note 61.

(ap)	Key GFS technical terms

ABS GFS Manual

The ABS GFS Manual refers to the ABS publication Australian System of Government Finance Statistics: Concepts, Sources and Methods 2005 as updated from time to time.

Cash surplus/(deficit)

The cash surplus/(deficit) is calculated as net cash flows from operating activities plus net cash flows from acquisition and disposal of non-financial assets less distributions paid. GFS cash surplus/(deficit) also deducts the value of assets acquired under finance leases and similar arrangements.

Convergence differences

Convergence differences are differences between the amounts recognised in the financial statements compared with the amounts determined for GFS purposes as a result of differences in definition, recognition, measurement and classification principles and rules.

Comprehensive result—total change in net worth before transactions with owners as owners

This is the net result of all items of income and expense recognised for the period. It is the aggregate of operating result and Other movements in equity, other than transactions with owners as owners.

Financial asset

A financial asset is any asset that is:

•	cash;

•	an equity instrument of another entity;

•	a contractual right:

(i)	to receive cash or another financial asset from another entity; or

(ii)	to exchange financial assets or financial liabilities with another entity under conditions that are potentially favourable to the entity; or

•	a contract that will or may be settled in the entity’s own equity instruments and is:

(i)	a non-derivative for which the entity is or may be obliged to receive a variable number of the entity’s own equity instruments; or

(ii)	a derivative that will or may be settled other than by the exchange of a fixed amount of cash or another financial asset for a fixed number of the entity’s own equity instruments. For this purpose the entity’s own equity instruments do not include instruments that are themselves contracts for the future receipt or delivery of the entity’s own equity instruments.

Key Fiscal Aggregates

Key fiscal aggregates are referred to as analytical balances in the ABS GFS Manual, these are data identified in the ABS GFS Manual as useful for macro-economic analysis purposes, including assessing the impact of a government on the economy. They are opening net worth, net operating balance (which equals change in net worth due to transactions), net lending/(borrowing), change in net worth due to other changes in the volume of assets, total change in net worth, closing net worth and cash surplus/(deficit).

6-26	Audited Consolidated Financial Statements 2011–12 – Government of Queensland

Notes to the Financial Statements

1.	Significant accounting policies continued

(ap)	Key GFS technical terms continued

Net Debt

Net debt equals (deposit liabilities held plus advances and borrowing liabilities) less (cash and deposits, plus investments plus asset advances outstanding). It is based on the definition in the ABS GFS Manual.

Net Lending/(Borrowing)

This measures the financing requirements of government, and is calculated as the net operating balance, less the net acquisition of non-financial assets. A positive result reflects a net lending position and a negative result reflects a net borrowing position, based on the definition in the ABS GFS Manual.

Net Operating Balance

This is calculated as income from transactions minus expenses from transactions, based on the definition in the ABS GFS Manual.

Net Worth

For the GGS net worth is the result of assets less liabilities and shares/contributed capital. For the State, net worth is assets less liabilities since shares and contributed capital is zero. It is an economic measure of wealth and reflects the contribution of governments to the wealth of Australia.

Non-profit institution

A non-profit institution is a legal or social entity that is created for the purpose of producing or distributing goods and services but is not permitted to be a source of income, profit or other financial gain for the units that establish, control or finance it.

Non-financial asset

These are all assets that are not ‘financial assets’.

Operating Result

Operating result is a measure of financial performance of the operations of the State for the period. It is the net result of items of revenue, gains and expenses (including losses) recognised for the period, excluding those that are classified as ‘Other movements in equity’.

Other economic flows

Changes in the volume or value of an asset or liability that do not result from transactions (i.e. revaluations and other changes in the volume of assets) are other economic flows.

Transactions

Transactions are interactions between two institutional units by mutual agreement or actions within a unit that it is analytically useful to treat as transactions as defined in the ABS GFS Manual.

Whole of Government financial report

A whole of government financial report is a financial report prepared by a government that is prepared in accordance with Australian Accounting Standards, including AASB 127 Consolidated and Separate Financial Statements and thereby separately recognises assets, liabilities, income, expenses and cash flows of all entities under the control of the government on a line-by-line basis.

Audited Consolidated Financial Statements 2011–12 – Government of Queensland	6-27

Notes to the Financial Statements

2.	Disaggregated information

Operating Statement

		General		Public Non-financial		Public Financial		Consolidation
		Government (a)		Corporations (a)		Corporations (a)		Adjustments		Consolidated
		2012	2011	2012	2011	2012	2011	2012	2011	2012	2011
		$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
	Continuing Operations Revenue from Transactions

	Taxation revenue	10,608	9,981	—	—	—	—	(328)	(362)	10,280	9,619
	Grants revenue	22,652	20,338	2,140	2,245	—	—	(1,978)	(2,064)	22,815	20,519
	Sales of goods and services	4,996	4,172	7,348	6,647	1,651	1,328	(534)	(671)	13,461	11,476
	Interest income	2,484	2,368	157	151	4,798	4,649	(5,767)	(5,153)	1,673	2,016
	Dividend and income tax equivalents income	1,112	1,232	61	—	—	—	(1,110)	(1,228)	63	4
	Other revenue	3,942	3,921	415	532	130	65	(48)	(272)	4,439	4,246

	Continuing Operations Total Revenue from Transactions	45,794	42,013	10,121	9,575	6,579	6,043	(9,763)	(9,751)	52,732	47,880

Less	Continuing Operations Expenses from Transactions

	Employee expenses	18,250	16,826	1,618	1,489	231	210	(326)	(297)	19,773	18,228
	Superannuation expenses
	Superannuation interest cost	1,216	1,240	(22)	(15)	—	—	—	—	1,195	1,225
	Other superannuation expenses	2,301	2,171	227	224	16	13	—	—	2,543	2,408
	Other operating expenses	8,821	8,646	3,204	3,092	1,578	1,541	(324)	(502)	13,278	12,776
	Depreciation and amortisation	2,777	2,507	2,064	2,068	45	37	—	—	4,886	4,612
	Other interest expense	1,659	1,125	2,088	2,358	6,304	5,921	(6,019)	(5,370)	4,033	4,035
	Grants expenses	11,004	10,963	14	166	42	—	(1,978)	(2,334)	9,081	8,796
	Other property expenses	—	—	221	361	21	36	(241)	(397)	—	—

	Continuing Operations Total Expenses from Transactions	46,027	43,479	9,414	9,742	8,236	7,759	(8,888)	(8,900)	54,789	52,079

Equals	Continuing Operations Net Operating Balance	(233)	(1,466)	707	(167)	(1,657)	(1,716)	(875)	(850)	(2,058)	(4,199)
add	Discontinued Operations Net Operating Balance	—	—	—	424	—	—	—	—	—	424
Equals	Net Operating Balance	(233)	(1,466)	707	257	(1,657)	(1,716)	(875)	(850)	(2,058)	(3,776)

(a)	See Note 1(c) for explanation of sectors.

6-28	Audited Consolidated Financial Statements 2011–12 – Government of Queensland

Notes to the Financial Statements

2.	Disaggregated information continued

	General		Public Non-financial		Public Financial		Consolidation
	Government (a)		Corporations (a)		Corporations (a)		Adjustments		Consolidated
	2012	2011	2012	2011	2012	2011	2012	2011	2012	2011
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Continuing Operations Other Economic Flows Included in Operating Result
Gain on sale of assets and investments	—	166	7	613	415	—	(7)	(210)	415	569
Revaluation increments and impairment loss reversals	329	42	48	701	334	1,136	(100)	(5)	611	1,874
Loss on sale of assets and investments	(83)	(34)	—	—	(328)	(899)	7	197	(405)	(735)
Asset write-down, revaluation decrements and impairment loss	(531)	(383)	(393)	(2,086)	(59)	(122)	100	17	(883)	(2,573)
Actuarial adjustments to liabilities	(260)	65	—	—	288	(9)	—	—	28	56
Deferred income tax equivalents	282	(1,143)	(200)	1,122	(82)	21	—	—	—	—
Dividends and tax equivalents treated as capital returns	82	1,396	—	—	—	—	(82)	(1,396)	—	—
Other	22	39	(22)	(19)	1,549	2,824	(3,714)	96	(2,165)	2,940

Continuing Operations Total Other Economic Flows Included in Operating Result	(159)	148	(560)	331	2,117	2,951	(3,796)	(1,300)	(2,397)	2,130
Discontinued Operations Total Other Economic Flows Included in Operating Result	—	—	—	(55)	—	—	—	—	—	(55)
Total Other Economic Flows Included in Operating Result	(159)	148	(560)	276	2,117	2,951	(3,796)	(1,300)	(2,397)	2,075

Continuing Operations Operating Result	(391)	(1,318)	147	163	460	1,235	(4,671)	(2,150)	(4,455)	(2,070)
Discontinued Operations Operating Result	—	—	—	369	—	—	—	—	—	369
Operating Result	(391)	(1,318)	147	533	460	1,235	(4,671)	(2,150)	(4,455)	(1,700)

Other Economic Flows Other Movements in Equity
Adjustments to opening balances	—	4,784	—	987	—	—	—	(5,699)	—	72
Revaluations	(7,238)	(1,149)	432	(764)	(1)	(1)	276	369	(6,531)	(1,545)
Other	408	(29)	(337)	834	—	—	(82)	(264)	(11)	541
Total Other Economic Flows Other Movements in Equity	(6,830)	3,606	95	1,058	(1)	(1)	194	(5,595)	(6,543)	(932)
Comprehensive Result	(7,222)	2,287	242	1,590	459	1,234	(4,476)	(7,745)	(10,998)	(2,632)

(a)	See Note 1(c) for explanation of sectors.

Audited Consolidated Financial Statements 2011–12 – Government of Queensland	6-29

Notes to the Financial Statements

2.	Disaggregated information continued

		General		Public Non-financial		Public Financial		Consolidation
		Government (a)		Corporations (a)		Corporations (a)		Adjustments		Consolidated
		2012	2011	2012	2011	2012	2011	2012	2011	2012	2011
		$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
	Transactions With Owners In Their Capacity as Owners
	Ordinary dividends provided or paid	—	—	(859)	(830)	(16)	(20)	875	850	—	—
	Dividends treated as capital returns paid or provided	—	—	(82)	(1,246)	—	(150)	82	1,396	—	—
	Equity injections/(withdrawals)	—	—	(610)	(1,541)	—	—	610	1,541	—	—
	Total Transactions With Owners In Their Capacity as Owners	—	—	(1,550)	(3,616)	(16)	(170)	1,567	3,787	—	—
	Total Change In Net Worth	(7,222)	2,287	(1,308)	(2,026)	443	1,064	(2,910)	(3,958)	(10,998)	(2,632)

	KEY FISCAL AGGREGATES

	Net Operating Balance	(233)	(1,466)	707	257	(1,657)	(1,716)	(875)	(850)	(2,058)	(3,776)

Less	Net Acquisition/(Disposal) of Non-Financial Assets
	Purchases of non-financial assets	7,930	8,237	4,009	5,068	109	79	—	2	12,048	13,385
	Less Sales of non-financial assets	198	254	361	407	—	—	—	—	559	661
	Less Depreciation	2,777	2,507	2,064	2,186	45	37	—	—	4,886	4,730
	Plus Change in inventories	55	80	13	(48)	—	—	—	—	68	32
	Plus Other movement in non-financial assets	238	27	37	39	—	—	—	—	275	66
	Equals Total Net Acquisition/(Disposal) of Non- Financial Assets	5,249	5,583	1,634	2,465	64	42	—	2	6,947	8,092
	Equals Net Lending/(Borrowing)	(5,482)	(7,049)	(927)	(2,209)	(1,721)	(1,758)	(875)	(852)	(9,004)	(11,867)

(a)	See Note 1(c) for explanation of sectors.

6-30	Audited Consolidated Financial Statements 2011–12 – Government of Queensland

Notes to the Financial Statements

2.	Disaggregated information continued

Balance Sheet

	General		Public Non-financial		Public Financial		Consolidation
	Government (a)		Corporations (a)		Corporations (a)		Adjustments		Consolidated
	2012	2011	2012	2011	2012	2011	2012	2011	2012	2011
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Assets
Financial Assets

Cash and deposits	865	635	2,401	4,141	71	22	(1,808)	(3,439)	1,529	1,359
Receivables and loans
Receivables	4,087	4,483	2,097	2,060	232	198	(1,243)	(1,617)	5,174	5,123
Advances paid	687	594	256	283	—	—	(10)	(12)	932	865
Loans paid	115	128	116	117	72,428	59,461	(65,214)	(53,817)	7,445	5,888
Securities other than shares	34,124	33,224	357	524	49,728	50,781	(31,873)	(31,126)	52,336	53,402
Shares and other equity investments
Investments in public sector entities	21,602	22,405	—	—	—	—	(21,602)	(22,405)	—	—
Investments in other entities	8	5	2,798	2,813	—	—	—	—	2,806	2,818
Investments accounted for using equity method	140	112	118	97	1	1	—	—	259	210
Total Financial Assets	61,628	61,585	8,143	10,035	122,460	110,462	(121,750)	(112,417)	70,480	69,665

Non-Financial Assets

Inventories	738	678	508	516	—	—	—	—	1,246	1,194
Assets held for sale	145	198	4	174	—	—	—	—	149	371
Investment properties	188	251	311	302	—	—	—	—	500	553
Biological assets	11	9	—	1	—	—	—	—	11	10
Property, plant and equipment	174,278	170,990	51,038	48,728	349	289	—	—	225,664	220,006
Intangibles	846	872	299	227	27	40	—	—	1,172	1,139
Deferred tax assets	5,449	5,090	838	751	498	577	(6,784)	(6,418)	—	—
Other non-financial assets	290	283	276	222	8	8	(49)	(43)	525	469
Total Non-Financial Assets	181,945	178,372	53,275	50,919	881	913	(6,833)	(6,461)	229,267	223,743

Total Assets	243,573	239,957	61,418	60,955	123,341	111,375	(128,583)	(118,878)	299,748	293,408

(a)	See Note 1(c) for explanation of sectors.

Audited Consolidated Financial Statements 2011–12 – Government of Queensland	6-31

Notes to the Financial Statements

2.	Disaggregated information continued

	General		Public Non-financial		Public Financial		Consolidation
	Government (a)		Corporations (a)		Corporations (a)		Adjustments		Consolidated
	2012	2011	2012	2011	2012	2011	2012	2011	2012	2011
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Liabilities

Payables	3,888	3,851	2,233	2,302	170	210	(1,202)	(1,578)	5,090	4,785
Employee benefit obligations
Superannuation liability	30,626	25,236	230	(77)	—	—	—	—	30,856	25,159
Other employee benefits	5,096	4,632	766	682	90	87	—	—	5,952	5,400
Deposits held	1	1	22	20	5,208	36,667	(1,829)	(33,131)	3,403	3,557
Borrowings and advances
Advances received	425	444	11	11	—	—	(11)	(11)	425	444
Borrowings	29,513	24,593	31,816	30,247	—	1	(60,204)	(53,956)	1,126	884
Securities and derivatives	—	—	192	302	116,464	73,384	(31,853)	—	84,802	73,686
Deferred tax liabilities	1,335	1,328	5,442	5,082	7	7	(6,783)	(6,418)	—	—
Provisions	1,451	1,281	829	980	2,914	2,974	(44)	(39)	5,150	5,196
Other liabilities	584	717	442	660	7	8	(45)	(44)	987	1,341

Total Liabilities	72,920	62,082	41,982	40,210	124,859	113,337	(101,971)	(95,177)	137,790	120,453

Net Assets	170,653	177,875	19,436	20,744	(1,519)	(1,962)	(26,613)	(23,701)	161,958	172,956

Net Worth
Contributed equity	—	—	9,850	10,459	37	37	(9,887)	(10,497)	—	—
Accumulated surplus/(deficit)	82,995	89,222	71	1,180	(1,762)	(2,195)	(5,112)	(1,398)	76,192	86,809
Reserves	87,658	88,653	9,516	9,105	206	196	(11,614)	(11,807)	85,765	86,147

Total Net Worth	170,653	177,875	19,436	20,744	(1,519)	(1,962)	(26,613)	(23,702)	161,958	172,956

KEY FISCAL AGGREGATES

Net Financial Worth	(11,292)	(497)	(33,839)	(30,175)	(2,399)	(2,875)	(19,780)	(17,240)	(67,310)	(50,787)
Net Financial Liabilities	32,894	22,902	N/A	N/A	N/A	N/A	N/A	N/A	67,310	50,787
Net Debt	(5,851)	(9,542)	28,911	25,515	(555)	(212)	5,010	1,296	27,514	17,057

(a)	See Note 1(c) for explanation of sectors.

6-32	Audited Consolidated Financial Statements 2011–12 – Government of Queensland

Notes to the Financial Statements

2.	Disaggregated information continued

Cash Flow Statement

	General		Public Non-financial		Public Financial		Consolidation
	Government (a)		Corporations (a)		Corporations (a)		Adjustments		Consolidated
	2012	2011	2012	2011	2012	2011	2012	2011	2012	2011
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Cash Flows from Operating Activities
Cash received
Taxes received	10,656	9,900	—	—	—	—	(345)	(315)	10,311	9,586
Grants and subsidies received	22,749	20,343	2,273	2,151	—	—	(2,118)	(1,954)	22,904	20,540
Sales of goods and services	5,245	4,562	7,761	9,239	1,779	1,453	(601)	(501)	14,184	14,752
Interest receipts	2,480	2,275	157	151	4,786	4,639	(5,765)	(5,154)	1,658	1,911
Dividends and income tax equivalents	1,087	1,096	61	—	—	—	(1,085)	(1,092)	63	4
Other receipts	5,921	5,342	314	1,282	151	92	(56)	6	6,330	6,722
	48,138	43,517	10,566	12,823	6,717	6,184	(9,970)	(9,010)	55,451	53,515
Cash paid
Payments for employees	(21,289)	(18,569)	(1,753)	(2,157)	(243)	(202)	326	297	(22,959)	(20,631)
Payments for goods and services	(10,687)	(10,528)	(3,418)	(4,985)	(164)	(204)	371	484	(13,898)	(15,233)
Grants and subsidies	(11,063)	(10,291)	(9)	(21)	(42)	—	2,114	1,941	(9,000)	(8,370)
Interest paid	(1,667)	(1,118)	(1,838)	(2,110)	(6,373)	(5,932)	5,762	5,278	(4,116)	(3,882)
Other payments	(599)	(908)	(935)	(1,547)	(1,372)	(1,295)	378	354	(2,528)	(3,397)
	(45,306)	(41,414)	(7,954)	(10,820)	(8,193)	(7,633)	8,952	8,354	(52,501)	(51,514)
Net Cash Flows from Operating Activities	2,832	2,103	2,613	2,003	(1,477)	(1,449)	(1,018)	(656)	2,950	2,001

Cash Flows from Investing Activities Non-Financial Assets
Purchases of non-financial assets	(7,930)	(8,237)	(4,009)	(5,068)	(109)	(79)	—	(2)	(12,048)	(13,385)
Sales of non-financial assets	198	254	361	407	—	—	—	—	559	661
	(7,732)	(7,983)	(3,648)	(4,660)	(109)	(79)	—	(2)	(11,489)	(12,724)
Financial Assets (Policy Purposes)	1,260	7,841	(8)	5,803	—	—	(1,246)	(3,038)	6	10,606

Financial Assets (Liquidity Purposes)	(837)	(4,956)	(27)	(2,128)	4,316	(3,835)	747	6,741	4,198	(4,178)

Net Cash Flows from Investing Activities	(7,309)	(5,098)	(3,683)	(985)	4,207	(3,915)	(500)	3,702	(7,285)	(6,296)

(a)	See Note 1(c) for explanation of sectors.

Audited Consolidated Financial Statements 2011–12 – Government of Queensland	6-33

Notes to the Financial Statements

2.	Disaggregated information continued

	General		Public Non-financial		Public Financial		Consolidation
	Government (a)		Corporations (a)		Corporations (a)		Adjustments		Consolidated
	2012	2011	2012	2011	2012	2011	2012	2011	2012	2011
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Receipts from Financing Activities
Advances received (net)	(19)	(19)	(1)	(1)	—	—	1	1	(19)	(19)
Proceeds of borrowing (net)	6,161	1,311	1,354	2,452	(9,215)	(4,304)	244	74	(1,457)	(467)
Dividends paid (net)	—	—	(753)	(735)	(20)	(13)	773	748	—	—
Deposits received (net)	—	(1)	2	4	392	5,508	183	(5,000)	578	511
Other financing (net)	—	—	(1,272)	(653)	6,162	4,167	512	803	5,403	4,317
Net Cash Flows from Financing Activities	6,142	1,291	(669)	1,068	(2,681)	5,358	1,714	(3,373)	4,505	4,343

Net increase/(decreased) in Cash Held	1,664	(1,704)	(1,740)	2,085	49	(7)	196	(328)	170	47
Cash at the beginning of the financial year	(799)	904	4,141	2,056	22	28	(2,005)	(1,677)	1,359	1,311
Cash and Cash Equivalents Held at the End of the Financial Year	865	(799)	2,401	4,141	71	21	(1,809)	(2,005)	1,529	1,359

KEY FISCAL AGGREGATES
Net Cash from Operating Activities	2,832	2,103	2,613	2,003	(1,477)	(1,449)	(1,018)	(656)	2,950	2,001
Net Cash Flow from Investments in Non-Financial Assets	(7,732)	(7,983)	(3,648)	(4,660)	(109)	(79)	—	(2)	(11,489)	(12,724)
Dividends Paid	—	—	(753)	(735)	(20)	(13)	773	748	—	—
CASH SURPLUS/(DEFICIT)	(4,901)	(5,880)	(1,788)	(3,392)	(1,606)	(1,542)	(245)	91	(8,540)	(10,723)

(a)	See Note 1(c) for explanation of sectors.

6-34	Audited Consolidated Financial Statements 2011–12 – Government of Queensland

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2012	2011	2012	2011
		$M	$M	$M	$M
3.	Taxation revenue
	Taxes
	Transfer duty	2,023	1,933	2,023	1,916
	Vehicle registration	1,897	1,768	1,897	1,768
	Insurance	556	484	556	484
	Other duties	35	33	35	33
	Payroll tax	3,462	3,023	3,357	2,910
	Land tax	1,013	1,049	996	1,034
	Guarantee fees	205	219	—	—
	Various gaming taxes and other levies	1,415	1,474	1,415	1,475

		10,608	9,981	10,280	9,619

4.	Grants revenue
	Commonwealth
	General purpose payments
	GST revenue grants	8,681	8,412	8,681	8,412
	Other general purpose payments	1	10	13	52
	Specific purpose payments	4,368	4,124	4,376	4,124
	National partnership payments	6,854	4,766	6,854	4,766
	Grants for on-passing to non-Queensland Government entities	2,289	2,368	2,289	2,368

		22,194	19,679	22,214	19,721
	Other
	Other grants	292	288	264	283
	Industry/community contributions	166	372	337	514

		458	660	601	798

		22,652	20,338	22,815	20,519

5.	Sales of goods and services
	User charges
	Sale of goods and services	3,445	2,863	11,769	10,083
	Rental Income	500	415	641	500

		3,945	3,278	12,410	10,583
	Fees
	Transport and other licences and permits	562	494	562	494
	Other regulatory fees	489	399	489	398

		1,051	894	1,051	892

		4,996	4,172	13,461	11,476

6.	Interest income
	Interest	2,484	2,368	1,673	2,016

	Interest revenue from financial assets other than those at fair value through profit and loss totalled:	2,443	2,236	248	427
7.	Dividend and income tax equivalents income
	Dividends	875	851	62	—
	Income tax equivalents	236	381	2	4

		1,112	1,232	63	4

Audited Consolidated Financial Statements 2011–12 – Government of Queensland	6-35

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2012	2011	2012	2011
		$M	$M	$M	$M
8.	Other revenue
	Royalties	2,795	2,722	2,795	2,722
	Other territorial revenue	149	137	150	137
	Assets assumed/liabilities transferred	239	287	239	287
	Donations, gifts and services received at below fair value	142	104	144	126
	Contributed assets	12	185	52	91
	Fines	322	295	322	295
	Other	283	190	736	588

		3,942	3,921	4,439	4,246

9.	Employee expenses (refer Note 54 for additional disclosures)
	Salaries and wages	15,800	14,524	17,242	15,866
	Annual leave	1,422	1,394	1,568	1,523
	Long service leave	592	535	683	579
	Other employee related expenses	436	373	279	259

		18,250	16,826	19,773	18,228

10.	Superannuation expenses (refer Note 54 for additional disclosures)
	Superannuation interest cost
	Nominal interest	1,216	1,063	1,195	1,048
	Defined benefit interest cost	—	177	—	177

		1,216	1,240	1,195	1,225

	Other superannuation expenses
	Accumulation contribution	1,197	1,065	1,393	1,251
	Defined benefit service cost	1,103	1,106	1,150	1,156

		2,301	2,171	2,543	2,408

11.	Other operating expenses
	Supplies and services	8,062	7,902	11,103	10,637
	WorkCover Qld and other claims	171	170	1,590	1,554
	Other expenses	589	574	585	585

		8,821	8,646	13,278	12,776

	Audit fees charged by the Queensland Audit Office to entities included in these financial statements amounted to:	8	9	13	14
12.	Depreciation and amortisation
	Depreciation and amortisation expenses for the financial year were charged in respect of:
	Buildings	1,078	964	1,193	1,071
	Infrastructure	1,007	901	2,486	2,551
	Plant and equipment	496	483	796	787
	Major plant and equipment	40	38	191	122
	Heritage and cultural assets	7	4	7	4
	Leased plant and equipment	12	5	43	50
	Software development	136	112	170	143

	As per Notes 37 and 38	2,777	2,507	4,886	4,730

	Continuing Operations	2,777	2,507	4,886	4,612
	Discontinuing Operations. Refer Note 59	—	—	—	118

		2,777	2,507	4,886	4,730

6-36	Audited Consolidated Financial Statements 2011–12 – Government of Queensland

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2012	2011	2012	2011
		$M	$M	$M	$M
13.	Other interest expense
	Interest	1,606	1,092	3,949	3,919
	Finance charges relating to finance leases	36	32	36	32
	Other	17	1	48	83

		1,659	1,125	4,033	4,035

	Interest expense on financial liabilities other than those at fair value through profit and loss amounts to:	1,659	1,125	81	69
14.	Grants expenses
	Grants - recurrent	7,016	6,538	6,935	6,430
	Grants - capital	1,839	2,205	1,782	1,974
	First Home Owner Grant	139	112	139	112
	Personal benefit payments	224	280	227	279
	Community Service Obligations	1,786	1,828	—	—

		11,004	10,963	9,081	8,796

15.	Gain on sale of assets and investments
	Gain on sale of financial assets
	Gain on sale of other investments	—	166	415	—
	Gain on sale of non-financial assets
	Gain on sale of other non-current assets	—	—	—	569

		—	166	415	569

	The gains on sale of financial assets relate to the following categories:
	Assets at fair value through profit or loss	—	166	415	—

		—	166	415	—

16.	Revaluation increments and impairment loss reversals
	Revaluation increments of financial assets
	Revaluation increments - derivatives	—	—	300	—
	Revaluation increments - other investments	—	12	11	1,826

		—	12	311	1,826

	Revaluation increments of non-financial assets
	Revaluation increments - investment property	9	—	13	—
	Revaluation increments - other non-current assets	315	1	281	9

		324	1	294	9
	Revaluation increments - environmental certificates/obligations	—	—	—	10
	Revaluation increments - self generating and regenerating assets	5	5	5	5
	Impairment loss reversal
	Impairment loss reversal - non-financial assets	—	25	—	25

		—	25	—	25

		329	42	611	1,874

Audited Consolidated Financial Statements 2011–12 – Government of Queensland	6-37

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2012	2011	2012	2011
		$M	$M	$M	$M
17.	Loss on sale of assets and investments
	Loss on sale of financial assets
	Loss on sale of available-for-sale financial assets	1	—	1	—
	Loss on sale of derivatives	—	—	327	435
	Loss on sale of other investments	—	—	—	298

		1	—	328	732
	Loss on sale of non-financial assets
	Loss on sale of other non-current assets	82	31	77	—
	Loss on sale of intangibles	—	3	—	3

		82	34	77	3

		83	34	405	735

18.	Asset write-down, revaluation decrements and impairment loss
	Asset write-down
	Bad debts written off not previously impaired	57	85	81	80
	Inventory write-down (net)	9	3	12	5
	Other assets written off/donated	326	210	354	260

		392	298	447	345
	Revaluation decrements of financial assets
	Revaluation decrements - derivatives	1	—	—	245
	Revaluation decrements - other investments	10	—	55	—

		11	—	55	245
	Revaluation decrements of non-financial assets
	Revaluation decrements - investment property	—	7	—	92
	Revaluation decrements - other non-current assets	—	—	45	7

		—	7	45	99
	Revaluation decrements - environmental certificates/obligations	—	—	9	—
	Impairment losses
	Impairment loss - receivables	96	11	92	16
	Impairment loss - loans and advances	4	3	4	3
	Impairment loss - non-financial assets	—	—	147	1,710
	Impairment loss - intangible assets	25	59	40	105
	Impairment loss - available-for-sale financial assets	—	—	14	10
	Impairment loss - non-current assets held for sale	4	5	9	39
	Impairment loss - Financial assets at fair value through profit and loss	—	—	21	—

		128	78	326	1,883

		531	383	883	2,573

19.	Actuarial adjustments to liabilities
	Long service leave - gain/(loss)	(201)	(28)	(201)	(28)
	Insurances and other - gain/(loss)	(59)	92	230	83

		(260)	65	28	56

20.	Dividends and tax equivalents treated as capital returns
	Dividends	82	1,396	—	—

		82	1,396	—	—

21.	Other economic flows in operating result
	Net market value interest revenue/(expense)	2	16	(2,163)	3,115
	Time value adjustments	(11)	(4)	(37)	(67)
	Share of net profit or (loss) of associates and joint ventures accounted for using the equity method	28	25	57	33
	Onerous contracts expense	—	—	(20)	(141)
	Other economic flows n.e.c.	3	2	(2)	(1)

		22	39	(2,165)	2,940

6-38	Audited Consolidated Financial Statements 2011–12 – Government of Queensland

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2012	2011	2012	2011
		$M	$M	$M	$M
22.	Other economic flows from discontinued operations
	Gain on sale of discontinued operations	—	—	—	462
	Loss on disposal of assets - discontinued operations	—	—	—	(12)
	Impairment loss - discontinued operations	—	—	—	(505)

		—	—	—	(55)

23.	Other economic flows - other movements in equity - revaluations
	Revaluations of financial assets - increment/(decrement)
	Available-for-sale financial assets	6	—	6	—
	Investments	(266)	(1,378)	15	(1,002)
	Cash flow hedge	(22)	(110)	(61)	(237)

		(282)	(1,488)	(40)	(1,239)
	Revaluations of non-financial assets - increment/(decrement) Property, plant and equipment	(1,651)	(344)	(958)	(1,079)
	Actuarial gain/(loss) on defined benefit superannuation plans	(5,305)	682	(5,532)	772

		(7,238)	(1,149)	(6,531)	(1,545)

24.	Other economic flows - other movement in equity - other
	Equity transfers and adjustments including those from ceased entities	408	(29)	(11)	541

		408	(29)	(11)	541

25.	Cash and deposits
	Cash	170	23	1,248	1,026
	Deposits on call	249	301	281	333
	QTC cash funds	446	310	—	—

		865	635	1,529	1,359

	Reconciliation to Cash Flow Statement
	Balances as above	865	635	1,529	1,359
	Bank overdraft (refer Note 42)	—	(1,434)	—	—

	Balances per Cash Flow Statement	865	(799)	1,529	1,359

	This does not include QTC money market deposits of $1.016 billion (2011, $2.066 billion). Refer Note 27.
	All material cash balances held by agencies are managed and invested by QTC daily to maximise returns in accordance with agreed risk profiles on a whole of Government basis.
26.	Receivables and loans
	Receivables
	Current
	Trade debtors	1,202	1,054	2,416	2,302
	Interest receivable	16	18	25	27
	GST input tax credits receivable	265	270	325	319
	Dividends and guarantee fees receivable	910	1,003	—	—
	Royalties and territorial revenue receivable	326	778	326	778
	Taxes receivable	614	666	611	643
	Income tax receivable	100	179	—	—
	Other receivables	1,061	851	1,267	1,008

		4,495	4,819	4,971	5,078
	Less: Allowance for doubtful debts/impairment losses	534	443	552	463

		3,960	4,376	4,419	4,615

Audited Consolidated Financial Statements 2011–12 – Government of Queensland	6-39

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2012	2011	2012	2011
		$M	$M	$M	$M
26.	Receivables and loans continued
	Non-current
	Trade debtors	70	69	122	210
	Other	56	37	633	298

		127	106	755	508
	Less: Allowance for doubtful debts/impairment losses	—	—	—	—

		127	106	755	508

		4,087	4,483	5,174	5,123

	Loans and advances
	Advances paid
	Current
	Advances	96	79	146	125
	Less: Allowance for doubtful debts/impairment losses	12	6	12	6

		84	73	134	119

	Non-current
	Advances	604	523	799	748
	Less: Allowance for doubtful debts/impairment losses	2	1	2	1

		602	522	798	747

		687	594	932	865

	Loans paid
	Current
	Finance leases	12	8	12	9

		12	8	12	9
	Less: Allowance for doubtful debts/impairment losses	—	—	—	—

		12	8	12	9

	Non-current
	Onlendings	—	—	7,214	5,644
	Finance leases	103	120	219	236

		103	120	7,433	5,880
	Less: Allowance for doubtful debts/impairment losses	—	—	—	—

		103	120	7,433	5,880

		115	128	7,445	5,888

	Finance lease receivables due:
	Not later than 1 year	13	11	19	18
	Later than 1 year but not later than 5 years	79	76	106	103
	Later than 5 years	31	55	254	285

		123	142	379	406
	Less: Future finance revenue	7	14	148	161

		115	128	231	245

	Minimum operating lease payments receivable:
	Operating leases not recognised in the financial statements:
	Not later than 1 year	20	20	104	92
	Later than 1 year but not later than 5 years	84	85	344	336
	Later than 5 years	391	412	708	702

		495	517	1,156	1,130

6-40	Audited Consolidated Financial Statements 2011–12 – Government of Queensland

Notes to the Financial Statements

26.	Receivables and loans continued

In accordance with AASB7 Financial Instruments: Disclosures , details of ‘Past due but not impaired’ and ‘Impaired’ receivables and loans are included in the tables below. This information has been sourced from GGS and Total State entities with material receivables and loans balances.

General Government Sector

	1 Month or Less	1 to 2 Months	2 to 3 Months	Over 3 Months
	$M	$M	$M	$M
Past due not impaired financial assets analysis as at 30 June 2012
Trade receivables	83	57	54	243
Other receivables and loans	13	—	—	13

	96	57	54	256

Impaired financial assets analysis as at 30 June 2012
Trade receivables	4	6	5	290

	4	6	5	290

Past due not impaired financial assets analysis as at 30 June 2011
Trade receivables	112	60	34	152
Other receivables and loans	17	—	8	3

	129	60	42	155

Impaired financial assets analysis as at 30 June 2011
Trade receivables	2	1	4	409

	2	1	4	409

Total State Sector

	1 Month or Less	1 to 2 Months	2 to 3 Months	Over 3 Months
	$M	$M	$M	$M
Past due not impaired financial assets analysis as at 30 June 2012
Trade receivables	83	58	53	244
Other receivables and loans	13	—	—	13

	96	58	53	257

Impaired financial assets analysis as at 30 June 2012
Trade receivables	5	7	6	297
Other receivables and loans	—	—	—	1

	5	7	6	298

Past due not impaired financial assets analysis as at 30 June 2011
Trade receivables	110	53	34	153
Other receivables and loans	17	—	8	3

	127	53	42	156

Impaired financial assets analysis as at 30 June 2011
Trade receivables	3	3	5	420

	3	3	5	420

Audited Consolidated Financial Statements 2011–12 – Government of Queensland	6-41

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2012	2011	2012	2011
		$M	$M	$M	$M
27.	Securities other than shares
	Current
	Term deposits	85	50	86	51
	Rental purchase plan	4	4	4	4
	Money market deposits	—	—	1,016	2,066
	Securities/bonds	278	287	6,369	6,967
	Fixed rate note	2,763	2,452	—	—
	Investments managed by QIC Limited*	947	869	4,920	4,507
	Derivatives
	Derivatives - cash flow hedges	—	—	37	31
	Other derivatives	1	5	172	343
	Other	2	—	1,959	1,580

		4,081	3,668	14,562	15,549

	Non-current
	Term deposits	117	76	97	56
	Rental purchase plan	199	208	199	208
	Securities/bonds	—	—	7,022	8,867
	Investments managed by QIC Limited*	581	561	28,650	27,846
	Fixed rate note	29,090	28,654	—	—
	Derivatives
	Derivatives - cash flow hedges	—	—	30	60
	Other derivatives	—	—	488	193
	Other	56	56	1,287	623

		30,043	29,556	37,774	37,854

		34,124	33,224	52,336	53,402

	The carrying amounts of the above financial assets are classified as designated at fair value on initial recognition.
	* Total State investments managed by QIC Limited were allocated over
	the following categories:
	Cash			12,718	6,834
	Fixed interest			1,778	2,813
	Australian equities			2,455	4,286
	International equities			5,289	4,425
	Property and Infrastructure			7,662	9,337
	Other			3,668	4,658

				33,570	32,353

28.	Shares and other equity investments
	Investment in public sector entities
	General Government Sector investment in public sector entities	21,602	22,405

	Investments in public sector entities controlled by the General Government
	sector are measured at the government’s proportional share of the
	carrying amount of net assets on a GAAP basis. Investments in public
	sector entities are lower than valuations under GFS. GFS does not, for
	example, recognise allowance for impairment of receivables, onerous
	contracts or deferred tax equivalents.
	Reconciliation of GAAP GGS investments in other public sector entities to GFS
	Investments in other public sector entities under GAAP	21,602	22,405
	Less negative net worth of PNFCs and PFEs	3,686	3,623
	Add allowance for impairment of receivables	18	20
	Add net deferred tax equivalent liabilities reported by PNFC and PFC	4,113	3,762
	Add provisions for onerous contracts recorded by PNFC and PFC	219	399
	Add net restoration costs	310	271

	Investments in other public sector entities under GFS	22,577	23,233

6-42	Audited Consolidated Financial Statements 2011–12 – Government of Queensland

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2012	2011	2012	2011
		$M	$M	$M	$M
28.	Shares and other equity investments continued
	Investments in other entities (not controlled or associated)
	Current
	Shares at fair value through profit and loss	—	—	2,793	—
	Non-Current
	Shares at fair value through profit and loss	8	4	8	2,808
	Available-for-sale shares	—	1	5	10

		8	5	13	2,818

		8	5	2,806	2,818

Investments accounted for using equity method

The following are investments held by the State in unlisted associated and joint venture entities:

Name of entity	Principal activity		Ownership interest		Equity accounted amount
			2012	2011	2012	2011
			%	%	$M	$M
Dumaresq-Barwon Border Rivers Commission	Water management	a	50	50	70	71
Translational Research Institute Trust	Medical research and education	b	25	25	69	41
Investments under $1 million					1	—

General Government Sector					140	112
ElectraNet Pty Ltd	Electricity transmission	c	41	41	118	97
Investments under $1 million					1	1

Total State Sector					259	210

a	Dumaresq-Barwon Border Rivers Commission is a joint authority constituted by an agreement between the Queensland and New South Wales governments. Each government holds a 50% interest.
b	Translational Research Institute (TRI) Trust is a Discretionary Unit Trust founded by four members of which Queensland Health is one. Each founding member holds 25 units in the TRI Trust and equal voting rights. The TRI Trust seeks to design, construct and maintain the TRI Facility and ensure it is operated and managed to promote medical study, research and education.
c	Powerlink Queensland holds a 41.11% interest in ElectraNet Pty Ltd (trading as ElectraNet SA), being an electricity transmission services provider in South Australia.

	General Government Sector		Total State Sector
	2012	2011	2012	2011
	$M	$M	$M	$M
Movements in carrying amount of equity accounted investments:
Carrying amount at beginning of the financial year	112	51	209	108
Share of net profit/(loss)	28	25	58	34
Revaluation of assets and liabilities	—	36	(8)	68

Carrying amount at end of the financial year	140	112	259	210

Share of commitments of equity accounted investments:
Capital and lease commitments:	—	—	29	41

Audited Consolidated Financial Statements 2011–12 – Government of Queensland	6-43

Notes to the Financial Statements

29.	Interest in joint ventures

General Government Sector

Department of Housing and Public Works

The Department of Housing and Public Works holds a 54% interest in a joint venture operation with Queensland University of Technology to develop the Kelvin Grove Urban Village. Each party to the joint venture owns and develops its own land but contributes to the cost of shared infrastructure and other project common works.

The land in relation to the joint venture included in the Balance Sheet at 30 June 2012 is $6 million (2011, $11 million).

The Council of the Queensland Institute of Medical Research (QIMR)

QIMR holds 24.5% of the issued capital of Q-Pharm Pty Limited, being a Phase 1 Clinical Trial company joint venture.

QIMR holds a 50% share in Vaccine Solutions Pty Limited, a company that provides clinical trial sponsorship, intellectual property management and commercialisation services to the Co-operative Research Council for Vaccine Technology.

Department of Transport and Main Roads

The Department of Transport and Main Roads holds a 50% interest in Personalised Plates Queensland. The joint venture facilitates the management, operational and marketing aspects of personalised number plate sales. The department recognised net revenue of $13 million from these operations (2011, $11 million).

Other

Joint ventures that contribute less than $2 million in net assets and/or net revenues to the Balance Sheet or Operating Statement are as follows:

•	The Department of Natural Resources and Mines is a party to the Public Sector Mapping Venture to create and facilitate access to national spatial datasets for both governmental and commercial use.

•

The Department of Natural Resources and Mines and HEMA Maps Pty Ltd each hold a 50% interest in a joint venture operation to produce, promote, distribute and sell maps from the Sunmap Regional Map series.

•	The Urban Land Development Authority holds a 50% interest in a joint venture with the Mackay Regional Council to develop residential land within the Andergrove Urban Development Area.

Total State Sector

Joint ventures for the Total State Sector include the GGS joint ventures above, in addition to the following:

CS Energy Limited

Callide Energy Pty Ltd, a wholly-owned subsidiary of CS Energy Ltd, holds a 50% interest in the Callide Power Project Joint Venture with IG Power (Callide) Ltd. The joint venture’s principal activity is the generation of electricity.

CS Energy Ltd has a 75.22% participating interest in the Callide Oxyfuel Project Joint Venture, a project involved in clean coal technology research. Grants are receivable from both government and non-government entities to fund the project on the basis that certain project milestones are met.

The value of the joint venture assets included in the Balance Sheet at 30 June 2012 is $122 million (2011, $131 million).

Stanwell Corporation Limited

The Company acquired a 5% interest in the ATP 337P Mahalo carve out block from Comet Ridge during December 2011. The Sales and Purchase Option Agreement committed the Company to fund its share and Comet Ridge’s share of funding of a reserves certification program up to $8 million.

Queensland Treasury Corporation

QTC has a 50% interest in Local Government Infrastructure Services Pty Ltd which provides assistance to Queensland local governments in relation to infrastructure procurement. Net assets of the joint venture held in QTC’s Balance Sheet at 30 June 2012 total $2 million (2011, $2 million).

6-44	Audited Consolidated Financial Statements 2011–12 – Government of Queensland

Notes to the Financial Statements

30.	Public Private Partnerships

The following public private partnerships apply to both the GGS and Total State Sector statements.

Education, Training and Employment

(a) Southbank Education and Training Precinct

In April 2005, the State Government entered into a contractual arrangement with Axiom Education Queensland Pty Ltd (Axiom) to design, construct, operate, maintain and finance the Southbank Education and Training Precinct for a period of 34 years on departmental land. The arrangement involved the refurbishment or demolition of existing buildings and the development of new buildings.

Construction work was completed on 31 October 2008 and the State has entered into a Head Lease and Sublease with Axiom. The State will pay an abatable, undissected service payment to Axiom for the operation, maintenance and provision of the precinct. At the expiry of the lease in 2039, the buildings will revert to the State for nil consideration. The land on which the facility is constructed is owned and recognised as an asset of the department.

(b) South East Queensland schools—Aspire

In May 2009, the State Government entered into a contractual arrangement with Aspire Schools (Qld) Pty Limited (Aspire) to design, construct, maintain and partially finance seven schools to the State for a period of 30 years on departmental land. Construction work commenced in April 2009 and will continue for the next four years.

The State will lease back these schools from Aspire and will pay an abatable, undissected service payment to Aspire for the operation, maintenance and provision of the schools. At the expiry of the lease in 2039, the buildings will revert to the State for nil consideration. The land on which the schools are constructed is owned and recognised as an asset of the department.

Queensland Health

Queensland Health has entered into a number of contractual arrangements with private sector entities for the construction and operation of public infrastructure facilities for a period of time on departmental land. After an agreed period of time, ownership of these facilities will pass to Queensland Health.

Arrangements operating for all or part of the 2011-12 financial year:

•	Butterfield Street car park (commenced January 1998);

•	Bramston Terrace car park (commenced November 1998);

•	Noosa Hospital and Specialist Centre (commenced September 1999);

•	The Prince Charles Hospital car park (commenced November 2000);

•	Townsville Hospital Support Facilities Building and Walkway (commenced April 2002);

•	Townsville Childcare Centre (commenced September 2004);

•	The Prince Charles Hospital Early Education Centre (commenced April 2007); and

•	The Princess Alexandra Hospital Multi Story Car Park (commenced February 2008).

To date, no rights or obligations relating to these facilities have been recognised by Queensland Health, other than those associated with land rental and the provision of various services under the agreements.

Queensland Health also has entered into a number of contractual arrangements (termed collocation agreements) with private sector entities for the construction and operation of private health facilities for a period of time on departmental land. After an agreed period of 25 years, ownership of these facilities will pass to Queensland Health. The department does not control the facilities associated with these arrangements and accordingly, they are not recognised as assets.

Collocation arrangements are in operation at the following locations as at 30 June 2012:

•	Caboolture Private Hospital (commenced September 1997);

•	Redlands Private Hospital (commenced August 1999); and

•	Holy Spirit Northside Private Hospital (commenced July 2001).

Audited Consolidated Financial Statements 2011–12 – Government of Queensland	6-45

Notes to the Financial Statements

30.	Public Private Partnerships continued

Transport and Main Roads

(a) Brisbane Airport Rail Link

The Brisbane Airport Rail Link (BARL) is a public passenger rail system developed by Airtrain Citylink Limited (Airtrain) to link the Brisbane Domestic and International Airports to the existing QR network.

In 1998, the State Government entered into an agreement with Airtrain whereby Airtrain was required to acquire the land for the BARL and design, construct, maintain and operate the BARL for a concession period of 35 years. At the end of this period, the agreement provides for Airtrain to transfer the BARL assets at no cost to the State.

The State Government leases airport land from the Brisbane Airport Corporation and sub-leases the land to Airtrain.

(b) Gold Coast Rapid Transit Project Operator Franchise

In May 2011, the State Government entered into a contractual arrangement with GoldLinQ Consortium to finance, design, build, operate and maintain the Gold Coast light rail system with a 15 year operations period. Construction commenced in 2012 and the light rail system is expected to be operational by 2014. At the end of the operations period, ownership will transfer to the State.

GoldLinQ Consortium will finance construction of the system with the State providing a capital contribution. During operations, GoldLinQ Consortium will be paid monthly performance based payments for both operations, maintenance and repayment of the asset. The State will receive revenue from fare box and advertising generated by the system.

(c) AirportLink

A project deed was made on 2 June 2008 to establish an arrangement for the design, construction and operation of the AirportLink toll road for a concession period of 45 years. Parties are BrisConnections Operations Pty Ltd, BrisConnections Nominee Company Pty Ltd and the State. BrisConnections collects the toll revenue on the project. At the end of the period AirportLink toll road assets will be transferred at no cost to the State.

In 2012-13, the State is to pay BrisConnections, on certification of completion of the tolling system, $267 million, being the State’s contribution.

(d) Toll road arrangements

A road franchise agreement was established between the State and Queensland Motorways Limited (QML) on 1 April 2011 for the operation and management of the toll road network, which includes the Port of Brisbane Motorway and the Gateway and Logan Motorways. QML collects toll revenue and therefore assumes the demand and patronage risk for the concession period of 40 years. On completion of the arrangements in 2051 the toll road infrastructure assets will be recognised by the State.

Further information may be obtained from the individual financial reports of the relevant agencies.

	General Government Sector		Total State Sector
	2012	2011	2012	2011
	$M	$M	$M	$M
Estimated cash flows for Public Private Partnerships
Inflows
Not later than 1 year	—	—	—	—
Later than 1 year but not later than 5 years	155	101	155	101
Later than 5 years but not later than 10 years	296	287	296	287
Later than 10 years	490	554	490	554

	941	943	941	943
Outflows
Not later than 1 year	(313)	(302)	(313)	(302)
Later than 1 year but not later than 5 years	(768)	(713)	(768)	(713)
Later than 5 years but not later than 10 years	(889)	(896)	(889)	(896)
Later than 10 years	(1,693)	(1,414)	(1,693)	(1,414)

	(3,663)	(3,325)	(3,663)	(3,325)
Estimated Net Cash Flow	(2,722)	(2,382)	(2,722)	(2,382)

6-46	Audited Consolidated Financial Statements 2011–12 – Government of Queensland

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2012	2011	2012	2011
		$M	$M	$M	$M
31.	Inventories

	Current
	Raw materials	23	22	307	260
	Work in progress	103	61	106	65
	Finished goods	137	129	268	247
	Land held for resale	443	436	443	436
	Inventories held for distribution	14	9	14	9
	Assets formerly held for lease (QFleet only)	10	9	10	9
	Environmental certificates held for sale/surrender	—	—	72	92
	Other	9	11	27	76

		738	678	1,246	1,194

32.	Assets held for sale

	Land	130	156	133	167
	Buildings	13	37	14	39
	Infrastructure	—	3	—	163
	Plant & equipment (incl. major plant & equipment)	2	2	2	2

		145	198	149	371

33.	Investment properties

	At independent valuation	188	251	502	556
	Accumulated depreciation and impairment losses	—	—	(2)	(3)

	Land, buildings and work in progress at independent valuation	188	251	500	553

	Movements in investment properties

	Carrying amount at beginning of year	251	254	553	1,810
	Acquisitions	—	12	14	18
	Disposals	—	—	(1)	(192)
	Transfers	2	(8)	(6)	(992)
	Net revaluations increments/(decrements)	(65)	(7)	(60)	(91)

	Carrying amount at end of year	188	251	500	553

	The following revenues and expenses are recognised in the Operating Statement in relation to investment properties:
	Rental income	11	9	34	33
	Operating expenses arising from property generating an income	(5)	(4)	(5)	(7)

		6	5	29	26

34.	Biological assets

	Self-generating and regenerating assets:
	Livestock	8	8	8	8
	Plants	3	1	3	2

		11	9	11	10

	Movement in biological assets:

	Carrying amount at beginning of year	9	10	10	10
	Gain/(loss) from changes in fair value	5	3	5	3
	Acquisitions	2	1	2	1
	Disposals	(5)	(5)	(6)	(4)

	Carrying amount at end of year	11	9	11	10

Audited Consolidated Financial Statements 2011–12 – Government of Queensland	6-47

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2012	2011	2012	2011
		$M	$M	$M	$M
35.	Other non-financial assets

	Current
	Prepayments	222	225	343	317
	Other	25	20	99	84

		247	245	441	401

	Non-current
	Prepayments	37	31	52	47
	Other	6	7	30	21

		42	38	83	68

		290	283	525	469

36.	Restricted assets

A number of assets included in the consolidated financial statements are classified as restricted assets because their use is wholly or partially restricted by externally imposed requirements. These assets include:

	Grants and donations to further medical research in specified areas	95	81	95	81
	Cash, property, plant and equipment to be used for specific purposes	33	9	196	42

		128	90	291	123

6-48	Audited Consolidated Financial Statements 2011–12 – Government of Queensland

Notes to the Financial Statements

37.	Property, plant and equipment

General Government Sector

	Gross		Accumulated depreciation/impairment		Written down value
	2012	2011	2012	2011	2012	2011
	$M	$M	$M	$M	$M	$M
Land	87,263	90,136	(16)	(51)	87,247	90,085
Buildings	43,390	40,938	(13,630)	(12,408)	29,760	28,530
Infrastructure	61,359	58,425	(19,632)	(19,122)	41,727	39,303
Major plant and equipment	657	624	(281)	(232)	376	392
Heritage and cultural assets	979	1,108	(130)	(126)	849	983
Plant and equipment	4,706	4,591	(2,329)	(2,218)	2,377	2,373
Leased plant and equipment	718	501	(30)	(19)	687	483
Capital work in progress	11,255	8,843	—	—	11,255	8,843

	210,327	205,165	(36,049)	(34,175)	174,278	170,990

Reconciliations of the carrying amount for each class of property, plant and equipment are set out below:

	Land		Buildings		Infrastructure		Major plant and equipment
	2012	2011	2012	2011	2012	2011	2012	2011
	$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	90,085	88,702	28,530	25,870	39,303	38,609	392	414
Acquisitions	353	507	907	745	2,652	391	7	6
Disposals	(92)	(83)	(55)	(52)	(320)	(196)	(2)	(1)
Revaluation increments/(decrements)	(3,370)	961	(116)	(4)	349	1,675	1	(17)
Impairment (losses)/reversals [1]	(9)	(14)	(56)	(36)	1,657	(3,114)	—	—
Depreciation and amortisation	—	—	(1,078)	(964)	(1,007)	(901)	(40)	(38)
Net asset transfers	279	11	1,629	2,971	(906)	2,838	18	26

Carrying amount at end of year	87,247	90,085	29,760	28,530	41,727	39,303	376	392

Audited Consolidated Financial Statements 2011–12 – Government of Queensland	6-49

Notes to the Financial Statements

37.	Property, plant and equipment continued

General Government Sector continued

	Heritage and cultural assets		Plant and equipment		Leased plant and equipment		Capital work in progress
	2012	2011	2012	2011	2012	2011	2012	2011
	$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	983	775	2,373	2,141	483	313	8,843	9,613
Acquisitions	7	5	475	407	95	88	3,378	5,922
Disposals	—	—	(78)	(28)	—	—	(3)	(10)
Revaluation increments/(decrements)	(19)	(41)	(5)	(1)	94	58	—	—
Impairment (losses)/reversals	—	—	—	(1)	—	—	—	—
Depreciation and amortisation	(7)	(4)	(496)	(483)	(12)	(5)	—	—
Net asset transfers	(115)	247	108	337	28	28	(963)	(6,683)

Carrying amount at end of year	849	983	2,377	2,373	687	483	11,255	8,843

							Total
							2012	2011
							$M	$M
Carrying amount at beginning of year							170,990	166,438
Acquisitions							7,873	8,072
Disposals							(549)	(369)
Revaluation increments/(decrements)							(3,066)	2,631
Impairment (losses)/reversals [1]							1,592	(3,164)
Depreciation and amortisation							(2,640)	(2,394)
Net asset transfers							78	(224)

Carrying amount at end of year							174,278	170,990

[1]

Impairment losses in 2011 mainly relate to Department of Transport and Main Roads impairment assets of ($3.1 billion) which were damaged by the January 2011 floods. Those impairments have to an extent been reversed in 2011-12 as infrastructure has been repaired.

6-50	Audited Consolidated Financial Statements 2011–12 – Government of Queensland

Notes to the Financial Statements

37.	Property, plant and equipment continued

Total State Sector

			Gross		Accumulated depreciation/impairment		Written down value
			2012	2011	2012	2011	2012	2011
			$M	$M	$M	$M	$M	$M
Land			89,724	92,506	(56)	(86)	89,668	92,420
Buildings			46,252	43,639	(14,670)	(13,314)	31,582	30,326
Infrastructure			120,534	112,836	(38,407)	(36,150)	82,128	76,687
Major plant and equipment			2,712	2,534	(809)	(642)	1,904	1,892
Heritage and cultural assets			979	1,109	(130)	(126)	850	983
Plant and equipment			7,840	7,481	(3,566)	(3,516)	4,274	3,965
Leased plant and equipment			2,191	1,990	(880)	(598)	1,311	1,392
Capital work in progress			13,948	12,343	—	—	13,948	12,343

			284,181	274,436	(58,517)	(54,430)	225,664	220,006

Reconciliations of the carrying amount for each class of property, plant and equipment are set out below:

	Land		Buildings		Infrastructure		Major plant and equipment
	2012	2011	2012	2011	2012	2011	2012	2011
	$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	92,420	90,979	30,326	27,536	76,687	79,497	1,892	2,825
Acquisitions	396	549	919	784	2,767	1,354	7	8
Disposals	(107)	(118)	(58)	(129)	(334)	(479)	(2)	(8)
Revaluation increments/(decrements)	(3,389)	865	(129)	(178)	1,345	772	1	90
Impairment (losses)/reversals	(12)	(22)	(55)	(66)	1,370	(4,547)	—	—
Depreciation and amortisation	—	—	(1,193)	(1,071)	(2,486)	(2,551)	(191)	(122)
Net asset transfers	361	165	1,772	3,449	2,778	2,640	197	(901)

Carrying amount at end of year	89,668	92,420	31,582	30,326	82,128	76,687	1,904	1,892

Audited Consolidated Financial Statements 2011–12 – Government of Queensland	6-51

Notes to the Financial Statements

37.	Property, plant and equipment continued

Total State Sector continued

	Heritage and cultural assets		Plant and equipment		Leased plant and equipment		Capital work in progress
	2012	2011	2012	2011	2012	2011	2012	2011
	$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	983	775	3,965	3,326	1,392	1,376	12,343	14,268
Acquisitions	7	5	590	1,013	95	92	7,104	9,373
Disposals	—	—	(98)	(162)	—	(9)	(168)	(368)
Revaluation increments/(decrements)	(19)	(41)	1	31	94	58	—	—
Impairment (losses)/reversals	—	—	(2)	(253)	—	—	—	—
Depreciation and amortisation	(7)	(4)	(796)	(787)	(43)	(50)	—	—
Net asset transfers	(115)	247	615	798	(227)	(75)	(5,331)	(10,930)

Carrying amount at end of year	850	983	4,274	3,965	1,311	1,392	13,948	12,343

	Total
	2012	2011
	$M	$M
Carrying amount at beginning of year	220,006	220,582
Acquisitions	11,885	13,178
Disposals	(767)	(1,273)
Revaluation increments/(decrements)	(2,096)	1,597
Impairment (losses)/reversals	1,300	(4,888)
Depreciation and amortisation	(4,716)	(4,586)
Net asset transfers [1]	53	(4,606)

Carrying amount at end of year	225,664	220,006

[1]	In 2010-11 net asset transfers include transfers to assets held for sale and intangible assets as a result of the asset sales program.

6-52	Audited Consolidated Financial Statements 2011–12 – Government of Queensland

Notes to the Financial Statements

38.	Intangibles

General Government Sector

	Cost		Accumulated amortisation		Written down value
	2012	2011	2012	2011	2012	2011
	$M	$M	$M	$M	$M	$M
Software development	1,324	1,258	(654)	(563)	670	695
Purchased software	570	555	(414)	(404)	156	151
Goodwill	—	3	—	—	—	3
Other	30	32	(11)	(8)	20	23

	1,924	1,848	(1,079)	(976)	846	872

	Software		Goodwill		Other		Total
	2012	2011	2012	2011	2012	2011	2012	2011
	$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	846	836	3	3	23	16	872	856
Acquisitions	19	24	—	—	14	10	33	34
Acquisitions through internal development	114	183	—	—	—	—	114	183
Disposals	(16)	(14)	—	—	—	—	(16)	(14)
Impairment (losses)/reversals	(25)	(58)	—	—	—	—	(25)	(58)
Amortisation	(136)	(112)	—	—	(4)	(2)	(140)	(113)
Net asset transfers	24	(14)	(3)	—	(14)	(1)	7	(15)

Carrying amount at end of year	827	846	—	3	20	23	846	872

Audited Consolidated Financial Statements 2011–12 – Government of Queensland	6-53

Notes to the Financial Statements

38.	Intangibles continued

Total State Sector

	Cost		Valuation		Accumulated amortisation		Written down value
	2012	2011	2012	2011	2012	2011	2012	2011
	$M	$M	$M	$M	$M	$M	$M	$M
Software development	1,414	1,349	—	—	(726)	(633)	688	716
Purchased software	817	723	7	16	(560)	(504)	264	235
Licences and rights	7	6	56	56	(4)	(3)	59	58
Goodwill	—	3	—	—	—	—	—	3
Other	154	107	29	36	(22)	(17)	161	127

	2,392	2,188	91	108	(1,312)	(1,158)	1,172	1,139

	Software		Licences and rights		Goodwill		Other
	2012	2011	2012	2011	2012	2011	2012	2011
	$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	952	992	58	61	3	48	127	111
Acquisitions	38	50	—	—	—	—	14	12
Acquisitions through internal development	116	191	—	—	—	—	—	—
Disposals	(16)	(21)	—	—	—	—	—	(2,014)
Revaluation increments/(decrements)	—	—	—	—	—	—	—	—
Impairment (losses)/reversals	(40)	(60)	—	—	—	(45)	—	—
Amortisation	(170)	(143)	(1)	—	—	—	(8)	(2)
Net asset transfers	72	(56)	2	(2)	(3)	—	27	2,020

Carrying amount at end of year	952	952	59	58	—	3	161	127

	Total
	2012	2011
	$M	$M
Carrying amount at beginning of year	1,139	1,212
Acquisitions	53	61
Acquisitions through internal development	116	191
Disposals [1]	(16)	(2,034)
Revaluation increments/(decrements)	—	—
Impairment (losses)/reversals	(40)	(105)
Amortisation	(178)	(146)
Net asset transfers [1]	97	1,961

Carrying amount at end of year	1,172	1,139

[1]

Disposals and net transfers of other intangible assets for 2010-11 includes Queensland Motorways toll road assets ($2.1 billion) which were transferred to intangibles from Property Plant and Equipment, as a result of a Road Franchise Agreement being granted over these assets. The tolling rights were subsequently sold to a trust managed by QIC Limited.

6-54	Audited Consolidated Financial Statements 2011–12 – Government of Queensland

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2012	2011	2012	2011
		$M	$M	$M	$M
39.	Payables

	Current
	Trade creditors	2,627	2,557	3,770	3,432
	Grants and other contributions	239	511	86	179
	Interest	3	2	6	74
	GST payable	89	71	149	134
	Other payables	892	704	1,078	957

		3,850	3,845	5,089	4,777

	Non-Current
	Trade creditors	—	1	—	1
	Other payables	39	5	1	7

		39	6	1	7

		3,888	3,851	5,090	4,785

40.	Employee benefit obligations

	Superannuation liability
	Current
	Superannuation (refer Note 54)	1,986	1,931	1,987	1,931
	Judges’ pensions (refer Note 54)	16	15	16	15

		2,002	1,946	2,003	1,946

	Non-current
	Superannuation (refer Note 54)	27,960	22,818	28,189	22,741
	Judges’ pensions (refer Note 54)	664	472	664	472

		28,624	23,290	28,853	23,213

		30,626	25,236	30,856	25,159

	Other employee benefits
	Current
	Salary and wages payable	259	229	314	291
	Annual leave	1,363	1,336	1,543	1,500
	Long service leave	622	384	905	635
	Other employee entitlements	28	29	126	124

		2,272	1,978	2,887	2,549

	Non-current
	Annual leave	118	119	130	127
	Long service leave	2,685	2,513	2,865	2,657
	Other employee entitlement	21	22	69	68

		2,824	2,654	3,064	2,852

		5,096	4,632	5,952	5,400

41.	Deposits held

	Current
	Deposits at fair value through profit and loss	—	—	3,379	3,536
	Interest bearing security deposits	—	—	22	20
	Other deposits at amortised cost	1	1	1	1

		1	1	3,403	3,557

42.	Borrowings and advances

	Advances received
	Current
	State debt to the Commonwealth	22	22	22	22

	Non-current
	State debt to the Commonwealth	403	422	403	422

		425	444	425	444

Audited Consolidated Financial Statements 2011–12 – Government of Queensland	6-55

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2012	2011	2012	2011
		$M	$M	$M	$M
42.	Borrowings and advances continued

	Borrowings
	Current
	Bank overdraft	—	1,434	—	—
	Finance lease liability (refer Note 48)	5	5	5	5
	QTC borrowings	813	2,256	—	—
	Loans - other	438	413	439	413

		1,256	4,108	444	418

	Non-Current
	Finance lease liability (refer Note 48)	447	368	447	368
	QTC borrowings	27,576	20,020	—	—
	Loans - other	234	98	234	98

		28,257	20,486	682	467

		29,513	24,593	1,126	884

	Lease liabilities are effectively secured as the rights to the leased assets revert to the lessor in the event of a default. Interest on finance leases is recognised as an expense as it accrues. No interest has been capitalised during the current or comparative period.

43.	Securities and derivatives

	Current
	Government securities issued	—	—	8,876	13,917
	Derivatives
	Derivatives - cash flow hedges	—	—	57	29
	Other derivatives	—	—	162	225

		—	—	9,094	14,171

	Non-Current
	Government securities issued	—	—	75,487	59,306
	Derivatives
	Derivatives - cash flow hedges	—	—	7	73
	Other derivatives	—	—	214	136

		—	—	75,708	59,515

		—	—	84,802	73,686

44.	Contractual maturity analysis of financial liabilities

General Government Sector

The table below sets out the contractual cash flows of the GGS financial liabilities. It is calculated based on undiscounted cash flows relating to the repayment of principal and interest amounts outstanding at balance date.

As at 30 June 2012

	1 Year or	1 to 5	Over 5	Total	Carrying
	Less	Years	Years		Value
	$M	$M	$M	$M	$M
Payables	5,499	178	—	5,677	5,677
Commonwealth borrowings	22	103	300	425	425
Other liabilities at amortised cost	97	156	691	943	1,125
QTC borrowings	2,065	8,423	26,761	37,248	28,389

	7,683	8,860	27,751	44,294	35,616

As at 30 June 2011

	1 Year or	1 to 5	Over 5	Total	Carrying
	Less	Years	Years		Value
	$M	$M	$M	$M	$M
Payables	5,439	147	—	5,586	5,586
Commonwealth borrowings	24	107	314	444	444
Other liabilities at amortised cost (including bank overdraft)	1,531	148	533	2,213	2,317
QTC borrowings	3,614	5,487	19,232	28,333	22,277

	10,608	5,888	20,079	36,576	30,624

6-56	Audited Consolidated Financial Statements 2011–12 – Government of Queensland

Notes to the Financial Statements

44.	Contractual maturity analysis of financial liabilities continued

Total State Sector

The table below sets out the contractual cash flows of the Total State Sector’s financial liabilities. It is calculated based on undiscounted cash flows relating to the repayment of principal and interest amounts outstanding at balance date.

As at 30 June 2012

	1 year or	1 to 5	Over 5		Carrying
	less	years	years	Total	value
	$M	$M	$M	$M	$M
Payables	7,069	201	—	7,270	7,270
Commonwealth borrowings	22	103	300	425	425
Other liabilities at amortised cost	119	156	691	966	1,148
Government securities and other loans at fair value	12,520	43,294	50,169	105,982	87,743
Derivatives	259	164	340	763	439

	19,990	43,917	51,499	115,406	97,025

As at 30 June 2011

	1 year or	1 to 5	Over 5		Carrying
	less	years	years	Total	value
	$M	$M	$M	$M	$M
Payables	6,690	202	—	6,892	6,892
Commonwealth borrowings	24	107	314	444	444
Other liabilities at amortised cost	117	148	533	799	905
Government securities and other loans at fair value	17,801	42,812	36,964	97,577	76,760
Derivatives	401	203	149	753	463

	25,032	43,473	37,959	106,465	85,463

The difference between the carrying amounts of financial liabilities held at fair value through profit or loss (other than derivatives) and the amounts contractually required to be paid at maturity to the holder of the obligation is set out below.

		General Government Sector		Total State Sector
		2012	2011	2012	2011
		$M	$M	$M	$M
	Fair value	—	—	87,743	76,760
	less: Repayment at maturity	—	—	79,754	74,124

	Difference	—	—	7,989	2,636

45.	Provisions

	Current
	Outstanding claims: [1]
	Workers’ compensation	—	—	1,078	1,070
	Other	152	136	200	183
	Onerous contracts	—	—	48	85
	Queensland Government Insurance Fund [2]	143	127	143	127
	Other	1	19	91	63

		296	282	1,559	1,527

	Non-current
	Outstanding claims: [1]
	Workers’ compensation	—	—	1,750	1,835
	Other	368	348	388	365
	Onerous contracts	1	—	172	314
	Queensland Government Insurance Fund [2]	783	645	783	645
	Other	4	5	498	509

		1,155	999	3,590	3,668

		1,451	1,281	5,150	5,196

Audited Consolidated Financial Statements 2011–12 – Government of Queensland	6-57

Notes to the Financial Statements

45.	Provisions continued

1.

The liability for outstanding claims is measured as the present value of expected future payments, the majority of which are actuarially assessed. The liability includes outstanding claim recoveries and reinsurance receivables of:

General Government Sector		Total State Sector
2012	2011	2012	2011
$M	$M	$M	$M
6	6	153	149

2.	The Queensland Government Insurance Fund (QGIF) is a centrally managed self-insurance scheme mainly covering property and medical and other liability claims for whole-of-Government. An actuarial assessment of the scheme was undertaken as at 30 June 2012.

General Government Sector movements in provisions

	Outstanding	QGIF	Other	Total
	Claims		Provisions
	2012	2012	2012	2012
	$M	$M	$M	$M
Carrying amount at beginning of year	484	772	25	1,281
Additional provisions recognised	124	193	—	317
Reductions in provisions and payments	(56)	(101)	(6)	(163)
Change from remeasurement and discounting adjustments	(32)	62	(14)	16

Carrying amount at end of year	520	926	5	1,451

Total State Sector movements in provisions

	Outstanding	QGIF	Other	Total
	Claims		Provisions
	2012	2012	2012	2012
	$M	$M	$M	$M
Carrying amount at beginning of year	3,453	772	971	5,196
Additional provisions recognised	1,703	193	69	1,966
Reductions in provisions and payments	(1,420)	(101)	(256)	(1,777)
Change from remeasurement and discounting adjustments	(321)	62	24	(235)

Carrying amount at end of year	3,415	926	808	5,150

		General Government Sector		Total State Sector
		2012	2011	2012	2011
		$M	$M	$M	$M
46.	Other liabilities

	Current
	Unearned revenue	326	483	551	783
	Environmental surrender obligations (RECs, GECs, NGACs)	—	—	47	52
	Other	132	87	103	241

		458	570	700	1,076

	Non-current
	Unearned revenue	110	131	268	247
	Other	16	15	19	18

		126	146	287	265

		584	717	987	1,341

6-58	Audited Consolidated Financial Statements 2011–12 – Government of Queensland

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2012	2011	2012	2011
		$M	$M	$M	$M
47.	Cash flows

	Reconciliation of operating result to net cash flows from operating activities

	Operating Result	(391)	(1,318)	(4,455)	(1,700)

	Non-cash movements (from continuing and discontinued operations):
	Depreciation and amortisation	2,780	2,508	4,894	4,734
	Net (gain)/loss on disposal/revaluation of non-current assets	(26)	165	(111)	1,010
	Bad debt provision	94	20	90	14
	Equity accounting (profit)/loss	(28)	(25)	(57)	(33)
	Unrealised net (gain)/loss on borrowings/investments	12	(95)	2,186	(3,144)
	Other	(188)	(299)	185	(94)

	(Increase)/decrease in receivables	254	(584)	(53)	(516)
	(Increase)/decrease in inventories	(142)	(105)	(216)	(158)
	(Increase)/decrease in prepayment and other assets	3	12	(97)	(10)
	Increase/(decrease) in creditors	28	144	480	(230)
	Increase/(decrease) in provisions	572	1,563	382	1,919
	Increase/(decrease) in other liabilities	(136)	117	(279)	209

	Total non-cash movements	3,223	3,421	7,404	3,701

	Cash flows from operating activities	2,832	2,103	2,950	2,001

48.	Expenditure commitments

As at 30 June 2012, State Government entities had entered into the following capital and non-capital expenditure commitments, lease commitments and grant and subsidy commitments. Commitments are inclusive of anticipated GST.

Other than obligations under finance leases, where substantially all the risks and benefits incidental to ownership of the leased assets are transferred to the lessee, the following commitments have not been recognised as liabilities in the Balance Sheet.

	General Government Sector		Total State Sector
	2012	2011	2012	2011
	$M	$M	$M	$M
Capital expenditure commitments

Material classes of capital expenditure commitments contracted for at reporting date but not recognised in the accounts are payable as follows:

Not later than 1 year	5,243	4,457	5,790	5,654
Later than 1 year but not later than 5 years	2,577	1,729	2,454	2,249
Later than 5 years	1,043	779	1,043	779

	8,863	6,965	9,287	8,682

Non-capital expenditure commitments

Not later than 1 year	2,793	2,513	2,367	1,884
Later than 1 year but not later than 5 years	1,266	2,039	2,505	1,652
Later than 5 years	883	846	2,497	1,095

	4,942	5,398	7,369	4,631

Audited Consolidated Financial Statements 2011–12 – Government of Queensland	6-59

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2012	2011	2012	2011
		$M	$M	$M	$M
48.	Expenditure commitments continued

	Operating lease commitments

	Not later than 1 year	424	361	556	501
	Later than 1 year but not later than 5 years	801	740	1,234	1,139
	Later than 5 years	234	267	1,108	1,174

		1,458	1,368	2,898	2,814

Operating leases are entered into as a means of acquiring access to office accommodation and storage facilities. Lease payments are generally fixed, but with inflation escalation clauses on which contingent rentals are determined.

	Some renewal or extension options exist in relation to operating leases. No operating leases contain restrictions on financing or other leasing activities.

	Finance lease commitments

	Not later than 1 year	56	46	56	46
	Later than 1 year but not later than 5 years	222	220	222	220
	Later than 5 years	1,323	1,087	1,323	1,087

	Total minimum lease payments	1,601	1,353	1,601	1,353
	Future finance charges	(1,149)	(980)	(1,149)	(980)

	Total lease liabilities	452	373	452	373

	Current lease liabilities (refer Note 42)	5	5	5	5
	Non-current lease liabilities (refer Note 42)	447	368	447	368

		452	373	452	373

Finance leases are entered into as a means of funding the acquisition of certain plant and equipment. Lease payments are generally fixed. No leases have escalation clauses other than in the event of payment default. A small number of leases have renewal or purchase options. Where such options exist, they are all exercisable at market prices.

	Grant and subsidy commitments

	Not later than 1 year	3,285	4,341	2,513	3,587
	Later than 1 year but not later than 5 years	8,427	6,537	5,330	3,441
	Later than 5 years	20	26	20	26

		11,732	10,904	7,863	7,054

49.	Cash and other assets held in trust

	Various monies were held in trust by State Government agencies at 30 June 2012 and have not been included as assets/liabilities in the Balance Sheet.

	A summary follows of entities holding assets in trust:

	QIC Limited	—	—	31,058	27,757
	The Public Trustee of Queensland	1,653	1,734	1,653	1,734
	Department of Justice and Attorney-General	75	58	75	58
	Department of Natural Resource and Mines	26	—	26	—
	Department of Premier and Cabinet	—	114	—	114
	Department of Science, Information Technology, Innovation and the Arts	19	—	19	—
	Queensland Performing Arts Trust	17	12	17	12
	Other	43	68	43	68

		1,833	1,986	32,891	29,743

6-60	Audited Consolidated Financial Statements 2011–12 – Government of Queensland

Notes to the Financial Statements

50.	Contingent assets and liabilities

Contingent assets and liabilities represent items that are not recognised in the Balance Sheet because at balance date:

•

there is a possible asset or an obligation arising from past events whose existence will be confirmed by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the Government; or

•

there is a present obligation arising from past events but it is not recognised because it is either not probable that an outflow of resources embodying economic benefits will be required to settle the obligation or the amount of the obligation cannot be measured reliably.

Below are details of the more significant contingent assets and liabilities from a General Government and Total State perspective.

Pursuant to section 15 of the Queensland Treasury Corporation Act 1988 , any losses of Queensland Treasury Corporation are the responsibility of the Consolidated Fund. On this basis, the contingent assets and liabilities of the Corporation, which forms part of the Public Financial Corporations Sector, are also incorporated in GGS statements.

	General Government Sector		Total State Sector
	2012	2011	2012	2011
	$M	$M	$M	$M
Contingent liabilities – quantifiable

Nature of contingency

Guarantees and indemnities	42,432	37,499	7,922	6,416
Other	27	44	77	136

	42,459	37,543	7,999	6,552

Guarantees and indemnities

(i) General Government

For the GGS, these mainly comprise guarantees of borrowings by local governments and Public Non-financial Corporations from the Queensland Treasury Corporation of $6.673 billion and $31.984 billion (2011, $5.251 billion and $28.666 billion) respectively and of insurance policies issued by Suncorp Life and Suncorp-Metway Limited of $525 million (2011, $544 million). QTC also provided guarantees of $120 million (2011, $140 million) relating to the trading activities in the national electricity market of subsidiaries of Ergon Energy Corporation Limited, a Queensland Government-owned corporation.

(ii) Total State Sector

From a Total State perspective, borrowings by Public Non-financial Corporations from the Queensland Treasury Corporation as disclosed in (i) above are eliminated on consolidation.

Other

(i) General Government Sector

As at 30 June 2012, there are 17 cases (2011, 12 cases) filed with the courts relating to revenue collected by the Office of State Revenue. An estimate of the liability should the outcomes of the above mentioned cases prove unfavourable for the State is $19 million (2011, $22 million).

Due to a mine subsidence event that occurred at Collingwood Park on 26 April 2008, the State is providing assistance to property holders including, paying for works necessary to stabilise a property and make it safe, repairing mining subsidence-related damage where cost-effective to do so, and purchasing of properties beyond economic repair or requiring demolition. The matter is currently before the Supreme Court.

(ii) Total State Sector

In addition to the above General Government quantifiable contingent liabilities, the following relate to the Public Non-financial Corporations Sector.

The redevelopment of Suncorp Stadium included a number of infrastructure projects external to the stadium. Works amounting to some $39 million (2011, $39 million) have been identified which may need to be transferred to parties external to the State for nil consideration.

Audited Consolidated Financial Statements 2011–12 – Government of Queensland	6-61

Notes to the Financial Statements

50.	Contingent assets and liabilities continued

Contingent liabilities – quantifiable continued

Other continued

(ii) Total State Sector continued

A claim has been made against the Queensland Manufactured Water Authority by a sub-contractor for damages by reason of wrongful repudiation of the sub-contractors Sub Alliance Agreement. The claim has been assessed as $9 million (2011, $9 million). The State believes this claim will be unsuccessful and as such has not recognised a liability in the accounts.

Contingent liabilities—not quantifiable

(i) General Government Sector

Legal proceedings and disputes

A number of legal actions have been brought against the State Government and its agencies. Notification has also been received of a number of other cases that are not yet subject to court action but which may result in subsequent litigation.

Due to the wide variety and nature of the claims and the uncertainty of any potential liability, no value has been attributed to these actions/claims.

Native Title

A number of native title claims that affect the Queensland Government have been filed with the National Native Title Tribunal under the Native Title Act 1993 (Commonwealth) . The Native Title Act provides for payment of compensation to native titleholders for a variety of acts that may affect native title.

It is possible that the Government may face future litigation and liability in respect of claims for native title. However, given the subjectivity of the issue, it is not appropriate to attempt to determine the likely success of such claims or to quantify any potential liability.

Securities, warranties and guarantees

The State has provided a number of securities, warranties and guarantees in the normal course of business. The amount of any future claims against these securities, warranties and guarantees cannot be reliably estimated.

Cross Border Lease transactions

QTC has assumed responsibility for a significant portion of the transaction risk relating to a number of cross border lease transactions and in certain situations could be liable to make additional payments under these transactions. However, external advice and history to date indicate that there is remote likelihood of these events occurring.

In addition, the Corporation has provided certain guarantees and indemnities to various participants in the cross border lease transactions. Unless exceptional and extreme circumstances arise, it is unlikely that the Corporation will be required to make a significant payment under these guarantees and indemnities.

Financial assurance liability gap for mining projects

Financial assurances are required when mining projects are undertaken to cover the rehabilitation liability should a mining leaseholder fail to undertake rehabilitation. The current financial assurance system provides for a discount based on past environmental performance. This has resulted in a gap in the financial assurances held by the State and the potential liability, should a miner default.

The contingent liability would only be recognised as an actual liability in the event that the miner defaults on the conditions of the licence and the State holds insufficient financial assurance to cover the rehabilitation that the State considers necessary. At reporting date it is not possible to determine the extent or timing of any potential financial effect of this responsibility.

Rehabilitation of abandoned mine sites

The State manages abandoned mine sites in Queensland, primarily on State-owned and occupied lands. At reporting date, it is not possible to determine the extent or timing of any potential financial effect that these activities may have.

Compensation for infrastructure on expired leases

The State issues leases or permits which allow activity such as grazing, tourist resorts, etc. to occur on parks and forestry estates. On the expiry of the lease or permit, the State may be required to pay compensation to the lessee for improvements made to the property over the duration of the lease. The amount of this liability is not quantifiable and it is not expected that it will be known until the expiration of the lease or permit. Leases progressively expire until 2045.

6-62	Audited Consolidated Financial Statements 2011–12 – Government of Queensland

Notes to the Financial Statements

50.	Contingent assets and liabilities continued

Contingent liabilities—not quantifiable continued

(i) General Government Sector continued

Contaminated land sites

On 30 June 2010 the Queensland Government licensed the rights to manage and harvest timber plantations with State Forests to a private company—Forestry Plantations Queensland Pty Limited (FPQ). Ownership of the land on which these plantations are situated has been retained by the State. As part of the execution of this transaction, the State and FPQ agreed to jointly assess all plantation land for contamination. This process was undertaken between 2009-10 and 2011-12. For sites assessed as contamination risks, an appropriate land care strategy is being developed. Any costs associated with remediation to contamination attributable to the period up to 30 June 2010 will be borne by the State and any costs associated with remediation of contamination attributable post 30 June 2010 will be borne by FPQ. The amount and attribution of these costs, if any, will not be quantifiable until the site assessment has been completed. The State also has provided an indemnification to FPQ for costs incurred in defending third party claims for personal injury or death arising from contaminated land in the licensed area for a period of 5 years from 1 July 2010, with payments capped to a range of $1 million to a maximum of $5 million.

Negative equity in PNFC and PFC entities

Both the SEQ Water Grid Manager and QTC have negative net worth. AASB 1049 requires that the GGS value the investment in these entities at nil. AASB 1049 further states there may be a need to raise an obligation in relation to the negative net worth of these entities. No liability has been raised in relation to these entities due to the inability to accurately quantify the amount of the obligations:

• The SEQ Water Grid Manager has incurred losses of $1.5 billion (2011, $1.1 billion loss) as a result of the water price path and it is projected these losses will reverse in the medium term if the price path is maintained.

• Due to investment losses during the Global Financial Crisis, Queensland Treasury Corporation has net liabilities at 30 June 2012 of $2.2 billion (2011, $2.4 billion). It is anticipated these losses will reverse in the medium term.

Further it is noted that QTC’s net worth also includes unrealised market value gains on onlendings to the GGS and PNFC Sectors of approximately $5 billion (2011, $1.3 billion). QTC has similar unrealised losses on its external borrowings and it is anticipated these market value fluctuations will reverse in the medium term as interest rates rise.

(ii) Total State Sector

In addition to the above GGS non-quantifiable contingent liabilities, the following relate specifically to the Public Non-financial and Financial Corporation Sectors.

WorkCover

The Workers’ Compensation and Rehabilitation Act 2003 provides that the State Government guarantees every WorkCover policy or other insurance contract with WorkCover Queensland, a statutory body. Given the nature of this contingency, it is not possible to estimate the liability, if any, due under this heading.

Western Basin Dredging and Disposal

In January 2012, a representative action was lodged on behalf of 58 class members in the Planning and Environment Court, claiming that Gladstone Ports Corporation Limited had not substantially complied with certain conditions of the Environmental Impact Statement approval issued by the Coordinator-General in relation to the Western Basin Dredging and Disposal Project. A judgement is pending on an application by Gladstone Ports Corporation Limited to strike out the claim.

Contaminated land

The State Government controls certain areas of land that are affected by pollutants. The agencies involved will be obliged to restore these assets to a safe and useable condition in the event that their use changes, for example, when the land is sold. Given its nature, it is not possible to provide an estimate of the potential liability of this exposure.

QIC Limited

QIC Limited, in its capacity as trustee, is potentially liable for the unsettled liabilities of a number of trusts that it administers. However, under the respective trust deeds the Corporation is entitled to be indemnified out of the assets of the trusts for any losses or outgoings that may be sustained in its role as trustee, provided the trustee has acted within the terms of the trust deeds.

Audited Consolidated Financial Statements 2011–12 – Government of Queensland	6-63

Notes to the Financial Statements

50.	Contingent assets and liabilities continued

Contingent liabilities - not quantifiable continued

(ii) Total State Sector continued

QIC Limited continued

The directors have assessed the recoverable amounts of the assets of the trusts and concluded that currently they have excess assets over liabilities.

Funds managed by the Corporation in a trustee capacity totalled $31.058 billion at 30 June 2012 (2011, $27.757 billion).

State asset sales

As part of the State’s asset sales process, (the initial public offering of shares in QR National Limited, the Forestry Plantations business, the Port of Brisbane business, the Abbot Point Coal Terminal (X50) business and the Queensland Motorways business), the State put in place a number of contractual arrangements which result in contingent liabilities as follows:

• Superannuation indemnity for QR National and Forestry Plantations Queensland for the cost of employer contributions above a particular threshold for their employees who remained as members of QSuper’s defined benefit category.

• State indemnities for directors and officers of relevant Government-owned corporations and State public servants were put into place in relation to liability which might arise out of the restructuring and sale of the various sale entities.

• Indemnities as to tax and other liabilities (including previous cross border lease liabilities) accrued during the State’s ownership.

• Indemnities and warranties to the Joint Lead Managers in relation to initial public offering of shares in QR National Limited.

• Compensation potentially payable in the event that the leases issued over land and infrastructure by State agencies are terminated.

• Compensation potentially payable for improvements in the event of the termination of relevant leases.

• Various warranties in relation to the businesses sold.

At present, management is unaware of any breaches of agreements and there are no claims being made. As such it is not possible to estimate any potential financial effect should such a claim arise in the future.

Impact of disasters

As a result of previous disasters impacting the State, there is a possibility of further claims being made on the

Queensland Reconstruction Authority. The quantum of these claims is unknown and will be covered, to a large extent, by Commonwealth Funding.

The Queensland Floods Commission of Inquiry delivered its Final Report on 16 March 2012. The State is implementing relevant recommendations from the Interim and Final Reports. Certain parties have publicly stated that they are investigating the possibility of making claims against the State in respect of the January 2011 flood.

	General Government
	Sector		Total State Sector
	2012	2011	2012	2011
	$M	$M	$M	$M
Contingent assets - quantifiable

Nature of contingency

Guarantees and indemnities	3,976	3,192	5,166	4,387
Other	11	11	46	69

	3,987	3,203	5,212	4,456

Guarantees

(i) General Government

The Department of Natural Resources and Mines holds financial assurances of $3.15 billion (2011, $2.606 billion) for mining projects, to cover rehabilitation should a leaseholder fail to undertake rehabilitation.

The Department of State Development, Infrastructure and Planning holds bank guarantees in relation to the Queensland Investment Incentive Scheme (QIIS) grants and other financial support provided to public sector proponents totalling $63 million (2011, $41 million).

The Department of Health holds $14 million (2011, $13 million) in guarantees and undertakings from third parties in the normal course of business.

6-64	Audited Consolidated Financial Statements 2011–12 – Government of Queensland

Notes to the Financial Statements

50.	Contingent assets and liabilities continued

Contingent assets - quantifiable continued

(i) General Government

The Department of Transport and Main Roads holds securities on behalf of contractors in the form of performance guarantees amounting to $178 million (2011, $104 million).

The Departments of Environment and Heritage Protection and Natural Resources and Mines hold bank guarantees totalling $535 million and $26 million (2011, $398 million and $22 million) respectively as financial security to ensure compliance with various acts, environmental management activities, vegetation management development applications and other contracts and agreements.

Translink holds bank guarantees for performance under specific contracts totalling $10 million (2011, $7 million).

(ii) Total State Sector

In addition to the above general government quantifiable guarantees and indemnities, the following relate specifically to the Public Non-financial and Financial Corporation sectors.

Queensland Rail Limited holds bank, insurance company and other guarantees of $439 million (2011, $440 million).

Ergon Energy Corporation Ltd holds bank guarantees from customers totalling $133 million (2011, $159 million) relating to the construction of capital assets for energy customers.

Energex Limited holds bank guarantees totalling $28 million (2011, $36 million) from customers relating to subdivision works and the construction of capital assets for those customers and procurement guarantees from suppliers.

WorkCover Queensland holds bank guarantees on behalf of self-insurers totalling $590 million (2011, $560 million).

Other

(i) General Government Sector

Construction Industry Skills Centre Pty Ltd

A non-recoverable loan of $11 million (2011, $11 million) paid to Construction Industry Skills Centre Pty Ltd is repayable to the State Government in circumstances contingent on the winding up of the company and related trust.

(ii) Total State Sector

In addition to the above general government quantifiable other contingent assets, the following relate specifically to the Public Non-financial and Financial Corporation sectors.

Insurance claims

There are a number of insurance claims yet to be finalised in relation to the Gold Coast Desalination Plant, Gibson Island, and Eastern Pipeline. These claims total $35 million (2011, $58 million).

Contingent assets - not quantifiable

(i) General Government Sector

SunWater land

Various agreements entered into since 2001 between the Department of Natural Resources and Mines and SunWater carry an obligation on SunWater to provide a freehold portion of land to the department in addition to a distribution from the sale proceeds of the remaining land when sold by Sunwater. Due to changing circumstances surrounding the usage of the land and council requirements for works to be completed before sale, no reliable estimate of the value of the land can be provided.

(ii) Total State Sector

North Queensland Bulk Ports Corporation Limited

North Queensland Bulk Ports Corporation Limited holds a number of guarantees for security over defects in construction contracts and for future liabilities of port operators.

Audited Consolidated Financial Statements 2011–12 – Government of Queensland	6-65

Notes to the Financial Statements

51.	Post balance date events

Sale of shares in QR National

The Government, on 8 October 2012, confirmed it will sell 432 million shares in QR National for $1.5 billion. The deal involves a sale of $1 billion of shares via a selective buyback to QR National and a $500 million placement to a small number of cornerstone investors. The Government’s holding in QR National will reduce from 33.9% (821.5 million shares) to 16% (389.2 million shares).

Tarong Power Station

On 11 October 2012, Stanwell Corporation Limited announced that two 350 megawatt units at Tarong Power Station will be withdrawn from service for at least two years or until electricity demand improves. The withdrawal of the two units from service allows Stanwell to operate its remaining portfolio more efficiently and also reduce operating and capital expenditure.

52.	Defeased cross border leases

In prior years, the State has entered into a number of cross border leases in conjunction with Queensland Treasury Corporation. In accordance with AASB 117 Leases , the leases are treated as finance leases, the leased assets being amortised over the estimated useful lives of the assets. At the end of the financial year, the entities which had entered into this type of arrangement are detailed below:

In the 2000-01 financial year, Powerlink Queensland entered into a structured financing arrangement involving the sale and subsequent lease-back of supply system assets. This arrangement was a USA cross border lease transaction with the original date of expiry being 2 January 2027. However the lease was partially terminated on 20 September 2011 releasing Powerlink Queensland from any further participation in the lease arrangements and without any financial impost as a result of the termination.

The Stanwell power station is subject to cross border leases that were entered into in 1995. There is no lease liability as future lease payments were prepaid at the commencement of the lease.

53.	Financial risk management disclosure

The State’s principal financial assets and liabilities comprise:

Cash assets;

Receivables and loans;

Term deposits;

Investments in equities and managed investment schemes;

Debt securities;

Payables;

Borrowings;

Finance lease payables; and

Derivatives.

The main purpose in holding these financial instruments is to prudently manage the State’s financial risks within government policy parameters.

The carrying amounts of the GGS and Total State Sector financial assets and financial liabilities by category are:

	General Government
	Sector		Total State Sector
	2012	2011	2012	2011
	$M	$M	$M	$M
Financial assets
Cash and deposits	865	635	1,529	1,359
Receivables and loans at amortised cost	4,889	5,204	6,337	6,233
Held-to-maturity	32,055	31,233	183	107
Fair value through profit and loss (at initial recognition)	1,790	1,697	61,508	60,999
Fair value through profit and loss (held for trading)	—	—	342	414
Available-for-sale investments	21,889	22,704	323	343

	61,488	61,473	70,222	69,455

Financial liabilities
At fair value through profit and loss (at initial recognition)	—	—	88,058	77,023
At fair value through profit and loss (held for trading)	—	—	124	200
At amortised cost	35,616	30,624	8,844	8,240

	35,616	30,624	97,026	85,463

Net gains/(losses) on available-for-sale investments recognised in equity	—	6	6	—

6-66	Audited Consolidated Financial Statements 2011–12 – Government of Queensland

Notes to the Financial Statements

53.	Financial risk management disclosure continued

The State’s activities expose it to a variety of financial risks, such as credit risk, liquidity risk and market risk (including interest rate risk, price risk and foreign exchange risk). The State’s overall risk management objectives, policies and strategies focus on minimising financial risk exposures and seek to mitigate potential adverse effects. The diverse nature of the financing and investing activities undertaken by agencies across the Queensland Government supports a decentralised approach to risk management. Individual agencies are responsible for managing risks to which they are exposed.

Risk management strategies in relation to the State’s financial assets and liabilities are summarised below. Additional risk management information can be found in individual agencies’ general purpose financial reports.

Credit risk

Credit risk exposure represents the potential loss that would be recognised if counterparties failed to meet contractual obligations in relation to receivables, loans and other financial assets. Credit risk is regularly assessed, measured and managed in strict accordance with credit risk policies.

The credit risk in relation to receivables is managed in the following manner:

•	trading terms require payment within a specified period after the goods and services are supplied;

•	outstanding accounts are assessed for impairment at each reporting date based on objective evidence of impairment;

•	bad debts are written off as they are incurred;

•	the credit ratings of all counterparties are monitored and limits adjusted where necessary;

•	where possible, undertake transactions with a large number of counterparties to avoid concentrations of credit risk;

•	utilise collateral arrangements to limit derivatives’ credit exposure; and

•	undertake derivative transactions via recognised derivative trading exchanges where practical.

Receivables and loans past due but not impaired and past due and impaired are disclosed in Note 26.

Credit risk in relation to loans and other financial assets is managed through regular analysis of the ability of borrowers, potential borrowers and financial market counterparties with respect to derivative instruments to meet interest and capital repayment obligations. Where appropriate, collateral is obtained in the form of rights to securities, deeds of undertaking, letters of credit or guarantees.

Credit risk for the GGS and Total State Sector on recognised financial assets, including derivatives, is the carrying amount of these assets in the Balance Sheet, net of any impairment losses. This is equal to the market value of financial assets at balance date. The State’s major concentrations of credit risk are with the finance sector, National Electricity market, rural and housing sectors.

The credit exposure for derivative contracts, other than electricity derivatives, is calculated utilising the ‘value-at-risk’ methodology which takes into account the current market value, duration, term to maturity and interest rate and/or exchange rate volatility.

The State’s largest holder of investments and non-electricity derivatives is Queensland Treasury Corporation. Credit risk exposures that are related to derivative financial instruments (other than electricity related derivatives) are as follows:

	Total State Sector
	2012	2011
	$M	$M
Derivative Exposure
Interest rate swaps	987	718
Cross currency swaps	182	154
Forward exchange contracts	51	4
Credit default swaps	74	242

The State is exposed to significant concentrations of risk in the finance and investment industry, given the size of the State’s investment portfolio. A ratings-based approach is used to determine maximum credit exposure, as well as country of domicile, counterparty’s credit metrics, size of its funding programs and asset composition and quality of the underlying security.

Audited Consolidated Financial Statements 2011–12 – Government of Queensland	6-67

Notes to the Financial Statements

53.	Financial risk management disclosure continued

Credit risk continued

QTC’s counterparty exposure by rating is as follows:

Rating	Total State Sector
	2012	2011
	%	%
Long Term
AAA	29	47
AA+	6	1
AA	1	* 42
AA-	* 55	2
A+	3	5
A	3	2
A-	1	—

Short Term
A-1+	1	1
A-2	1	—

* Reflects ratings downgrade of major Australian Banks during the year.

The National Electricity Market, operated by the Australian Energy Market Operator, has strict prudential guidelines that minimise potential for credit related losses. This is supported by individual agencies’ Board approved policies. Security deposits, letters of credit or bank guarantees are obtained from customers to mitigate possible losses. Credit risk exposures that relate to electricity derivative financial instruments are managed under International Swaps and Derivatives Association (ISDA) agreements. The ISDA also has a strict credit policy, based on counterparties’ credit ratings and requiring appropriate security.

Loans and advances are made to primary producers and small businesses at either a commercial or concessional interest rate. The credit risk of the rural sector is mitigated through collateral in the form of mortgages, charges and liens and on-going monitoring of amounts owed and security valuations.

Liquidity risk

Liquidity risk arises from the possibility that individual agencies may be unable to settle a transaction on the due date. A range of funding facilities is used to ensure funds are available, such as maintaining a sufficient level of cash holdings to fund unexpected cash flows. Liquidity risk of the electricity sector is controlled by the Australian Energy Market Operator, whereby all market participants are required to deliver irrevocable bank guarantees as security for timely settlement. The contractual maturities of financial liabilities are included at Note 44.

Market risk

Derivative financial instruments

The State, through its controlled entities, enters into derivative financial instruments in the normal course of business in order to hedge exposures to movements in interest rates, commodity prices and foreign currency exchange rates. Strict criteria must be met in order for derivatives to be hedge accounted. Speculative contracts may also be entered into for the purposes of profiting from short term movements in the electricity derivative forward market. GGS entities do not engage in speculative trading.

Instruments used by the State include:

Cash flow hedges

Electricity derivatives (mostly price swaps and futures) are used to protect against movements in the price of electricity. The contracts are recognised at trade date and settled net, with cash flows expected within three years.

Commodity swaps are used to hedge against price fluctuations of commodities, such as diesel fuel and gas.

Forward exchange contracts are entered into to protect against movements in foreign currencies. These transactions relate to contracted purchases of components used in capital investments, capital equipment and operating expenditure denominated in foreign currencies. Contracts cover up to three years and are settled on a net basis.

The portion of the gain or loss on the hedging instrument that is determined to be an effective hedge is recognised directly in equity. When the cash flows occur, the State adjusts the initial measurement of the component recognised in the Balance Sheet by the amount deferred in equity.

6-68	Audited Consolidated Financial Statements 2011–12 – Government of Queensland

Notes to the Financial Statements

53.	Financial risk management disclosure continued

Market risk continued

Cash flow hedges continued

Total State Sector net gains/losses deferred to or removed from equity were as follows:

For the year ended 30 June 2012:

•	net gains deferred to equity totalled $99 million;

•	net gains of $157 million were removed from equity and reclassified to the operating result as a result of cash flow hedge settlements; and

•	a loss of $1 million was removed from equity and transferred to the cost of components.

For the year ended 30 June 2011:

•	net gains deferred to equity totalled $102 million;

•	net gains of $346 million were removed from equity and reclassified to the operating result as a result of cash flow hedge settlements ($236 million) and ineffective hedges ($110 million); and

•	a loss of $2 million was removed from equity and transferred to the cost of components.

No amounts were deferred to or removed from equity by GGS entities in 2011 or 2012.

Derivatives which do not qualify for hedge accounting

Certain derivatives do not qualify for hedge accounting as they are held for trading or not designated as hedges. These instruments typically include electricity derivatives such as swaps, caps and options. Interest rate swaps, forward rate agreements and credit default swaps are also used to hedge exposure to interest rate movements, foreign currency and credit risks but are not hedge accounted.

Interest rate risk

The GGS and Total State Sector are exposed to interest rate risk through investments with QIC Limited, cash deposits with the Commonwealth Bank of Australia and borrowings from the Commonwealth Government. In some instances, derivative overlays are used to protect investment portfolios from interest rate risk. The GGS is also exposed to interest rate risk through its deposits with and borrowings from QTC.

The GGS does not undertake hedging in relation to interest rate risk on cash deposits or borrowings. This is managed as per the liquidity risk management strategy.

A number of other State-owned entities enter into interest rate swaps, forward rate agreements and futures contracts to assist in the management of interest rate risk. In most instances, interest rate swaps are utilised to swap medium to long term fixed rate borrowings into floating rate borrowings at rates that are lower than those available if short term borrowings were utilised. At times, floating to fixed swaps are undertaken to generate a fixed rate term funding profile.

Price risk

The State is exposed to price risk through investments with QIC Limited and an investment in QR National.

The GGS is not materially exposed to other price risks.

Other State entities are exposed to commodity price risk resulting from changes in electricity, coal and gas prices, diesel prices and other commodity prices. Longer term fixed price supply agreements are utilised to manage risk in relation to coal and gas. Electricity derivative (mostly price swaps and futures) are used to protect against movements in the price of electricity. The contracts are recognised at trade date and settled net, with cash flows expected within three years. A variety of swaps, futures, options and forward exchange contracts are used to hedge against price fluctuations of other commodities, such as diesel fuel. These financial instruments often have a time horizon of between 3 months and 3 years.

Foreign exchange risk

The State is exposed to movements in foreign currencies as a result of future commercial transactions and recognised assets and liabilities denominated in currencies other than the Australian dollar. The State enters into forward exchange contracts, currency options and swaps to effectively manage the exposure resulting from purchases of various plant, equipment and component parts in foreign currencies. Foreign exchange risk is managed by individual agencies who hedge significant proportions of anticipated transactions with their respective Board’s approval.

The State also borrows offshore to provide access to additional sources of funding and diversify risk and undertakes investments in foreign currency assets. To effectively manage the exposure to fluctuations in exchange rates, forward exchange contracts and cross currency swaps are used.

The State’s exposure to foreign currency risk is not considered material due to the effectiveness of risk management strategies.

Audited Consolidated Financial Statements 2011–12 – Government of Queensland	6-69

Notes to the Financial Statements

53.	Financial risk management disclosure continued

Sensitivity analysis

A summary sensitivity analysis of the material risks to which the State is exposed is provided below.

Interest rate and unit price risk

General Government Sector

The GGS is exposed to movements in interest rates and managed fund unit prices through its cash deposits, investments and borrowings.

The effect of a +/-1% movement in interest rates on the GGS cash balances would result in a $9 million decrease/increase (2011, $8 million increase/decrease) in the GGS operating result and equity.

The GGS has a fixed rate note with QTC (rate reviewed annually) and other investments with QIC Limited that are exposed to interest rate changes and changes in the unit price of the funds managed. Assuming all other variables remained constant, if the return on the loan and investments moved by +/-1%, the GGS operating result and equity would have been approximately $334 million higher or lower (2011, $325 million).

QTC borrowings are in the form of fixed rate loans, generic debt pool borrowings (which are akin to fixed rate loans) or floating rate loans. Although the majority of the GGS agency borrowings are either fixed rate loans or generic debt pool loans, the Consolidated Fund bears the risk of movements between the fixed rate and market rate. At 30 June 2012, the market value of GGS loans with QTC was $2.377 billion higher than the amortised cost (2011, $508 million). If interest rates on QTC borrowings were to increase/decrease by 1%, the GGS operating result and equity would be approximately $284 million lower or higher (2011, $223 million).

Total State Sector

As the State’s corporate treasury, QTC undertakes portfolio management activities on behalf of customers and raises funding in advance of requirements. QTC borrows in advance of requirements to ensure Queensland public sector entities have ready access to funding when required and also to reduce the risk associated with refinancing maturing loans. In addition, QTC holds and invests surplus funds to assist with the management of customer portfolios. These activities expose the State to interest rate risk including basis risk which is managed within a value-at-risk (VaR) framework.

The VaR at 30 June was as follows:

	Total State Sector
	2012	2011
	$M	$M
Interest rate risk VaR	39	40

The above VaR calculation does not include mark-to-market impact of changes in credit spreads on the value of assets held in the QTC Cash Fund. As at 30 June 2012, the State had an exposure of approximately $1,079,000 (2011, $819,000) per basis point to changes in credit spreads on QTC assets and liabilities.

The effect of a 1% movement in interest rates on the State’s cash balances would result in a $15 million increase/decrease (2011, $14 million) in the State’s operating result and equity.

The State has other investments exposed to interest rate changes and changes in the unit price of the funds managed by QIC Limited. Assuming all other variables remained constant, if the return on these investments moved by +/-1%, the State’s operating result and equity would be approximately $326 million higher or lower (2011, $314 million). For the range of changes to the operating result and equity that are considered reasonably possible at year end refer to individual agency statements, particularly QTC.

Share price risk

At 30 June 2012 the State held approximately 34% of the shares in QR National Limited, which is listed on the Australian Stock Exchange. Consequently, it is exposed to changes in the share price. If the share price increases/decreases by 15%, the State’s operating result and equity would be approximately $419 million higher or lower (2011, $421 million).

Commodity price risk

As a result of its ownership of electricity generating Government-owned corporations, the State is exposed to Electricity Price Risk. This risk is mainly associated with fluctuations in the wholesale price of electricity in the National Electricity Market. The entities affected manage this risk by hedging a portion of the production using electricity derivative instruments such as electricity swaps and futures contracts.

6-70	Audited Consolidated Financial Statements 2011–12 – Government of Queensland

Notes to the Financial Statements

53.	Financial risk management disclosure continued

Commodity price risk continued

Each entity is responsible for its own risk management and may make varying assumptions in assessing its sensitivity to such movements. The agencies with a material impact for Total State Sector are CS Energy Limited, Ergon Energy Corporation Limited, and Stanwell Corporation Limited (Tarong Energy Corporation Limited was discontinued as from 1 July 2011 as a result of a restructure of Queensland Government-owned corporation generators—net assets and contracts were redistributed to CS Energy Limited and Stanwell Corporation Limited). On the assumption that all other variables remain constant, the impact of electricity price movements on the State’s operating result and equity are as follows:

	2012				2011
	Operating Result		Equity		Operating Result		Equity
	$M	$M	$M	$M	$M	$M	$M	$M
	+10%	-10%	+10%	-10%	+10%	-10%	+10%	-10%
CS Energy	9	(9)	(40)	40	(6)	6	(46)	46
Ergon Energy	5	(4)	5	(4)	1	(5)	1	(5)

	+15%	-15%	+15%	-15%	+20%	-20%	+20%	-20%

Stanwell	(62)	59	(159)	161	(8)	7	(76)	76
Tarong	—	—	—	—	(70)	74	(70)	74

Foreign exchange risk

For the Total State Sector, the sensitivities identified by the affected entities range from -15% to +15% (2011 -20% to +20%) currency movement. Had the exchange rate moved within these ranges, the State’s operating result would have been up to $41 million higher/$27 million lower (2011, $37 million higher/$21 million lower). The State’s equity would have been up to $43 million higher/$35 million lower (2011, $43 million higher/$34 million lower) due to the impact of hedge accounting.

Net fair value of financial instruments

Cash, deposits, receivables and payables approximate fair value. The carrying amounts of all other GGS and Total State Sector’s financial assets and liabilities equates to their net fair value, except as per table below.

	Carrying amount		Fair value
	2012	2011	2012	2011
	$M	$M	$M	$M
Financial Assets
Housing loans	36	37	36	24

Financial Liabilities
Commonwealth borrowings	425	444	411	412

Financial instruments measured at fair value have been classified in accordance with the hierarchy described in AASB 7 Financial Instruments: Disclosures. The three levels of fair value hierarchy reflect the significance of the inputs used to determine the valuation of these instruments.

•	Level 1 of the fair value hierarchy represents fair value measurements derived from quoted market prices (unadjusted) in active markets for identical assets and liabilities;

•	Level 2 of the fair value hierarchy represents fair value measurements derived from inputs other than quoted prices included within Level 1 that are observable, either directly or indirectly; and

•	Level 3 of the fair value hierarchy represents fair value measurements derived from inputs that are not based on observable market data.

Level 1

The fair value of financial assets and financial liabilities with standard terms and conditions and traded in an active market is based on (unadjusted) quoted market prices. Financial assets are priced at current bid prices, while financial liabilities are priced at current asking prices. Financial instruments in this category include certain equity and debt investments where quoted prices are available from an active market, such as publicly traded derivatives, actively traded Commonwealth and semi-government bonds and investments in certain unit trusts.

Audited Consolidated Financial Statements 2011–12 – Government of Queensland	6-71

Notes to the Financial Statements

53.	Financial risk management disclosure continued

Level 2

The fair value of financial assets and liabilities is determined by using quoted market prices in active markets for similar instruments or quoted prices for identical or similar instruments in markets that are considered less than active or other valuation techniques where all significant inputs are directly (prices) or indirectly (derived from prices) observable from market data, other than quoted prices included in Level 1. Financial instruments in this category include fixed interest deposits, fixed term notes, investments in rental purchase plan properties, non-actively traded corporate, government and semi-government bonds, unit trusts and other derivatives such as over-the-counter derivatives, forward exchange contracts, commodity swaps and some electricity derivatives.

Level 3

Where financial instruments are measured using valuation techniques based on unobservable inputs or observable inputs to which significant adjustments have been applied, such instruments are included in level 3 of the fair value hierarchy. These may include derivatives for long term energy procurement and other electricity contracts.

The following table presents the GGS and Total State Sector financial assets and liabilities recognised and measured at fair value.

	Level 1	Level 2	Level 3	Total
	$M	$M	$M	$M
General Government Sector

2012
Assets
Financial assets at fair value through profit or loss
Rental Purchase Plan	—	203	—	203
Derivatives	—	1	—	1
Other investments	83	1,492	—	1,576
Available-for-sale financial assets
Corporate bonds	278	—	—	278

Total assets	361	1,696	—	2,058

2011
Assets
Financial assets at fair value through profit or loss
Rental Purchase Plan	—	212	—	212
Derivatives	—	4	—	4
Other investments	102	1,375	—	1,477
Corporate bonds	290	—	—	290

Total assets	392	1,592	—	1,984

General Government has no Financial liabilities at fair value through profit or loss.

Total State Sector

2012
Assets
Financial assets at fair value through profit or loss
Rental Purchase Plan	—	203	—	203
Derivatives	54	526	139	720
Money market deposits, securities and bonds	13,872	257	—	14,129
Shares	2,793	—	—	2,793
Other investments	252	36,458	—	36,710
Loans	—	7,214	—	7,214
Available-for-sale financial assets
Corporate bonds	278	—	—	278
Shares	5	—	—	5
Other	—	32	—	32

Total assets	17,254	44,691	139	62,084

Liabilities
Financial liabilities at fair value through profit or loss
Derivatives	102	256	75	434
Deposits	—	3,379	—	3,379
Government securities issued	76,662	7,701	—	84,363

Total liabilities	76,765	11,337	75	88,176

6-72	Audited Consolidated Financial Statements 2011–12 – Government of Queensland

Notes to the Financial Statements

53.	Financial risk management disclosure continued

Net fair value of financial instruments continued

	Level 1	Level 2	Level 3	Total
	$M	$M	$M	$M
2011
Assets
Financial assets at fair value through profit or loss
Rental Purchase Plan	—	212	—	212
Derivatives	69	257	300	626
Money market deposits, securities and bonds	16,468	1,144	—	17,612
Shares	2,804	—	—	2,804
Other investments	266	34,195	—	34,462
Loans	—	5,643	—	5,643
Available-for-sale financial assets
Corporate bonds	290	—	—	290
Shares	6	3	—	9
Other	—	35	—	35

Total assets	19,903	41,490	300	61,693

Liabilities
Financial liabilities at fair value through profit or loss
Derivatives	142	236	85	462
Deposits	—	3,536	—	3,536
Government securities issued	65,888	7,335	—	73,224
Borrowings	—	1	—	1

Total liabilities	66,030	11,107	85	77,222

There were no significant transfers between level 1 and level 2 during the year ended 30 June 2012 and 2011.

The following table presents the net changes in level 3 instruments.

	Total State Sector
	2012	2011
	$M	$M
	Derivatives
Net Movement
Opening balance 1 July	215	344
Purchases	4	1
Settlements	(87)	(167)
Movement recognised in other comprehensive income	19	(16)
Movement recognised in profit or loss	8	37
Transfers into level 3	—	(24)
Transfers out of level 3	(95)	33
Other	—	9

Closing balance 30 June	64	215

For fair value measurements in level 3 of the fair value hierarchy, changing one or more of the unobservable inputs used to reasonably possible alternative assumptions would have the following effects:

	Effect on profit or loss		Effect on hedging
	Favourable	Unfavourable	Favourable	Unfavourable
	$M	$M	$M	$M
Net derivatives
2012	33	(48)	6	(6)
2011	41	(44)	14	(17)

Audited Consolidated Financial Statements 2011–12 – Government of Queensland	6-73

Notes to the Financial Statements

54.	Retirement benefit obligations

Retirement benefit liabilities include the following final salary defined benefit schemes:

•	State Public Sector Superannuation Scheme (QSuper);

•	Pensions provided in accordance with the Judges’ (Pensions and Long Leave) Act 1967 (Judges’ Scheme); and

•	Energy Super Fund (ESF) (formerly ESI Super)

QSuper and Judges’ Schemes

The State Public Sector Superannuation Fund (QSuper) defined benefit scheme provides accrued benefits based on a member’s salary, contribution rate and length of membership. State Government budget dependent agencies, together with a number of statutory bodies, excluding principally the Queensland electricity supply industry, are required to make employer contributions to the QSuper scheme.

The “former” defined benefit superannuation liabilities in the opening 2010-11 Balance Sheet represent the unfunded liabilities of defined benefit members who have elected to leave the scheme. In December 2010, the State swapped its former defined benefit liabilities with defined benefit liabilities as a result of asset transfers between the QSuper defined benefit and accumulation fund accounts.

The QSuper scheme is assessed annually by the State Actuary and a full actuarial review is undertaken every three years. A full actuarial review of QSuper was completed as at 30 June 2010.

The QSuper defined benefit account is closed to new members.

QSuper also incorporates defined contribution categories, for which the State has no further legal or constructive obligation other than to pay contributions. These liabilities and assets have been accounted for in accordance with the standards relevant to defined contribution schemes. In particular, no assets or liabilities relating to the funded Defined Contribution scheme have been included in the Balance Sheet. The expense relating to these schemes is the amount of employer contributions, $1.430 billion (2011, $1.328 billion).

Energy Super Fund

Queensland electricity entities contribute to an industry multiple employer superannuation fund, the Energy Super Fund (ESF). The ESF was formed on the 1 April 2011 with the merger of the Electricity Supply Industry Superannuation Fund (QLD) (ESI Super) and Superannuation Plan for Electrical Contractors (SPEC Super). Members, after serving a qualifying period, are entitled to benefits from the fund on retirement, resignation, retrenchment, disability or death.

The defined benefit account of this fund is a funded plan which provides defined lump sum benefits based on years of service and average final salary. Employers will contribute to the defined benefit section of the plan at various rates between 10% and 15% of defined benefit members salaries from 1 July 2012. Employee contributions to the fund are based on various percentages of their gross salaries. The defined benefit account of this fund is closed to new members.

The most recent actuarial assessment of the fund, as at 30 June 2010, was carried out by Mr Shane Mather, F.I.A.A. of Sunsuper Financial Services Pty Ltd.

General Government Sector

Retirement benefit obligations 2011-12

	$M	$M	$M	$M
Reconciliation of the present value of the defined benefit obligation
	Total	QSuper DB	Former DB	Judges
Opening balance at 1 July 2011	29,402	28,915	—	487
Current service cost	1,103	1,082	—	21
Contributions by plan participants	254	254	—	—
Interest cost	1,501	1,475	—	26
Benefits paid (including contributions tax)	(2,474)	(2,460)	—	(14)
Actuarial (gain)/loss	4,576	4,416	—	160

Closing balance at 30 June 2012	34,362	33,682	—	680

Present value of the obligation as at 30 June 2012 by funding policy
Present value of the obligation—wholly unfunded	680
Present value of the obligation—wholly/partly funded	33,682

	34,362

6-74	Audited Consolidated Financial Statements 2011–12 – Government of Queensland

Notes to the Financial Statements

54.	Retirement benefit obligations continued

General Government Sector

Retirement benefit obligations 2011-12 continued

	$M	$M	$M	$M
Reconciliation of the fair value of plan assets
	Total	QSuper DB	Former DB	Judges
Opening balance at 1 July 2011	4,166	4,166	—	—
Expected return on plan assets	284	284	—	—
Employer contributions	2,124	2,124	—	—
Contributions by plan participants	254	254	—	—
Benefits paid (including contributions tax)	(2,460)	(2,460)	—	—
Actuarial gain/(loss)	(632)	(632)	—	—

Closing balance at 30 June 2012	3,736	3,736	—	—

Reconciliation of Balance Sheet Liability/(Asset)
Present value of the obligation	34,362	33,682	—	680
Fair value of plan assets	(3,736)	(3,736)	—	—

Liability/(Asset) recognised in Balance Sheet	30,626	29,946	—	680

Amounts recognised in Operating Statement
Current service cost	1,103	1,082	—	21
Interest cost	1,501	1,475	—	26
Expected return on plan assets	(284)	(284)	—	—

Total amounts recognised in Operating Statement	2,320	2,273	—	47

Amounts recognised in Statement of Changes in Net Assets (Equity)
Opening cumulative amount of actuarial (gains) and losses	1,786	1,765	89	(68)
Net actuarial (gain)/loss recognised in year	5,208	5,048	—	160

Cumulative actuarial (gains)/losses recognised in the Statement of Changes in Net Assets (Equity)	6,994	6,813	89	92

Plan asset allocations

State Public Sector Superannuation scheme hold investments with the following asset allocations:

	QSuper DB	Former DB	Judges
Equity	62%	N/A	N/A
Debt instruments	6%	N/A	N/A
Property	22%	N/A	N/A
Other	10%	N/A	N/A

Total	100%	N/A	N/A

QSuper plan assets are those held within the QSuper Trust Fund only.

QSuper holds investments in unit trusts that hold financial instruments issued by the State. These instruments are difficult to accurately value and are immaterial in proportion to the unit trusts. In addition, these trusts own properties which are used by Government agencies. Again the exact values attributable to these tenancies are difficult to accurately determine, nor do they represent a material proportion of the fair value plan assets.

The overall expected rate of return on QSuper plan assets are based on the expected returns by asset class derived by QIC Limited, the strategic asset allocations and the expected levels of taxation applying to the QSuper scheme overall.

	$M	$M	$M

	Total	QSuper DB	Judges
Actual return on plan assets	30	30	N/A

Estimate of employer contributions to be paid in 2012-13	1,933	1,933	N/A

Audited Consolidated Financial Statements 2011–12 – Government of Queensland	6-75

Notes to the Financial Statements

54.	Retirement benefit obligations continued

General Government Sector

Retirement benefit obligations 2011-12 continued

Principal actuarial assumptions at 30 June 2012

	QSuper DB	Judges
Gross discount rate	3.20%	3.20%
Net discount rate (after allowance for investment taxation)	3.10%	3.20%
Expected rates of return on plan assets (net of fees and taxes)	7.00%	N/A
Future inflationary salary increases	3.50%	4.00%
Expected CPI increases	2.50%	N/A

Retirement benefit obligations 2010-11

	$M	$M	$M	$M
Reconciliation of the present value of the defined benefit obligation
	Total	QSuper DB	Former DB	Judges
Opening balance at 1 July 2010	30,789	27,596	2,747	446
Current service cost	1,106	1,087	—	19
Contributions by plan participants	259	259	—	—
Interest cost	1,594	1,393	177	24
Benefits paid (including contributions tax)	(1,862)	(1,609)	(241)	(12)
Transfers to Former DB	—	(269)	269	—
Transfers from Former DB	(2,538)	414	(2,952)	—
Actuarial (gain)/loss	54	44	—	10

Closing balance at 30 June 2011	29,402	28,915	—	487

Present value of the obligation as at 30 June 2011 by funding policy
Present value of the obligation—wholly unfunded	487
Present value of the obligation—wholly/partly funded	28,915

	29,402

Reconciliation of the fair value of plan assets

	Total	QSuper DB	Former DB	Judges
Opening balance at 1 July 2010	6,103	6,103	—	—
Expected return on plan assets	354	354	—	—
Employer contributions	1,140	899	241	—
Contributions by plan participants	259	259	—	—
Benefits paid (including contributions tax)	(1,850)	(1,609)	(241)	—
Transfer of DB to Accumulation plan assets	(2,538)	(2,538)	—	—
Actuarial gain/(loss)	698	698	—	—

Closing balance at 30 June 2011	4,166	4,166	—	—

Reconciliation of Balance Sheet Liability/(Asset)
Present value of the obligation	29,402	28,915	—	487
Fair value of plan assets	(4,166)	(4,166)	—	—

Liability/(Asset) recognised in Balance Sheet	25,236	24,749	—	487

Amounts recognised in Operating Statement
Current service cost	1,106	1,087	—	19
Interest cost	1,594	1,393	177	24
Expected return on plan assets	(354)	(354)	—	—

Total amounts recognised in Operating Statement	2,346	2,126	177	43

Amounts recognised in Statement of Changes in Net Assets (Equity)
Opening cumulative amount of actuarial (gains) and losses	2,430	2,419	89	(78)
Net actuarial (gain)/loss recognised in year	(644)	(654)	—	10

Cumulative actuarial (gains)/losses recognised in the Statement of Changes in Net Assets (Equity)	1,786	1,765	89	(68)

6-76	Audited Consolidated Financial Statements 2011–12 – Government of Queensland

Notes to the Financial Statements

54.	Retirement benefit obligations continued

General Government Sector

Retirement benefit obligations 2010-11 continued

Plan asset allocations

State Public Sector Superannuation holds investments with the following asset allocations:

	QSuper DB	Former DB	Judges
Equity	37%	N/A	N/A
Debt instruments	37%	N/A	N/A
Property	7%	N/A	N/A
Other	19%	N/A	N/A

Total	100%	N/A	N/A

QSuper plan assets are those held within the QSuper Trust Fund only.

QSuper holds investments in unit trusts that hold financial instruments issued by the State. These instruments are difficult to accurately value and are immaterial in proportion to the unit trusts. In addition, these trusts own properties which are used by Government agencies. Again the exact values attributable to these tenancies are difficult to accurately determine, nor do they represent a material proportion of the fair value plan assets.

The overall expected rate of return on QSuper plan assets is based on the expected returns by asset class derived by QIC Limited, the strategic asset allocations and the expected levels of taxation applying to the QSuper scheme overall.

	$M	$M	$M	$M

	Total	QSuper DB	Former DB	Judges

Actual return on plan assets	791	791	N/A	N/A

Principal actuarial assumptions at 30 June 2011

	QSuper DB	Former DB	Judges
Gross discount rate	5.30%	6.40%	5.30%
Net Discount rate (after allowance for investment taxation)	5.20%	6.40%	5.30%
Expected rates of return on plan assets (net of fees and taxes)	7.00%	N/A	N/A
Future inflationary salary increases	4.00%	N/A	4.50%
Expected CPI increases	2.50%	N/A	N/A

Historical analysis of retirement benefit obligations

		2012	2011	2010	2009	2008
		$M	$M	$M	$M	$M

Experience adjustments relating to liabilities
	QSuper DB	(371)	(216)	537	(524)	(14)
	Former DB	—	—	—	—	—
	Judges	(1)	6	(9)	(15)	(13)

Experience adjustments relating to assets
	QSuper DB	(632)	698	445	(1,432)	(447)
	Former DB	—	—	—	—	—
	Judges	—	—	—	—	—

Present value of defined benefit obligation
	QSuper DB	33,682	28,915	27,596	26,091	25,509
	Former DB	—	—	2,747	2,380	2,696
	Judges	680	487	446	425	451

Fair value of plan assets
	QSuper DB	3,736	4,166	6,103	5,472	6,742
	Former DB	—	—	—	—	—
	Judges	—	—	—	—	—

Surplus/(deficit)	QSuper DB	(29,946)	(24,749)	(21,493)	(20,619)	(18,767)
	Former DB	—	—	(2,747)	(2,380)	(2,696)
	Judges	(680)	(487)	(446)	(425)	(451)

Audited Consolidated Financial Statements 2011–12 – Government of Queensland	6-77

Notes to the Financial Statements

54.	Retirement benefit obligations continued

Total State Sector

Retirement benefit obligations 2011-12

	$M	$M	$M	$M	$M
Reconciliation of the present value of the defined benefit obligation
	Total	QSuper DB	Former DB	Judges	ESF
Opening balance at 1 July 2011	30,557	28,915	—	487	1,155
Current service cost	1,150	1,082	—	21	47
Contributions by plan participants	268	254	—	—	14
Interest cost	1,551	1,475	—	26	50
Benefits paid (including contributions tax)	(2,585)	(2,460)	—	(14)	(111)
Actuarial (gain)/loss	4,836	4,416	—	160	260

Closing balance at 30 June 2012	35,777	33,682	—	680	1,415

Present value of the obligation as at 30 June 2012 by funding policy
Present value of the obligation—wholly unfunded	680
Present value of the obligation—wholly/partly funded	35,097

	35,777

Reconciliation of the fair value of plan assets

	Total	QSuper DB	Former DB	Judges	ESF
Opening balance at 1 July 2011	5,398	4,166	—	—	1,232
Current service cost	356	284	—	—	72
Contributions by plan participants	2,164	2,124	—	—	40
Interest cost	268	254	—	—	14
Benefits paid (including contributions tax)	(2,566)	(2,460)	—	—	(106)
Actuarial (gain)/loss	(699)	(632)	—	—	(67)

Closing balance at 30 June 2012	4,921	3,736	—	—	1,185

Reconciliation of Balance Sheet Liability/(Asset)
Present value of the obligation	35,777	33,682	—	680	1,415
Fair value of plan assets	(4,921)	(3,736)	—	—	(1,185)

Liability/(Asset) recognised in Balance Sheet	30,856	29,946	—	680	230

Amounts recognised in Operating Statement
Current service cost	1,150	1,082	—	21	47
Interest cost	1,551	1,475	—	26	50
Expected return on plan assets	(356)	(284)	—	—	(72)

Total amounts recognised in Operating Statement	2,345	2,273	—	47	25

Amounts recognised in Statement of Changes in Net Assets (Equity)
Opening cumulative amount of actuarial (gains) and losses	1,929	1,765	89	(68)	143
Net actuarial (gain)/loss recognised in year	5,532	5,048	—	160	324

Cumulative actuarial (gains)/losses recognised in the Statement of Changes in Net Assets (Equity)	7,461	6,813	89	92	467

Plan asset allocations

State Public Sector Superannuation and ESF plans hold investments with the following asset allocations:

	QSuper DB	Former DB	Judges	ESF
Equity	62%	N/A	N/A	50%
Debt instruments	6%	N/A	N/A	20%
Property	22%	N/A	N/A	10%
Other	10%	N/A	N/A	20%

Total	100%	N/A	N/A	100%

6-78	Audited Consolidated Financial Statements 2011–12 – Government of Queensland

Notes to the Financial Statements

54.	Retirement benefit obligations continued

Total State Sector

Retirement benefit obligations 2011-12 continued

QSuper plan assets are those held within the QSuper Trust Fund but exclude the assets held by QTC in respect of these liabilities.

QSuper holds investments in unit trusts that hold financial instruments issued by the State. These instruments are difficult to accurately value and are immaterial in proportion to the unit trusts. In addition, these trusts own properties which are used by Government agencies. Again the exact values attributable to these tenancies are difficult to accurately determine, nor do they represent a material proportion of the fair value plan assets.

The overall expected rate of return on QSuper plan assets is based on the expected returns by asset class derived by QIC Limited, the strategic asset allocations and the expected levels of taxation applying to the QSuper scheme overall.

	$M	$M	$M	$M	$M
	Total	QSuper DB	Former DB	Judges	ESF

Actual return on plan assets	35	30	N/A	N/A	5

Estimate of employer contributions to be paid in 2012-13	1,933	1,933	—	N/A	N/A

Principal actuarial assumptions at 30 June 2012

	QSuper DB	Former DB	Judges	ESF

Gross discount rate	3.20%	N/A	3.20%	3.10%
Net discount rate (after allowance for investment taxation)	3.10%	N/A	3.20%	2.60%
Expected rates of return on plan assets (net of fees and taxes)	7.00%	N/A	N/A	6.00%
Future inflationary salary increases	3.50%	N/A	4.00%	3.5% - 4.5%
Expected CPI increases	2.50%	N/A	N/A	N/A

Retirement benefit obligations 2010-11

Reconciliation of the present value of the defined benefit obligation	$M	$M	$M	$M	$M
	Total	QSuper DB	Former DB	Judges	ESF
Opening balance at 1 July 2010	31,983	27,596	2,747	446	1,194
Current service cost	1,156	1,087	—	19	50
Contributions by plan participants	273	259	—	—	14
Interest cost	1,644	1,393	177	24	50
Benefits paid (including contributions tax)	(1,910)	(1,609)	(241)	(12)	(48)
Transfers to Former DB		(269)	269	—	—
Transfers from Former DB	(2,538)	414	(2,952)	—	—
Actuarial (gain)/loss	(51)	44	—	10	(105)

Closing balance at 30 June 2011	30,557	28,915	—	487	1,155

Present value of the obligation as at 30 June 2011 by funding policy	$M
Present value of the obligation—wholly unfunded	487
Present value of the obligation—wholly/partly funded	30,070

	30,557

Reconciliation of the fair value of plan assets	$M	$M	$M	$M	$M
	Total	QSuper DB	Former DB	Judges	ESF
Opening balance at 1 July 2010	7,202	6,103	—	—	1,099
Expected return on plan assets	419	354	—	—	65
Employer contributions	1,214	899	241	—	74
Contributions by plan participants	273	259	—	—	14
Benefits paid (including contributions tax)	(1,899)	(1,609)	(241)	—	(49)
Transfer of DB to Accumulation plan assets	(2,538)	(2,538)	—	—	—
Actuarial gain/(loss)	727	698	—	—	29

Closing balance at 30 June 2011	5,398	4,166	—	—	1,232

Reconciliation of Balance Sheet Liability/(Asset)
Present value of the obligation	30,557	28,915	—	487	1,155
Fair value of plan assets	(5,398)	(4,166)	—	—	(1,232)

Liability/(Asset) recognised in Balance Sheet	25,159	24,749	—	487	(77)

Audited Consolidated Financial Statements 2011–12 – Government of Queensland	6-79

Notes to the Financial Statements

54.	Retirement benefit obligations continued

Total State Sector

Retirement benefit obligations 2010-11 continued

	$M	$M	$M	$M	$M
	Total	QSuper DB	Former DB	Judges	ESF
Amounts recognised in Operating Statement
Current service cost	1,156	1,087	—	19	50
Interest cost	1,644	1,393	177	24	50
Expected return on plan assets	(419)	(354)	—	—	(65)

Total amounts recognised in Operating Statement	2,381	2,126	177	43	35

Amounts recognised in Statement of Changes in Net Assets (Equity)
Opening cumulative amount of actuarial (gains) and losses	2,701	2,419	89	(78)	271
Net actuarial (gain)/loss recognised in year	(772)	(654)	—	10	(128)

Cumulative actuarial (gains)/losses recognised in the Statement of Changes in Net Assets (Equity)	1,929	1,765	89	(68)	143

Plan asset allocations

State Public Sector Superannuation and ESF Super plans hold investments with the following asset allocations:

	QSuper DB	Former DB	Judges	ESF
Equity	37%	N/A	N/A	50%
Debt Instruments	37%	N/A	N/A	20%
Property	7%	N/A	N/A	10%
Other	19%	N/A	N/A	20%

Total	100%	N/A	N/A	100%

QSuper plan assets are those held within the QSuper Trust Fund but exclude the assets held by Queensland Treasury Corporation in respect of these liabilities.

QSuper holds investments in unit trusts that hold financial instruments issued by the State. These instruments are difficult to accurately value and are immaterial in proportion to the unit trusts. In addition, these trusts own properties which are used by Government agencies. Again the exact values attributable to these tenancies are difficult to accurately determine, nor do they represent a material proportion of the fair value plan assets.

The overall expected rate of return on QSuper plan assets is based on the expected returns by asset class derived by the QIC Limited, the strategic asset allocations and the expected levels of taxation applying to the QSuper scheme overall.

	$M	$M	$M	$M	$M
	Total	QSuper DB	Former DB	Judges	ESF

Actual return on plan assets	885	791	N/A	N/A	94

Principal actuarial assumptions at 30 June 2011

	QSuper DB	Former DB	Judges	ESF

Gross Discount rate	5.30%	6.40%	5.30%	5.20%
Net Discount rate (after allowance for investment taxation)	5.20%	6.40%	5.30%	4.40%
Expected rates of return on plan assets (net of fees and taxes)	7.00%	N/A	N/A	6.00%
Future inflationary salary increases	4.00%	N/A	4.50%	3.5% - 4.5%
Expected CPI increases	2.50%	N/A	N/A	N/A

Historical analysis of retirement benefit obligations

		2012	2011	2010	2009	2008
		$M	$M	$M	$M	$M

Experience adjustments	QSuper DB	(371)	(216)	537	(524)	(14)
relating to liabilities	Former DB	—	—	—	—	—
	Judges	(1)	6	(9)	(15)	(13)
	ESF (formerly ESI Super)	(56)	27	(9)	(18)	(40)

Experience adjustments	QSuper DB	(632)	698	445	(1,432)	(447)
relating to assets	Former DB	—	—	—	—	—
	Judges	—	—	—	—	—
	ESF (formerly ESI Super)	(71)	27	45	(131)	(201)

6-80	Audited Consolidated Financial Statements 2011–12 – Government of Queensland

Notes to the Financial Statements

54.	Retirement benefit obligations continued

Total State Sector

Historical analysis of retirement benefit obligations continued

		2012	2011	2010	2009	2008
		$M	$M	$M	$M	$M

Present value of defined	QSuper DB	33,682	28,915	27,596	26,091	25,509
benefit obligation	Former DB	—	—	2,747	2,380	2,696
	Judges	680	487	446	425	451
	ESF (formerly ESI Super)	1,415	1,155	1,194	1,111	980

Fair value of plan assets	QSuper DB	3,736	4,166	6,103	5,472	6,742
	Former DB	—	—	—	—	—
	Judges	—	—	—	—	—
	ESF (formerly ESI Super)	1,185	1,232	1,099	980	1,034

Surplus/(deficit)	QSuper DB	(29,946)	(24,749)	(21,493)	(20,619)	(18,767)
	Former DB	—	—	(2,747)	(2,380)	(2,696)
	Judges	(680)	(487)	(446)	(425)	(451)
	ESF (formerly ESI Super)	(230)	77	(95)	(130)	54

Employee numbers

The number of full time equivalent employees in the GGS at 30 June 2012 relating to the GGS entities listed in Note 55 totalled 209,879 (2011, 210,467).

The number of Total State full time equivalent employees at 30 June 2012 relating to the consolidated entities listed in Note 55 totalled 232,323 (2011, 232,336).

55.	Controlled entities

Public sector entities are generally considered material for the purposes of this report if they meet either of the following criteria:

•	net operating result in excess of $4 million; or

•	net assets in excess of $50 million.

However, in addition to material entities, the State consolidates some entities which are not material in terms of the operating position or net asset position criteria if they are either a department or if they are funded for the delivery of services.

When financial results are available in respect of non-material entities, they are reviewed with the aim of including any newly material entities in the following year’s consolidated financial statements.

Newly created entities that are expected to meet the materiality criteria on the basis of their initial budget estimates are included in the consolidated financial statements from the time of their establishment.

The following controlled entities of the Government have been included in the consolidated financial statements for the year ended 30 June 2012. The list has been classified by activity sectors as outlined in Note 1(c).

Entities denoted with an asterisk are consolidated with the accounts of the preceding entity.

The GGS has 100% ownership and voting power in other Queensland public sector entities, classified as either Public Non-financial Corporations or Public Financial Corporations below.

General Government

Departments of Government (following machinery of government legislation dated 3 April 2012 with financial effect from 1 May 2012)

Aboriginal and Torres Strait Islander and Multicultural Affairs (created on 3 April 2012)

Agriculture, Fisheries and Forestry (created on 3 April 2012)

Communities, Child Safety and Disability Services (renamed on 3 April 2012, previously Communities)

Community Safety

• Central and Northern Queensland Regional Parole Board

• Queensland Parole Board

• Southern Queensland Regional Parole Board

Education, Training and Employment (renamed on 3 April 2012, previously Education and Training)

Energy and Water Supply (created on 3 April 2012)

Environment and Heritage Protection (renamed on 3 April 2012, previously Environment and Resource Management)

Audited Consolidated Financial Statements 2011–12 – Government of Queensland	6-81

Notes to the Financial Statements

55.	Controlled entities continued

General Government continued

Departments of Government continued

Housing and Public Works (renamed on 3 April 2012, previously Public Works)

•	Goprint (commercialised business unit)

•	Project Services (commercialised business unit)

•	QBuild (commercialised business unit)

•	QFleet (commercialised business unit)

•	SDS (commercialised business unit)

Justice and Attorney-General

Local Government (renamed on 3 April 2012, previously Local Government and Planning)

National Parks, Recreation, Sport and Racing (created on 3 April 2012)

Natural Resources and Mines (created on 3 April 2012)

Premier and Cabinet

Queensland Health (renamed on 3 April 2012, previously Department of Health)

Queensland Police Service (renamed on 3 April 2012, previously Department of Police)

Queensland Treasury and Trade (renamed on 3 April 2012, previously Treasury Department)

Science, Information Technology, Innovation and the Arts (created on 3 April 2012)

•	CITEC (commercialised business unit, transferred from Housing and Public Works on 1 May 2012)

•	Corporate Administration Agency (shared service provider, transferred from Premier and Cabinet on 1 May 2012)

•	Queensland Shared Services (shared service provider, established on 1 July 2011 following merging of entities, CorpTech and Shared Service Agency, transferred from Housing and Public Works on 1 May 2012)

State Development, Infrastructure and Planning (renamed on 3 April 2012, previously Employment, Economic Development and Innovation)

•	Property Services Group (commercialised business unit)

Tourism, Major Events, Small Business and the Commonwealth Games (created on 3 April 2012)

•	Events Queensland Pty Ltd (transferred from Premier and Cabinet on 1 May 2012)

•	Gold Coast Events Co Pty Ltd (transferred from Communities on 1 July 2011)

Transport and Main Roads

•	RoadTek (commercialised business unit)

Other General Government entities

Anti-Discrimination Commission

Australian Agricultural College Corporation

Board of the Queensland Museum

•	Queensland Museum Foundation Trust

City North Infrastructure Pty Ltd

Commission for Children and Young People and Child Guardian

Crime and Misconduct Commission

Electoral Commission of Queensland

Gold Coast 2018 Commonwealth Games Corporation (established on 1 January 2012)

Gold Coast Institute of TAFE

Health Quality and Complaints Commission

Legal Aid Queensland

Legislative Assembly

Library Board of Queensland

•	Queensland Library Foundation

Motor Accident Insurance Commission

Nominal Defendant

Office of the Governor

Office of the Information Commissioner

Office of the Ombudsman

Prostitution Licensing Authority

Public Service Commission

QRAA

Queensland Art Gallery Board of Trustees

•	Queensland Art Gallery Foundation

Queensland Audit Office

Queensland Building Services Authority

Queensland Future Growth Corporation

Queensland Performing Arts Trust

Queensland Reconstruction Authority

Queensland Studies Authority

Residential Tenancies Authority

South Bank Corporation

Southbank Institute of Technology

The Council of the Queensland Institute of Medical Research

6-82	Audited Consolidated Financial Statements 2011–12 – Government of Queensland

Notes to the Financial Statements

55.	Controlled entities continued

Other General Government entities continued

The Public Trustee of Queensland

Tourism Queensland

TransLink Transit Authority

Urban Land Development Authority

Workers’ Compensation Regulatory Authority (QComp)

Public Non-financial Corporations

CS Energy Ltd

•	Aberdare Collieries Pty Ltd

•	Callide Energy Pty Ltd

•	CS Energy Group Holdings Pty Ltd (previously Swanbank Energy Pty Ltd)

•	CS Energy Group Operations Holdings Pty Ltd (previously SE CSE Pty Ltd)

•	CS Energy Kogan Creek Pty Ltd

•	CS Energy Oxyfuel Pty Ltd

•	CS Kogan (Australia) Pty Ltd

•	Kogan Creek Power Pty Ltd

•	Kogan Creek Power Station Pty Ltd

•	Manzillo Insurance (PCC) Ltd—Cell EnMach

Energex Ltd

•	Energy Impact Pty Ltd

•	Metering Dynamics Business Support Pty Ltd

•	Queensland Energy Services Team Pty Ltd

•	Varnsdorf Pty Ltd

•	VH Energy Holdings Pty Ltd

•	VH Finance Pty Ltd

•	VH Operations Pty Ltd

Ergon Energy Corporation Limited

•	Ergon Energy Queensland Pty Ltd

•	Ergon Energy Telecommunications Pty Ltd

Far North Queensland Ports Corporation Limited

Gladstone Area Water Board

Gladstone Ports Corporation Limited

Mount Isa Water Board

North Queensland Bulk Ports Corporation Limited

•	Mackay Ports Limited (dormant from 31 March 2012)

•	Ports Corporation of Queensland Limited (dormant from 31 March 2012)

Port of Townsville Limited

Powerlink Queensland

•	Harold Street Holdings Pty Ltd

•	Powerlink Transmission Services Pty Ltd

Queensland Bulk Water Supply Authority

•	South East Queensland Water Corporation Limited (deregistered on 15 August 2012)

Queensland Bulk Water Transport Authority

Queensland Manufactured Water Authority (transferred to Queensland Bulk Water Supply Authority on 1 July 2011)

•	South East Queensland (Gold Coast) Desalination Company Pty Ltd

•	Western Corridor Recycled Water Pty Limited

Queensland Rail Limited

•	On Track Insurance Pty Ltd

Queensland Treasury Holdings Pty Ltd (controlled entity of Queensland Treasury and Trade)

•	Brisbane Port Holdings Pty Ltd

•	DBCT Holdings Pty Ltd

•	Network Infrastructure Company Pty Ltd

•	Queensland Airport Holdings (Cairns) Pty Ltd

•	Queensland Airport Holdings (Mackay) Pty Ltd

•	Queensland Lottery Corporation Pty Ltd

Queensland Water Infrastructure Pty Ltd (ceased 31 March 2012)

SEQ Water Grid Manager

Southern Regional Water Pipeline Company Pty Ltd (ceased 30 June 2012)

Stadiums Queensland

Audited Consolidated Financial Statements 2011–12 – Government of Queensland	6-83

Notes to the Financial Statements

55.	Controlled entities continued

Public Non-financial Corporations continued

Stanwell Corporation Limited

•	CS Energy Mica Creek Pty Ltd (transferred from CS Energy Ltd on 1 July 2012)

•	CS North West Pty Ltd (transferred from CS Energy on 1 July 2012)

•	Energy Portfolio 1 Pty Ltd (dormant)

•	Glen Wilga Coal Pty Ltd (dormant, transferred to Stanwell Corporation Limited on 1 July 2011)

•	Goondi Energy Pty Ltd

•	Tarong Energy Corporation Pty Ltd (dormant, transferred to Stanwell Corporation Limited on 1 July 2011)

•	Tarong Fuel Pty Ltd (transferred to Stanwell Corporation Limited on 1 July 2011)

•	Tarong North Pty Ltd (transferred to Stanwell Corporation Limited on 1 July 2011)

•	TEC Coal Pty Ltd (transferred to Stanwell Corporation Limited on 1 July 2011)

•	TN Power Pty Ltd (transferred to Stanwell Corporation Limited on 1 July 2011)

SunWater Limited

•	Burnett Water Pty Ltd

•	Eungella Water Pipeline Pty Ltd

•	North West Queensland Water Pipeline Pty Ltd

The Trustees of Parklands Gold Coast

ZeroGen Pty Ltd (in liquidation)

Public Financial Corporations

QIC Limited

•	Canberra Centre Investments Pty Ltd

•	Eastland Property Holdings Pty Ltd

•	Innovis Investments Pty Ltd

•	Martin Place Management Limited

•	Pacific Echo Pty Limited

•	QBF No. 1 Pty Ltd

•	QBF No. 2 Pty Ltd

•	QIC Asia Real Estate Investments Pty Ltd

•	QIC Coomera Pty Ltd

•	QIC Developments Pty Ltd

•	QIC European Investment Services Limited

•	QIC Helensvale Pty Ltd

•	QIC Hi Yield Pty Ltd

•	QIC Infrastructure Management Pty Ltd

•	QIC Infrastructure Management No. 2 Pty Ltd

•	QIC Infrastructure Management No. 3 Pty Ltd

•	QIC Infrastructure Management No. 4 Pty Ltd

•	QIC International Real Estate Investments Pty Ltd

•	QIC Investments No.1 Pty Ltd

•	QIC Investments No.2 Pty Ltd

•	QIC Investments No.3 Pty Ltd

•	QIC Logan Hyperdome Pty Ltd

•	QIC Merry Hill Pty Ltd

•	QIC Noosa Civic Pty Ltd

•	QIC North America Investments Pty Ltd

•	QIC North Asia Real Estate Investment Pty Ltd

•	QIC Private Capital Pty Ltd

•	QIC Properties Pty Ltd

•	QIC Property Investments (Jersey) No. 1 Limited

•	QIC Property Investments (Jersey) No. 2 Limited

•	QIC Property Management Pty Ltd

•	QIC Real Estate Funds Pty Ltd

•	QIC Real Estate Pty Ltd

•	QIC Retail (No 2) Pty Ltd

•	QIC Retail Pty Ltd

•	QIC Ringwood Pty Ltd

•	QIC Robina Pty Ltd

•	QIC Strategy No. 1 Pty Ltd

•	QIC Strategy No. 1A Pty Ltd

6-84	Audited Consolidated Financial Statements 2011–12 – Government of Queensland

Notes to the Financial Statements

55.	Controlled entities continued

Public Financial Corporations continued

QIC Limited continued

•	QIC Strategy No. 2 Pty Ltd

•	QIC Strategy No. 2A Pty Ltd

•	QIC Toowoomba Pty Ltd

•	QIC (UK) Management Limited

•	QIC US Management, Inc

•	QIC Global Real Estate (US), Inc

•	QIC GRE Management (US), Inc

•	QIC (US) Investment Services, Inc

•	QIC Westpoint Pty Ltd

•	QPC Investments No. 1 Pty Ltd

•	Queensland BioCapital Funds Pty Ltd

•	Watergardens Pty Ltd

Queensland Treasury Corporation

WorkCover Queensland

56.     Reconciliation to GFS *

Reconciliation to GFS Net Operating Balance

						Total State
	Notes	GGS	PNFC	PFC	Elims	Sector
		$M	$M	$M	$M	$M
2012
Net result from transactions -
Net operating balance (as per Operating Statement)		(233)	707	(1,657)	(875)	(2,058)
Convergence differences
Other operating expenses - onerous contract	a	—	(134)	—	—	(134)
Other property expenses - income transferred by Public Enterprises as dividends	b	—	(859)	(16)	875	—

Total convergence differences		—	(993)	(16)	875	(134)

GFS Net Operating Balance		(233)	(286)	(1,673)	—	(2,192)

2011
Net result from transactions -
Net operating balance (as per Operating Statement)		(1,466)	257	(1,716)	(850)	(3,776)
Convergence differences
Other operating expenses - onerous contract	a	—	—	—	—	—
Other property expenses - income transferred by Public Enterprises as dividends	b	—	(830)	(20)	850	—

Total convergence differences		—	(830)	(20)	850	—

GFS Net Operating Balance		(1,466)	(573)	(1,736)	—	(3,776)

Notes:

The convergence differences comprise:

a.	The Operating Statement treats onerous contract expenses as other economic flows included in the operating result. GFS only recognises expenses from transactions when payments are made from the provision.

This difference flows through to the Total State Sector.

b.	GFS treats dividends to owners as an expense, whereas in the Operating Statement, they are treated as a distribution to owners and therefore a direct debit to equity.

The differences do not flow through to the Total State Sector as they arise from intersector transactions.

An elimination difference arises in respect of social benefits of $68 million (2011, $67 million) in the GGS and $62 million (2011, $54 million) in the Total State Sector. In accordance with the ABS GFS Manual, certain transactions within and between the GGS and the PNFC sector are not eliminated on consolidation of the GGS or Total State Sector, whereas under AASB 127, intragroup transactions are eliminated in full. These benefits are grossed up for GFS reporting in Sales of goods and services and other operating expenses and there is no net effect on the Net operating balance.

Audited Consolidated Financial Statements 2011–12 – Government of Queensland	6-85

Notes to the Financial Statements

56.	Reconciliation to GFS * continued

Reconciliation to GFS Net Lending/(Borrowing)

						Total State
	Notes	GGS	PNFC	PFC	Elims	Sector
		$M	$M	$M	$M	$M
2012
Net Lending/(Borrowing) (as per Operating Statement)		(5,482)	(927)	(1,721)	(875)	(9,004)
Convergence differences
Relating to net operating balance		—	(993)	(16)	875	(134)
Purchases of non-financial assets	a	(229)	—	—	—	(229)
Sales of non-financial assets	a	141	—	—	—	141
Change in net inventories	a, b	7	—	—	—	7

GFS Net Lending/(Borrowing)		(5,562)	(1,920)	(1,737)	—	(9,219)

2011
Net Lending/(Borrowing) (as per Operating Statement)		(7,049)	(2,209)	(1,758)	(852)	(11,867)
Convergence differences
Relating to net operating balance		—	(830)	(20)	850	—
Purchases of non-financial assets	a	(223)	—	—	—	(223)
Sales of non-financial assets	a	119	—	—	—	119
Change in net inventories	a, b	74	(5)	—	—	69

GFS Net Lending/(Borrowing)		(7,080)	(3,044)	(1,778)	(2)	(11,903)

Notes:

The convergence differences comprise:

a.      GFS treats purchases and sales of land inventories and assets held for rental and subsequently held for sale as purchases and sales of non-financial assets. These are reflected in changes in net inventories for AASB1049.

b.      For AASB 1049, change in net inventories includes total changes in the balance of land inventories and assets held for rental and subsequently held for sale.

         Reconciliation to GFS Total Change in Net Worth

2012
Comprehensive result—total change in net worth before transactions with owners as owners (as per Operating Statement)		(7,222)	242	459	(4,476)	(10,998)
Convergence differences
Income transferred from Public Enterprises as dividends	a	—	(859)	(16)	875	—
Relating to other economic flows
Impairment of Receivables	b	97	(3)	2	—	95
Net gain on investments in other entities	c	147	—	—	(147)	—
Deferred income tax equivalents	d	(351)	273	78	—	—
Net restoration costs	e	(10)	39	—	—	29
Onerous contracts	f	1	(182)	2	—	(179)
Remeasurement of shares and other contributed capital	g	—	490	(526)	36	—

Total convergence differences		(117)	(242)	(459)	764	(55)

GFS Total Change in Net Worth		(7,339)	—	—	(3,712)	(11,053)

6-86	Audited Consolidated Financial Statements 2011–12 – Government of Queensland

Notes to the Financial Statements

56.	Reconciliation to GFS * continued

Reconciliation to GFS Total Change in Net Worth continued

						Total State
	Notes	GGS	PNFC	PFC	Elims	Sector
		$M	$M	$M	$M	$M
2011
Comprehensive result—total change in net worth before transactions with owners as owners (as per Operating Statement)		2,288	1,590	1,234	(7,745)	(2,632)
Convergence differences
Income transferred from Public Enterprises as dividends	a	—	(830)	(20)	850	—
Relating to other economic flows
Impairment of receivables	b	19	(9)	1	—	11
Net gain on investments in other entities	c	(1,356)	—	—	1,356	—
Deferred income tax equivalents	d	912	(888)	(24)	—	—
Net restoration costs	e	2	174	—	—	176
Onerous contracts	f	—	245	1	—	246
Other
Remeasurement of shares and other contributed capital	g	—	(282)	(1,193)	1,475	—

Total convergence differences		(424)	(1,590)	(1,234)	3,682	433

GFS Total Change in Net Worth		1,8645	—	—	(4,063)	(2,199)

Notes:

The convergence differences comprise:

a.	GFS treats dividends to owners as an expense, whereas in the Operating Statement, they are treated as a distribution to owners and therefore a direct debit to equity. The differences do not flow through to the Total State Sector as they arise from intersector transactions.

b.	GFS does not recognise impairment of receivables, whereas the Operating Statement recognises impairment of receivables and classifies them as other economic flows. The total difference of $95 million (2011, $11 million) flows through to the Total State Sector.

c.	The measurement of equity investments in other public sector entities differs for GFS in that for example, allowance for impairment of receivables, onerous contract provisions and deferred income tax balances are not recognised in net worth under GFS.

d.	GFS does not recognise deferred income tax equivalents at all, whereas the Operating Statement recognises the deferred income tax equivalents and classifies them as other economic flows. The differences do not flow through to the Total State Sector as they arise from intersector transactions.

e.	GFS does not recognise restoration costs, whereas restoration costs have been recognised in the Operating Statement. This difference flows through to the Total State Sector.

f.	The Operating Statement treats onerous contract expenses as other economic flows included in the operating result. GFS only recognises expenses from transactions when payments are made from the provision. This difference flows through to the Total State Sector.

g.	GFS measures net worth as assets less liabilities less shares/contributed equity (remeasured). Shares/contributed equity are not deducted under Australian Accounting Standards.

Audited Consolidated Financial Statements 2011–12 – Government of Queensland	6-87

Notes to the Financial Statements

56.	Reconciliation to GFS * continued

Reconciliation to GFS Net Worth

						Total State
	Notes	GGS	PNFC	PFC	Elims	Sector
		$M	$M	$M	$M	$M
2012
Net Worth (as per Balance Sheet)		170,653	19,436	(1,519)	(26,613)	161,958
Convergence differences
Financial assets
Accounts receivable	a	548	14	5	—	566
Investment in other entities	b	975	—	—	(975)	—
Non-financial assets
Restoration assets	c	(15)	(65)	—	—	(79)
Deferred tax assets	d	(5,449)	(838)	(498)	6,784	—
Liabilities
Deferred tax liabilities	e	1,335	5,442	7	(6,783)	—
Restoration provision	f	2	374	1	—	377
Provision onerous contracts	g	1	215	4	—	220
Shares and other contributed equity	h	—	(24,578)	2,000	22,578	—

Total convergence differences		(2,602)	(19,436)	1,519	21,604	1,084

GFS Net Worth		168,051	—	—	(5,009)	163,042

2011
Net Worth (as per Balance Sheet)		177,875	20,744	(1,962)	(23,702)	172,956
Convergence differences
Financial assets
Accounts receivable	a	451	17	3	—	471
Investment in other entities	b	828	—	—	(828)	—
Non-financial assets
Restoration assets	c	(5)	(46)	—	—	(51)
Deferred tax assets	d	(5,090)	(751)	(577)	6,418	—
Liabilities
Deferred tax liabilities	e	1,328	5 0, 82	7	(6,418)	—
Restoration provision	f	2	317	—	—	320
Provision onerous contracts	g	—	397	2	—	399
Shares and other contributed equity	h	—	(25,760)	2,526	23,234	—

Total convergence differences		(2,485)	(20,744)	1,962	22,406	1,138

GFS Net Worth		175,390	—	—	(1,296)	174,094

Notes:

The convergence differences comprise:

a.	GFS does not recognise impairment of receivables, whereas an allowance for impairment of receivables is recognised in the Balance Sheet. This total difference of $566 million (2011, $471 million) flows through to the Total State Sector.

b.	The measurement of equity investments in other public sector entities differs for GFS in that for example, allowance for impairment of receivables, net restoration provisions, onerous contract provisions and deferred income tax balances are not recognised in net worth under GFS. In addition, the negative net worth of individual public sector entities is included in the GGS valuation of those entities.

c.	GFS does not recognise restoration assets, whereas restoration assets have been recognised in the Balance Sheet. This difference flows through to the Total State Sector.

d.	GFS does not recognise deferred tax assets, whereas deferred tax assets are classified as non-financial assets in the Balance Sheet. The difference does not flow through to the Total State Sector as it arises from intersector transactions.

e.	GFS does not recognise deferred tax liabilities at all, whereas deferred tax liabilities are classified as non-financial liabilities in the Balance Sheet. The difference does not flow through to the Total State Sector as it arises from intersector transactions.

f.	GFS does not recognise restoration provisions, whereas restoration provisions have been recognised in the Balance Sheet. This difference flows through to the Total State Sector.

g.	GFS does not recognise provision for onerous contracts, whereas a provision for onerous contracts is recognised in the Balance Sheet. This difference flows through to the Total State Sector.

h.	GFS measures net worth as assets less liabilities less shares/contributed equity. Shares/contributed equity are not deducted under Australian Accounting Standards.

.

6-88	Audited Consolidated Financial Statements 2011–12 – Government of Queensland

Notes to the Financial Statements

56.	Reconciliation to GFS * continued

Reconciliation to GFS Cash Surplus/(Deficit)

						Total State
	Notes	GGS	PNFC	PFC	Elims	Sector
		$M	$M	$M	$M	$M
2012
Cash surplus/(deficit)		(4,901)	(1,788)	(1,606)	(245)	(8,540)
Convergence differences
Acquisitions under finances leases and similar arrangements	a	(95)	—	—	—	(95)

GFS Cash Surplus/(Deficit)		(4,996)	(1,788)	(1,606)	(245)	(8,635)

2011
Cash surplus/(deficit)		(5,880)	(3,392)	(1,542)	91	(10,723)
Convergence differences
Acquisitions under finances leases and similar arrangements	a	(88)	(4)	—	—	(92)

GFS Cash Surplus/(Deficit)		(5,968)	(3,397)	(1,542)	91	(10,816)

Notes:

a.	The convergence differences arise because GFS recognises a notional cash outflow relating to new finance leases and similar arrangements in calculating cash surplus/(deficit), whereas the Cash Flow Statement does not recognise notional cash flows. This total difference flows through to the Total State Sector.

*	Determined in accordance with the ABS GFS Manual.

	General Government
	Sector		Total State Sector
	2012	2011	2012	2011
	$M	$M	$M	$M
57. Expenses from transactions by function
General public services	1,706	1,649	1,898	1,795
Public order and safety	3,873	3,643	3,827	3,602
Education	10,095	9,801	10,041	9,757
Health	11,881	11,205	11,766	11,115
Social security and welfare	3,356	2,674	3,282	2,612
Housing and community amenities	1,779	1,661	2,186	2,120
Recreation and culture	1,057	1,161	1,103	1,196
Fuel and energy	518	466	3,817	3,597
Agriculture, forestry, fishing and hunting	776	826	882	917
Mining, manufacturing and construction	252	259	251	247
Transport and communications	5,756	5,331	6,796	7,229
Other economic affairs	912	877	901	876
Other purposes	4,067	3,926	8,041	8,309

	46,027	43,479	54,789	53,372

Continuing Operations	46,027	43,479	54,789	52,079
Discontinuing Operations	—	—	—	1,293

	46,027	43,479	54,789	53,372

Audited Consolidated Financial Statements 2011–12 – Government of Queensland	6-89

Notes to the Financial Statements

	General Government
	Sector		Total State Sector
	2012	2011	2012	2011
	$M	$M	$M	$M

58. Sector assets by function
General public services	3,884	3,648	3,324	2,356
Public order and safety	7,053	7,024	6,973	6,963
Education	18,859	18,850	18,861	18,859
Health	9,987	8,667	9,967	8,646
Social security and welfare	364	772	360	765
Housing and community amenities	17,780	18,109	23,177	23,564
Recreation and culture	5,922	5,667	6,867	6,644
Fuel and energy	7,434	6,598	33,068	30,436
Agriculture, forestry, fishing and hunting	65,508	68,567	66,246	69,315
Mining, manufacturing and construction	973	1,526	964	1,517
Transport and communications	56,472	51,147	68,607	64,822
Other purposes and economic affairs[1]	49,336	49,382	61,334	59,521

	243,573	239,957	299,748	293,408

[1]	Includes Crown land subject to lease for a range of purposes and investments held in trust.

59.	Discontinued operations

On 2 June 2009, the then Queensland Government announced its intention to undertake a significant asset sale program. At the end of 2010-11 this program was completed with the finalisation of the Forestry Plantations Queensland 99 year licence sale, the QR Limited Initial Public Offering (IPO), the lease of the Ports of Brisbane and Abbot Point Coal Terminal to the private sector and the transfer of Queensland Motorways Limited to an investment trust of QIC.

Financial Performance information in relation to discontinued operations

	2012	2011
	$M	$M
Revenue	—	1,717
Employee Expenses	—	(445)
Depreciation	—	(118)
Other expenses	—	(730)

Net Operating Balance from discontinued operations	—	424
Other economic flows from discontinued operations	—	(55)

Operating Result from discontinued operations	—	369

Net cash flows from operating activities	—	567
Net cash flows from investing activities	—	3,159
Net cash flows from financing activities	—	—

Net cash flows from discontinued operations	—	3,726

6-90	Audited Consolidated Financial Statements 2011–12 – Government of Queensland

Notes to the Financial Statements

60.	Future developments

Redundancies/reductions in the public service

As part of the Government’s efforts to repair the State’s fiscal positions, it is expected that there will be around 10,600 full-time-equivalent (FTE) redundancies for departments in 2012-13, which represents 5.5% of total estimate FTE for departments in 2012-13. The total reduction in FTE positions in the public service is expected to be around 14,000 after discontinuing temporary positions and not filling vacant positions. The redundancies and reductions are targeted at non-frontline service areas as part of the service reprioritisation and organisational restructure within departments.

Bulk water restructure

During the year, the Government has announced its intention to undertake further structural consolidation of the South East Queensland (SEQ) bulk water industry, including the merger of the three SEQ bulk water entities (LinkWater, Seqwater and SEQ Water Grid Manager) into a single bulk water business, as well as the abolition of the Queensland Water Commission.

Whilst a program to commence the merger process has been initiated, the Government has yet to make some key decisions on the future institutional structure, including the financial arrangements. Furthermore, the legislation to facilitate the reform is yet to be finalised and introduced into Parliament.

As mentioned in Note 62, assumptions used in impairment calculations are sensitive to changes in bulk water pricing parameters set by the State, and restructuring of water entities may result in changes to asset values.

Electricity sector reform

In May 2012, the Government established an Interdepartmental Committee (IDC) on Electricity Sector Reform to review all aspects of the sector that impact on electricity costs, specifically energy supply, network costs and retail competition. The IDC will deliver a final report to the Government in January 2013. The IDC is likely to recommend changes to the structure of the electricity sector in Queensland to facilitate delivery of service more efficiently.

Health reform

In August 2011, the Government signed the National Health Reform Agreement, committing to major changes in the way that health services in Australia are funded and governed. These changes are effective from 1 July 2012 and include:

•

Moving to a purchaser-provider model, with health service delivery to be purchased from legally independent hospital networks (statutory bodies to be known as Hospital and Health Services (HHSs) in Queensland);

•	Introducing national funding models and a national efficient price for services, with the majority of services to be funded on an activity unit basis into the future; and

•	Defining a refocused role for state governments in managing the health system, including:

•	The use of purchasing arrangements and other levers to drive access and clinical service improvements within and across the HHSs; and

•

A responsibility to intervene to remediate poor performance, either at the state’s initiative or in response to prompting by the National Health Performance Authority, which will publicly report on performance of the HHSs and healthcare facilities.

Carbon pricing floor price

The Federal Government announced on the 28 August 2012 that the planned floor price on carbon permits during the floating price period has been removed. Any impact of this change has not been incorporated into the asset values disclosed in this report.

Audited Consolidated Financial Statements 2011–12 – Government of Queensland	6-91

Notes to the Financial Statements

61.	General Government Sector budget to actual comparison

Operating Statement

		Published
		Budget	Actual
	Variance	2012	2012	Change	Change
	Notes	$M	$M	$M	%
Revenue from Transactions
Taxation revenue		10,527	10,608	81	0.8%
Grants revenue	1	20,262	22,652	2,391	11.8%
Sales of goods and services	2	4,559	4,996	437	9.6%
Interest income		2,477	2,484	6	0.3%
Dividend and income tax equivalents income		1,047	1,112	65	6.2%
Other revenue	3	4,134	3,942	(192)	-4.6%
Total Revenue from Transactions		43,007	45,794	2,787	6.5%
Less Expenses from Transactions
Employee expenses		17,932	18,250	318	1.8%
Superannuation expenses
Superannuation interest cost		1,201	1,216	15	1.3%
Other superannuation expenses		2,212	2,301	89	4.0%
Other operating expenses	4	9,597	8,821	(776)	-8.1%
Depreciation and amortisation		2,872	2,777	(95)	-3.3%
Other interest expense	5	1,747	1,659	(88)	-5.0%
Grants expenses	6	11,504	11,004	(501)	-4.4%
Total Expenses from Transactions		47,065	46,027	(1,038)	-2.2%
Equals Net Operating Balance		(4,058)	(233)	3,825
Other Economic Flows - Included in Operating Result
Gain on sale of assets and investments		20	—	(20)	-100.0%
Revaluation increments and impairment loss reversals		12	329	318	2686.5%
Loss on sale of assets and investments		(26)	(83)	(57)	218.8%
Asset write-down, revaluation decrements and impairment loss		(229)	(531)	(302)	131.9%
Actuarial adjustments to liabilities		—	(260)	(260)	N/A
Deferred income tax equivalents		132	282	151	114.5%
Dividends and tax equivalents treated as capital returns		—	82	82	N/A
Other		(6)	22	27	-492.7%
Total Other Economic Flows - Included in Operating	7	(97)	(159)	(62)	63.6%
Result
Operating Result		(4,155)	(391)	3,763
Other Economic Flows - Other Movements in Equity
Revaluations	8	3,224	(7,238)	(10,462)	-324.5%

Other		(13)	408	420	-3298.8%
Total Other Economic Flows - Other Movements in Equity		3,211	(6,830)	(10,042)	-312.7%
Comprehensive Result - Total Changes in Net Worth		(943)	(7,222)	(6,279)
KEY FISCAL AGGREGATES
Net Operating Balance		(4,058)	(233)	3,825	-94.3%
Less Net Acquisition/(Disposal) of Non-Financial Assets
Purchases of non-financial assets		7,180	7,930	750	10.5%
Less Sales of non-financial assets		226	198	(28)	-12.3%
Less Depreciation		2,872	2,777	(95)	-3.3%
Plus Change in inventories		39	55	16	42.0%
Plus Other movement in non-financial assets		213	238	25	11.8%
Equals Total Net Acquisition/(Disposal) of Non-Financial Assets		4,334	5,249	915	21.1%
Equals Net Lending/(Borrowing)		(8,392)	(5,482)	2,910	-34.7%

6-92	Audited Consolidated Financial Statements 2011–12 – Government of Queensland

Notes to the Financial Statements

61.	General Government Sector budget to actual comparison continued

Balance Sheet

		Published
		Budget	Actual
	Variance	2012	2012	Change	Change
	Notes	$M	$M	$M	%
Assets
Financial Assets
Cash and deposits	9	353	865	512	144.8%
Receivables and loans
Receivables		3,864	4,087	224	5.8%
Advances paid	10	1,011	687	(324)	-32.1%
Loans paid		108	115	7	6.6%
Securities other than shares		33,980	34,124	144	0.4%
Shares and other equity investment
Investments in public sector entities	11	18,985	21,602	2,617	13.8%
Investments in other entities		7	8	1	18.2%
Investments accounted for using equity method		112	140	28	24.8%
Total Financial Assets		58,420	61,628	3,208	5.5%
Non-Financial Assets
Inventories		754	738	(16)	-2.1%
Assets held for sale		163	145	(18)	-11.2%
Investment properties		274	188	(85)	-31.1%
Biological assets		8	11	2	26.8%
Property, plant and equipment	12	181,586	174,278	(7,308)	-4.0%
Intangibles		923	846	(77)	-8.4%
Deferred tax asset		5,557	5,449	(108)	-1.9%
Other non-financial assets		350	290	(61)	-17.3%
Total Non-Financial Assets		189,616	181,945	(7,671)	-4.0%
Total Assets		248,035	243,573	(4,463)	-1.8%
Liabilities
Payables	13	3,218	3,888	670	20.8%
Employee benefit obligations
Superannuation liability	14	25,764	30,626	4,862	18.9%
Other employee benefits		4,908	5,096	187	3.8%
Deposits held		5	1	(4)	-76.8%
Borrowings and advances
Advances received	15	735	425	(310)	-42.2%
Borrowings	16	33,185	29,513	(3,671)	-11.1%
Securities other than shares		—	—	—	N/A
Deferred tax liability		1,322	1,335	13	1.0%
Provisions		1,314	1,451	137	10.5%
Other liabilities		562	584	22	3.9%
Total Liabilities		71,013	72,920	1,907	2.7%
Net Assets		177,023	170,653	(6,370)	-3.6%
Net Worth
Accumulated surplus		83,908	82,995	(913)	-1.1%
Reserves		93,114	87,658	(5,457)	-5.9%
Total Net Worth		177,023	170,653	(6,370)	-3.6%

KEY FISCAL AGGREGATES
Net Financial Worth		(12,593)	(11,292)	1,301	-10.3%
Net Financial Liabilities		31,578	32,894	1,316	4.2%
Net Debt		(1,528)	(5,851)	(4,323)	282.9%

Audited Consolidated Financial Statements 2011–12 – Government of Queensland	6-93

Notes to the Financial Statements

61.	General Government Sector budget to actual comparison continued

Cashflow Statement

		Published
		Budget	Actual
	Variance	2012	2012	Change	Change
	Notes	$M	$M	$M	%
Cash Flows from Operating Activities
Cash received
Taxes received		10,526	10,656	130	1.2%
Grants and subsidies received	17	20,275	22,749	2,474	12.2%
Sales of goods and services		5,161	5,245	84	1.6%
Interest receipts		2,477	2,480	3	0.1%
Dividends and income tax equivalents	18	1,201	1,087	(113)	-9.5%
Other receipts		6,028	5,921	(107)	-1.8%
		45,668	48,138	2,470	5.4%
Cash paid
Payments for employees		(20,704)	(21,289)	(586)	2.8%
Payments for goods and services	19	(11,673)	(10,687)	986	-8.4%
Grants and subsidies		(11,482)	(11,063)	419	-3.6%
Interest paid		(1,747)	(1,667)	80	-4.6%
Other payments	20	(1,023)	(599)	424	-41.4%
		(46,629)	(45,306)	1,323	-2.8%
Net Cash Flows from Operating Activities		(961)	2,832	3,793	-394.6%
Cash Flows from Investing Activities
Non-Financial Assets
Purchases of non-financial assets	21	(7,180)	(7,930)	(750)	10.5%
Sales of non-financial assets		226	198	(28)	-12.3%
		(6,954)	(7,732)	(778)	11.2%
Financial Assets (Policy Purposes)
Equity acquisitions	22	(484)	(556)	(72)	14.9%
Equity disposals	22	—	1,816	1,816	N/A
		(484)	1,260	1,745	-360.2%

Financial Assets (Liquidity Purposes)
Sales of investments		3,533	2,842	(691)	-19.6%
Purchases of investments	23	(4,578)	(3,679)	899	-19.6%
		(1,045)	(837)	208	-19.9%
Net Cash Flows from Investing Activities		(8,483)	(7,309)	1,174	-13.8%
Cash Flows from Financing Activities
Cash received
Advances received		248	3	(246)	-98.8%
Proceeds of borrowing		9,824	9,825	1	0%
		10,073	9,828	(245)	-2.4%
Cash paid
Advances paid		(28)	(22)	6	-21.5%
Borrowing repaid		(893)	(3,664)	(2,771)	310.4%
		(921)	(3,686)	(2,765)	300.3%

Net Cash Flows from Financing Activities	24	9,152	6,142	(3,010)	-32.9%
Net increase/(decreased) in Cash and Deposits Held		(293)	1,664	1,957	-668.4%
Cash and deposits at the beginning of the financial year		646	(799)	(1,445)	-223.7%
Cash and Deposits Held at the End of the Financial Year		353	865	512	145.0%

KEY FISCAL AGGREGATES
Net Cash from Operating Activities		(961)	2,832	3,793	-394.6%
Net Cash Flow from Investments in Non-Financial Assets		(6,954)	(7,732)	(778)	11.2%
CASH SURPLUS/(DEFICIT)		(7,915)	(4,901)	3,015	-38.1%

6-94	Audited Consolidated Financial Statements 2011–12 – Government of Queensland

Notes to the Financial Statements

61.	General Government Sector budget to actual comparison continued

Variance notes

1	Grants revenue has increased $2.391 billion over the original 2011-12 Budget. The significant increase is largely due to the Australian Government’s payment towards Queensland’s flood and cyclone reconstruction effort under the Natural Disaster Relief and Recovery Arrangements ($1.787 billion) and roads funding ($1.094 billion) partly offset by a decrease in GST distributed to Queensland ($457 million).

2	Sales of goods and services increased by $437 million over the original budget largely reflecting a reallocation of Parents and Citizens association contributions from grant revenue, higher recoverable road works, including for local government natural disaster restoration, and higher user charges to recover health expenses.

3	Other revenue was $192 million lower than the original 2011-12 Budget. Royalties and land rents income was $501 million lower than original budget largely due to a slower than expected recovery following the 2010-11 natural disasters and lower coal demand. The decline in royalties was partially offset by higher school revenues following the first time consolidation of all balances for school transactions by the Department of Education, Training and Employment, higher land contributions from developers and a number of other small increases over various agencies.

4	Other operating expenses was $776 million lower than budgeted primarily due to the reprofiling of spending on disasters and the capitalising of such disaster costs. Savings were also implemented following the election of a new government in March 2012.

5	Other interest expense was $88 million below the 2011-12 Budget due to lower average levels of borrowings.

6	Grants expenses are $501 million than estimated in the original 2011-12 Budget. This is mainly due to nearly $400 million reduction in funding for Natural Disaster Relief and Recovery Arrangements to local governments due to delays in the completion of reparation works and disruptions from new disasters.

7	Total other economic flows—Included in operating result decreased $62 million from the 2011-12 Budget estimate of negative $97 million. Valuation adjustments such as increments and decrements on assets (except for decommissioned road infrastructure) are not generally budgeted for and largely offset each other. The actuarial adjustment of $260 million relates to long service leave and QGIF liabilities and is primarily a result of lower bond yields at year end than budgeted. The deferred income tax equivalents credits are higher than budgeted due to credits from WorkCover, which is a Public Finance Corporation and is not included in the Budget, and higher tax equivalents being recognised by electricity entities due to improved operating performance. Dividends and tax equivalents from privatisations are $82 million higher than budgeted due to the final dividend repatriation from the sale of Port of Brisbane Corporation Limited.

8	Revaluations included in other economic flows are lower than original Budget by $10.462 billion due to downward valuations of non-financial assets particularly by the Department of Environment and Heritage Protection ($2.886 billion), Department of Natural Resources and Mines ($2.042 billion), Department of Communities, Child Safety and Disability Services ($650 million), offset in part by impairment reversals by the Department of Transport and Main Roads ($1.660 billion). In addition, there was an actuarial loss of $5.2 billion on defined benefit superannuation liabilities mainly due to a significant decline in Commonwealth bond yields from 5.3% at the time of the 2011-12 Budget to 3.2% as at 30 June 2012 (refer to variance note 14 below).

9	Refer to Cash Flow Statement variances.

10	Advances paid are $324 million lower than 2011-12 Budget. The variance is largely due to lower than anticipated loans made by the Queensland Rural Adjustment Authority to householders and businesses affected by disasters.

11	Investment in public sector entities increased $2.617 billion from published Budget. This variance is primarily due to a change in accounting treatment in the valuation of negative equity in Public Financial and Non-financial entities to nil as required by the re-compiled AASB 1049. The change in accounting treatment increased the investment in PNFC and PFC sectors by $3.685 billion over the original Budget .This was partially offset by a decline in the value of the PNFC sector mainly as a result of the unbudgeted effect of the carbon tax on non-financial assets of $1.7 billion.

12	Property, plant and equipment decreased $7.308 billion since the 2011-12 Budget. The variance is largely due to lower opening balances of $2.888 billion resulting from the downwards valuations reported in the 2010-11 actuals, and the downward valuations of non-financial assets for 2011-12 of $5.2 billion (refer to variance note 8 above), offset in part by higher capital expenditure ($750 million, refer to variance note 25 below).

13	The $670 million increase in payables over the 2011-12 Budget is a result of a large number of changes such as capital payables for infrastructure related works and emergent works for Natural Disaster Relief and Recovery Arrangements by the Department of Transport and Main Roads ($359 million) and additional payables for the Department of Health ($55 million) for advance payments by the Commonwealth under the Health Reform legislation.

Audited Consolidated Financial Statements 2011–12 – Government of Queensland	6-95

Notes to the Financial Statements

61.	General Government Sector budget to actual comparison continued

Variance notes continued

14	The AASB 119 valuation of the defined benefit superannuation liability increased by $4.862 billion mainly as a result of the decline in market yields on Commonwealth bonds used to discount the expected future benefit obligations. At the time of the original Budget, yields on Commonwealth bonds matching the duration of the liabilities was 5.3%. As at 30 June 2012, these yields had declined to 3.2%.

15	Advances received are $310 million lower than 2011-12 Budget consistent with the variance in advances paid in variance note 10 above. The variance is largely due to lower than anticipated loans required from the Commonwealth to pass on to householders and businesses affected by disasters.

16	As the Cash Flow Statement shows, net borrowing requirements were much lower than budgeted due to increased cash flows from the Commonwealth. The gross borrowing in the Balance Sheet is accordingly lower by $3.671 billion.

17	Refer to variance note 1 above.

18	Dividends and income tax equivalent receipts are lower than budget by $113 million. This mainly represents lower than budgeted dividend receipts from Stanwell Corporation Limited following 2010-11 impairments resulting from the effect of the tax on carbon.

19	As per variance note 4 above, the decrease in payments for goods and services of $986 million largely reflects a change in the treatment of infrastructure repairs from being expensed to being capitalised, and reduced expenditure following the new Government’s savings measures. In addition, net land inventory purchases are lower than forecast.

20	Other payments are lower than the 2011-12 Budget by $424 million. This is mainly due to GST receipts and payments being netted off in the Budget and grossed up in the actuals.

21	The increase in payments for property, plant and equipment of $750 million from 2011-12 Budget, largely reflects a higher than expected completion rate on capital programs along with a change in the treatment of infrastructure repairs by the Department of Transport and Main Roads from being expensed to being capitalised.

22	Net equity funding to Public Non-financial and Financial Corporations increased by $72 million from the 2011-12 Budget with an unbudgeted equity injection to CS Energy Limited of $300 million, offset in part by lower than budgeted injections to Queensland Rail Limited.

Proceeds from equity disposals were $1.816 billion higher than budgeted, largely due to a delay in the repatriation of proceeds on the sale of the Abbot Point Coal Terminal to the 2011-12 financial year.

23	Net cash outflows for liquidity purposes are lower than budgeted as investments are liquidated to meet beneficiary payments as a result of separations.

24	Net cash flows from financing activities decreased $3.010 billion from the 2011-12 Budget largely due to the sector returning a net operating cash flow surplus in 2011-12 rather than the budgeted operating deficit. This increased operating inflow, while partly offset by increased purchases of non-financial assets ($750 million), led to less borrowings being required.

62.	Immaterial modified audit opinions of agency financial statements

The following matters were reported by the Auditor-General for individual agency financial statements which have been individually assessed as not having a material impact upon these General Government and Whole of Government financial statements:

•

The South East Queensland bulk water authorities (Queensland Manufactured Water Authority, the Queensland Bulk Water Supply Authority and the Queensland Bulk Water Transport Authority) have performed an impairment assessment on their bulk water assets based on current bulk water pricing arrangements under normal pricing principles for regulated assets. The assumptions used in the impairment assessment are particularly sensitive to changes in bulk water pricing parameters set by the State and this has been noted as an emphasis of matter in the audit reports of these entities.

6-96	Audited Consolidated Financial Statements 2011–12 – Government of Queensland

Certificate of Queensland State Government Financial Statements

General Government Sector and Total State Sector Consolidated Financial Statements 2011-12

Management Certificate

The foregoing GGS and Total State Sector consolidated financial statements have been prepared pursuant to section 25(1)(a) and (b) of the Financial Accountability Act 2009 and other prescribed requirements.

In our opinion and in terms of section 25(3) of the Financial Accountability Act 2009 , we certify that the GGS and Total State Sector consolidated financial statements have been properly drawn up, under the prescribed requirements, to present a true and fair view of:

(i) the financial operations and cash flows of the Government of Queensland for the financial year; and

(ii) the financial position of the Government of Queensland at 30 June 2012.

At date of certification of the statements, we are not aware of any material circumstances that would render any particulars included in the GGS and Total State Sector consolidated financial statements misleading or inaccurate.

David Newby, CA	Helen Gluer, MBA, BCom, FCPA, FAICD	TIM NICHOLLS MP
Manager, Fiscal Reporting	Under Treasurer	TREASURER AND
Queensland Treasury and Trade	Queensland Treasury and Trade	MINISTER FOR TRADE

Date 13 December 2012

Audited Consolidated Financial Statements 2011–12 – Government of Queensland	6-97

INDEPENDENT AUDITOR’S REPORT

To the Treasurer of Queensland

Report on the Financial Report

I have audited the accompanying financial report of the Government of Queensland including General Government Sector and Total State Sector, which comprises the balance sheet as at 30 June 2012, and the operating statement, statement of changes in net assets (equity) and cash flow statement for the year ended on that date, a summary of significant accounting policies, other explanatory notes and the certificates given by the Treasurer, Under Treasurer and the Manager, Fiscal Reporting. The financial report includes the consolidated financial statements of the Government of Queensland and the entities it controlled at the year’s end or from time to time during the financial year.

Responsibility for the Financial Report

The Treasurer, through Queensland Treasury and Trade, is responsible for the preparation and fair presentation of the financial report in accordance with prescribed accounting requirements identified in the Financial Accountability Act 2009 and with Accounting Standard AASB 1049 Whole of Government and General Government Sector Financial Reporting . AASB 1049 requires compliance with other applicable Australian Accounting Standards. This responsibility includes such internal control as the Treasurer determines is necessary to enable the preparation of the financial report that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

My responsibility is to express an opinion on the financial report based on the audit. The audit was conducted in accordance with the Auditor-General of Queensland Auditing Standards , which incorporate the Australian Auditing Standards. These auditing standards require compliance with relevant ethical requirements relating to audit engagements and that the audit is planned and performed to obtain reasonable assurance whether the financial report is free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial report. The procedures selected depend on the auditor’s judgement, including the assessment of risks of material misstatement of the financial report, whether due to fraud or error. In making those risk assessments, the auditor considers the entity’s internal control relevant to the entity’s preparation of the financial report in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control, other than in expressing an opinion on compliance with prescribed requirements. An audit also includes evaluating the appropriateness of accounting policies and the reasonableness of accounting estimates made by the Treasurer, as well as evaluating the overall presentation of the financial report and any mandatory financial reporting requirements as approved by the Treasurer for application in Queensland.

I believe that the audit evidence obtained is sufficient and appropriate to provide a basis for my audit opinion.

My opinion does not provide assurance on the underlying assumptions used in formulating the Budget figures disclosed in the financial statements.

Independence

The Auditor-General Act 2009 promotes the independence of the Auditor-General and all authorised auditors. The Auditor-General is the auditor of all Queensland public sector entities and can be removed only by Parliament.

The Auditor-General may conduct an audit in any way considered appropriate and is not subject to direction by any person about the way in which audit powers are to be exercised. The Auditor-General has for the purposes of conducting an audit, access to all documents and property and can report to Parliament matters which in the Auditor-General’s opinion are significant.

Opinion

In accordance with s.42 of the Auditor-General Act 2009 -

(a)	I have received all the information and explanations which I have required; and

(b)	in my opinion -

(i)	the prescribed requirements in respect of the establishment and keeping of accounts have been complied with in all material respects; and

(ii)	the financial report has been drawn up under prescribed requirements, so as to present a true and fair view, of the financial operations and cash flows of the Government of Queensland for the financial year 1 July 2011 to 30 June 2012 and of the financial position as at the end of that year.

6-98	Audited Consolidated Financial Statements 2011–12 – Government of Queensland

INDEPENDENT AUDITOR’S REPORT continued

Matters Relating to the Electronic Presentation of the Audited Financial Report

This auditor’s report relates to the financial report of the Government of Queensland including General Government Sector and Total State Sector for the financial year ended 30 June 2012. Where the financial report is included on the Queensland Treasury and Trade’s website, the Accountable Officer is responsible for the integrity of the Department’s website and I have not been engaged to report on the integrity of the Department’s website. The auditor’s report refers only to the subject matter described above. It does not provide an opinion on any other information which may have been hyperlinked to/from these statements or otherwise included with the financial report. If users of the financial report are concerned with the inherent risks arising from publication on a website, they are advised to refer to the hard copy of the audited financial report to confirm the information contained in this website version of the financial report.

These matters also relate to the presentation of the audited financial report in other electronic media including CD Rom.

A M GREAVES FCA FCPA	Queensland Audit Office
Auditor-General of Queensland	Brisbane

Audited Consolidated Financial Statements 2011–12 – Government of Queensland	6-99